     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 7, 2000.

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                                 H POWER CORP.
             (Exact name of registrant as specified in its charter)

                DELAWARE                                    3629                                   22-3010742
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                   Identification No.)

                           --------------------------

                               1373 BROAD STREET
                           CLIFTON, NEW JERSEY 07013
                                 (973) 450-4400
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                              DR. H. FRANK GIBBARD
                            CHIEF EXECUTIVE OFFICER
                                 H POWER CORP.
                               1373 BROAD STREET
                           CLIFTON, NEW JERSEY 07013
                                 (973) 450-4400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

         MERRILL M. KRAINES, ESQ.                      STEPHEN A. WEISS, ESQ.
        FULBRIGHT & JAWORSKI L.L.P.                   CLIFFORD E. NEIMETH, ESQ.
             666 FIFTH AVENUE                          GREENBERG TRAURIG, LLP
         NEW YORK, NEW YORK 10103                       THE METLIFE BUILDING
              (212) 318-3000                               200 PARK AVENUE
                                                      NEW YORK, NEW YORK 10166
                                                           (212) 801-9200

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______
    If this Form is a post-effective amendment filed pursuant to 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                    TITLE OF EACH CLASS                             PROPOSED MAXIMUM             AMOUNT OF
               OF SECURITIES TO BE REGISTERED                 AGGREGATE OFFERING PRICE (1)   REGISTRATION FEE
Common stock, $.001 par value per share.....................         $100,000,000                 $26,400

(1) Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8a OF THE SECURITIES ACT, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8a, MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION, DATED APRIL 7, 2000
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                                            SHARES
                                 [H POWER LOGO]
                                 H POWER CORP.

                                  COMMON STOCK

--------------------------------------------------------------------------------

This is our initial public offering of shares of common stock. We are offering shares of our common stock. No public market currently exists for our common stock.

We currently anticipate the initial public offering price to be between $
and $      per share. We have applied to have our common stock listed for quotation on the Nasdaq National Market under the symbol "HPOW."

    INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                                                     PER SHARE                   TOTAL
                                              ------------------------  ------------------------
Initial Public Offering Price...............             $                         $
Underwriting Discount.......................             $                         $
Proceeds to H Power.........................             $                         $

We have granted the underwriters the right to purchase up to       additional
shares within 30 days to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers, on behalf of the underwriters, expects to deliver the shares to
purchasers on or about           , 2000.

--------------------------------------------------------------------------------
LEHMAN BROTHERS
        CIBC WORLD MARKETS
                DEUTSCHE BANC ALEX. BROWN
                        JOSEPHTHAL & CO. INC.
                                FIDELITY CAPITAL MARKETS
                                  A DIVISION OF NATIONAL
                                  FINANCIAL SERVICES CORPORATION

          , 2000

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
Prospectus Summary..........................................      1
Risk Factors................................................      5
Forward Looking Statements..................................     12
Use of Proceeds.............................................     12
Dividend Policy.............................................     12
Capitalization..............................................     13
Dilution....................................................     14
Selected Financial Data.....................................     15
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     16
Business....................................................     24
Management..................................................     38
Certain Relationships and Related Transactions..............     43
Principal Stockholders......................................     47
Description of Capital Stock................................     50
Shares Eligible for Future Sale.............................     53
United States Tax Consequences to Non-U.S. Holders..........     55
Underwriting................................................     58
Legal Matters...............................................     61
Experts.....................................................     61
Where You Can Find Additional Information...................     61
Index to Financial Statements...............................    F-1

                            ------------------------

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus.

    Until            , 2000, all dealers that buy, sell or trade the common
stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE RISKS OF INVESTING IN OUR COMMON STOCK DISCUSSED UNDER "RISK FACTORS." OUR FISCAL YEAR ENDS MAY 31.

                                  OUR COMPANY

    We are a leader in developing, and believe that we were the first to complete a commercial sale of, proton-exchange membrane, or PEM, fuel cell systems. Our PEM fuel cells are designed to provide electricity for a wide range of stationary, portable and mobile applications. We believe they can be more cost-effective and efficient and are environmentally cleaner than existing power generation sources. In August 1999, we entered into a ten-year agreement with ECO Fuel Cells, LLC, a subsidiary of Energy Co-Opportunity, Inc., an association of approximately 240 U.S. rural electric cooperatives, to market, sell, install and service our stationary power fuel cell systems to more than 900 U.S. rural cooperatives.

    PEM fuel cells are devices that generate electricity efficiently and cleanly from the electrochemical reaction of hydrogen and oxygen. Hydrogen is typically derived from conventional fuels such as natural gas or propane, while the oxygen is drawn from the air.

    We seek to be among the first to mass market stationary and portable and mobile fuel cell systems. We achieved commercial operation and sale of our low power systems in 1998 and expect our high power systems to be commercially available in 2001. Our stationary products in development include a residential cogeneration system, designed to meet the electricity requirements of a typical home, and a system which is designed as a backup power source during grid power outages. Our portable and mobile fuel cell systems are designed as battery substitutes and power sources for potential applications ranging from traffic systems to golf carts to consumer devices. We believe that demand for portable and mobile systems will be driven by consumer preference for smaller power sources with longer operating lives and lighter weights.

                       FIRST TO COMMERCIALIZE FUEL CELLS

    In June 1998, we began delivering 65 backup power units to the New Jersey Department of Transportation for use with its variable message highway signs. As of March 31, 2000, we had already delivered 47 of these units, all of which are in operation. We believe that this sale represents the world's first commercial order for a sizable number of competitively-bid, non-subsidized PEM fuel cell systems offered with a warranty.

    In March 2000, we completed our first installation of our prototype stationary fuel cell system to an ECO cooperative. ECO has more than 900 cooperatives which currently service 83% of U.S. counties in 47 states and supply power to approximately 14 million U.S. households, farms and small businesses and have the right to market to an additional 37 million households. We believe that ECO's rural customer base will be among the most likely early adopters of fuel cell technology. ECO has agreed to purchase 12,300 of our stationary fuel cell systems over several years for an aggregate purchase price of approximately $81 million. We have begun to ship our initial test and evaluation units to ECO in March 2000 and our goal is to commence shipping our initial commercial units in the second half of calendar year 2001.

                          ADVANTAGES OF PEM FUEL CELLS

    PEM fuel cells combine and improve upon the best features of conventional electric power generators and rechargeable batteries. Like generators, fuel cells continue to produce power as long as their fuel supply is maintained. Fuel cells, however, are more suitable than generators for residential and sparsely populated environments. They provide a more efficient, more reliable and quieter power source than comparable sized generators and are substantially pollution-free. Like batteries, fuel cells efficiently convert chemical energy into electrical energy. The chemical energy of a battery, however, becomes depleted during use and a battery must be recharged periodically. Fuel cells, unlike batteries, run continuously as long as fuel is provided. They also have greater tolerance than batteries to high temperatures, which provides for longer system life and higher reliability in harsh environments.

                      FAVORABLE INDUSTRY AND MARKET TRENDS

    According to the U.S. Department of Energy, over the next ten years, demand for electricity is expected to exceed existing planned capacity for regulated utilities. In particular, we believe that demand for fuel cell products will increase as the worldwide need for distributed, off-grid electric power grows. We believe that a number of market trends favor significant penetration of fuel cells into the distributed power generation market, including the:

    - increasing requirements for continuous, reliable primary and backup electric power;

    - increasing trend toward decentralized communications systems requiring more reliable power than is available on the current electric grid;

    - continuing privatization and deregulation of utilities, which is likely to open the market for alternative power;

    - rising demand for electric power in rural areas, as well as in developing countries with minimal infrastructure;

    - increasing desire of utilities to avoid costly transmission, maintenance and distribution expenditures; and

    - increasing environmental regulation of conventional fossil fuel and nuclear power generation and transmission.

                                  OUR STRATEGY

    Our strategy is to establish PEM fuel cells as a major alternative power source and to become the leading commercial provider of PEM fuel cells and fuel cell systems for applications below 25 kilowatts. We intend to implement our strategy by:

    - focusing on existing markets for stationary power products, such as rural areas;

    - strengthening our existing strategic relationships and aggressively pursuing additional manufacturing, marketing and distribution partnerships;

    - penetrating markets for portable and mobile fuel cell products;

    - developing low-cost, state-of-the-art manufacturing capabilities;

    - capitalizing on our technological advantages over other fuel cell developers and other potential alternative power sources; and

    - developing and acquiring advanced, complementary technologies.

                         OUR KEY BUSINESS RELATIONSHIPS

    Since 1996, we have received an aggregate of approximately $46.5 million in equity financing from strategic and financial investors, including:

    - DQE Enterprises, Inc., formerly Duquesne Enterprises, Inc., a wholly-owned subsidiary of DQE, Inc., a multi-utility delivery and services company;

    - ECO Fuel Cells, LLC, a subsidiary of Energy Co-Opportunity, Inc., an association of approximately 240 U.S. rural electric cooperatives;

    - Hydro-Quebec CapiTech Inc., a division of Hydro-Quebec, a major Canadian electric utility;

    - Singapore Technologies Kinetics Ltd., a division of Singapore Technologies Engineering Ltd., a large conglomerate; and

    - Sofinov Societe Financiere D'Innovation Inc., a wholly-owned subsidiary of the Caisse de Depot et Placement du Quebec, a large fund manager with more than $70 billion in assets under management.

                                  THE OFFERING

Common stock offered.........................  [         ] shares

Common stock to be outstanding...............  [         ] shares after the offering

Use of proceeds..............................  For general corporate purposes, including the acquisition of new manufacturing facilities
                                               and equipment, research and product
                                               development, sales and marketing, potential
                                               acquisitions and for working capital. See
                                               "Use of Proceeds."

Proposed Nasdaq National Market Symbol.......  "HPOW"

    Unless otherwise indicated, all information in this prospectus, including the outstanding share information above, is based upon the number of shares outstanding as of November 30, 1999 and gives effect to the following transactions to be effected immediately prior to the consummation of this offering:

    - an 8-for-1 stock split of our common stock;

    - the conversion of all of our shares of mandatorily redeemable convertible preferred stock into a total of 9,600,000 shares of common stock; and

    - the issuance of 2,666,664 shares of our common stock to outside investors upon conversion of their 50% equity interest in our subsidiary, H Power Enterprises of Canada.

    The share information in the table above excludes:

    - 4,810,000 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $1.533 per share;

    - 800,000 shares of common stock issuable upon the exercise of outstanding warrants at an exercise price of $3.125 per share;

    - approximately 375,000 shares of common stock issuable to DQE Enterprises immediately prior to this offering in payment of dividends to which they are entitled; and

    - [      ] shares of common stock issuable upon the exercise of the underwriters' over-allotment option.

                             SUMMARY FINANCIAL DATA

    The following table sets forth our summary financial data. You should read this information carefully together with our consolidated financial statements and the notes to those statements beginning on page F-1 of this prospectus, and the information under "Selected Financial Data," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Our pro forma information gives effect to the conversion of all of our outstanding shares of mandatorily redeemable convertible preferred stock into a total of 9,600,000 shares of our common stock and the issuance of 2,666,664 shares of our common stock to outside investors upon conversion of their 50% equity interest in H Power Enterprises of Canada, all of which will be effected immediately prior to the consummation of this offering. For purposes of calculating the pro forma loss per share, the pro forma items described above are assumed to have occurred on June 1, 1998. Our pro forma as adjusted results
also give effect to our sale of [      ] shares of common stock in this offering
at an assumed initial public offering price of $[      ] per share, after
deducting the underwriting discount and estimated offering expenses and the application of the net proceeds of that sale.

                                                                                              SIX MONTHS ENDED
                                                   FISCAL YEAR ENDED MAY 31,                    NOVEMBER 30,
                                      ----------------------------------------------------   -------------------
                                        1995       1996       1997       1998       1999       1998       1999
                                      --------   --------   --------   --------   --------   --------   --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Net revenues......................  $ 3,961    $ 1,935    $    421   $    989   $ 1,018    $    432   $ 1,909
  Loss from operations..............   (2,246)    (2,857)     (4,542)    (6,838)   (6,413)     (2,733)   (3,828)
  Net loss..........................   (2,433)    (3,045)     (4,571)    (6,155)   (6,253)     (2,438)   (3,721)
                                      -------    -------    --------   --------   -------    --------   -------
  Net loss attributable to common
    stockholders....................   (2,433)    (3,045)     (4,746)    (6,365)   (6,463)     (2,543)   (3,826)
                                      =======    =======    ========   ========   =======    ========   =======
  Loss per share, basic and
    diluted.........................  $ (0.05)   $ (0.07)   $  (0.10)  $  (0.14)  $ (0.14)   $  (0.05)  $ (0.08)
                                      =======    =======    ========   ========   =======    ========   =======
  Weighted average shares
    outstanding, basic and
    diluted.........................   44,304     46,144      46,302     46,418    46,424      46,424    50,669
  Pro forma net loss per share,
    basic and diluted...............                                              $ (0.11)              $ (0.06)
                                                                                  =======               =======
  Pro forma weighted average shares
    outstanding, basic and
    diluted.........................                                               58,691                62,935

                                                                          AS OF NOVEMBER 30, 1999
                                                              ------------------------------------------------
                                                                                             PRO FORMA
                                                               ACTUAL    PRO FORMA          AS ADJUSTED
                                                              --------   ---------   -------------------------
                                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents.................................  $21,366     $21,366    $                [      ]
  Working capital...........................................   19,724      19,724                     [      ]
  Total assets..............................................   26,754      26,754                     [      ]
  Long-term debt............................................       68          68                           68
  Minority interest.........................................    5,000          --                           --
  Mandatorily redeemable convertible preferred stock........   15,327          --                           --
  Total stockholders' equity................................    1,436      21,763                     [      ]

                             CORPORATE INFORMATION

    We were incorporated in Delaware in June 1989. Our principal executive offices are located at 1373 Broad Street, Clifton, New Jersey 07013 and our telephone number is (973) 450-4400.

                                  RISK FACTORS

    BEFORE YOU INVEST IN OUR COMMON STOCK, YOU SHOULD BE AWARE OF VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, BEFORE YOU DECIDE TO PURCHASE SHARES OF OUR COMMON STOCK.

    WE HAVE A HISTORY OF LOSSES SINCE OUR INCEPTION, WE EXPECT FUTURE LOSSES AND WE MAY NEVER ACHIEVE OR SUSTAIN PROFITABILITY. We have incurred net losses each year since our inception in 1989 and had an accumulated deficit of approximately $31.2 million as of November 30, 1999. We expect to continue to incur net losses for the foreseeable future and these losses may be substantial. To implement our business strategy, we will have to incur a high level of fixed operating expenses and we will continue to incur considerable research and product development expenditures. Accordingly, if we are unable to generate substantial revenues and positive cash flows we will not achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase our profitability on a quarterly or annual basis.

    Our ability to generate future revenues will depend on a number of factors, many of which are beyond our control. These factors include the rate of market acceptance of our products, regulatory developments and general economic trends. Due to these factors, we cannot anticipate with any degree of certainty what our revenues, if any, will be in future periods.

    WE HAVE HAD ONLY ONE COMMERCIAL PRODUCT SALE. WE MAY NOT BE ABLE TO MANUFACTURE OR COMMERCIALIZE OUR PRODUCTS IN A COST-EFFECTIVE MANNER. To date, we have derived revenues principally from government research and development contracts. For our fiscal year ended May 31, 1999, we only generated approximately $500,000 from sales of our fuel cell systems. Our only commercial order occurred in June 1998 and consisted of 65 backup power units to the New Jersey Department of Transportation, 47 of which have been delivered as of March 31, 2000. Our other product sales have been limited to demonstration and prototype models. We have not made any commercial sales of units that include fuel processing capabilities. We may not be able to produce or commercialize any of our products in a cost-effective manner, and, if produced, we may not be able to successfully market these products. We expect the production costs of the initial commercial units to be delivered under the ECO contract to be higher than their sales price and there can be no assurance that higher production levels will occur or that sales prices will ever exceed production costs.

    We do not have the manufacturing experience to handle large commercial requirements. We may not be able to develop manufacturing technologies and processes and expand our plant facilities to the point where they are capable of satisfying large commercial orders, including the demand for stationary fuel cell systems under the current ECO contract. Development and expansion of these technologies and processes require extensive lead times and the commitment of significant financial, engineering and human resources. We may not successfully develop the required manufacturing technologies and processes.

    WE MAY NOT BE ABLE TO DEVELOP THE NECESSARY TECHNOLOGY TO INTRODUCE AND MARKET OUR PRODUCTS IN A TIMELY FASHION, IF AT ALL. Our product and technology development efforts are subject to unanticipated and significant delays, expenses and technical or other problems, as well as the possible lack of funding to complete this development. Our success will depend upon our products and technologies meeting acceptable cost and performance criteria, and upon their timely introduction into the marketplace. None of our proposed products and technologies may ever be successfully developed, and even if developed, they may not actually perform as designed. Failure to develop or significant delays in the development of our products and technology would have a material adverse effect on our business, financial condition and ability to achieve profitability.

    OUR SUCCESS DEPENDS HEAVILY ON OUR RELATIONSHIP WITH ECO FUEL CELLS,
LLC. We believe that most of our revenues over the next two to three years will be derived from sales of our residential cogeneration unit, or RCU, to ECO. ECO's financial ability to perform under the agreement and to purchase the units from us is entirely dependent on its ability to resell the units to its customer base. ECO's failure to successfully market our RCU, or a decision by ECO to alter its commitment to our fuel cell technology in favor of other energy product solutions, would substantially harm our business, financial condition and ability to achieve profitability.

    Under the terms of our agreement with ECO, ECO has agreed to purchase 12,300 units over several years for an aggregate purchase price of approximately
$81 million. We began to ship our initial test and evaluation units to ECO in March 2000 and our goal is to commence shipping our initial commercial units in the second half of calendar year 2001. ECO, however, has the right to review and revise the delivery schedule for these units to meet the demand of its customer base and may delay delivery until the later of December 30, 2003 or thirty months from when the first commercial unit is shipped. We also have agreed to sell our units to ECO at most preferred customer prices. To the extent that our sales to third parties requires us to lower the price of the RCUs that ECO has committed to purchase, the aggregate purchase price under our ECO agreement would be correspondingly reduced. In addition, ECO will be permitted to purchase fuel cell products that compete with our RCU and sell these competitive products to its customer base if our RCU does not remain competitive in terms of quality, price and performance.

    We have not yet fully developed and produced the RCU product we have agreed to sell to ECO. Economic and technical difficulties may prevent us from timely completing development of the RCUs and delivering them on schedule to ECO. Any material change in our relationship with ECO would substantially harm our business, financial condition and ability to achieve profitability.

    In addition, we have agreed to amend our by-laws to provide that ECO is entitled to designate one member of our board of directors. The presence of a representative of our major customer on our board could influence certain decisions and present a conflict of interest.

    MARKET ACCEPTANCE OF OUR FUEL CELL PRODUCTS MAY TAKE LONGER TO DEVELOP THAN WE ANTICIPATE OR MAY NEVER DEVELOP. Our stationary PEM fuel cell products represent a new technology and our success will depend on this technology achieving market acceptance. Because we design our products to capitalize on markets that presently utilize or are serviced by products from traditional and well-established power generation sources, such as engine-generators, we may face significant resistance from end-users to adopt a new and alternative power source technology.

    Fuel cell products for portable and mobile applications represent an emerging market and we do not know whether our targeted distributors, resellers or end-users will purchase our products. The development of a mass market for our portable and mobile products may be impacted by many factors, some of which are out of our control, including:

    - cost competitiveness of portable and mobile products;

    - consumer reluctance to try our products;

    - consumer perception of our systems' safety; and

    - emergence of newer, more competitive technologies and products.

    If a mass market develops more slowly than we anticipate or fails to develop, we may not be able to recover the expenses we incurred to develop these products.

    FAILURE OF OUR FIELD TESTS COULD NEGATIVELY IMPACT DEMAND FOR OUR
PRODUCTS. We are currently field testing a number of our products and we plan to conduct additional field tests in the future. Field tests for the RCU to be sold to ECO have only recently begun. We may encounter problems and delays during these field tests for a number of reasons, including the failure of our technology or the technology of third parties, as well as our failure to maintain and service our prototypes properly. Many of these potential problems and delays are beyond our control. Any problem or perceived problem with our field tests could materially harm our reputation and impair market acceptance of, and demand for, our products which would substantially harm our business, financial condition and ability to achieve profitability.

    WE MAY NOT BE ABLE TO SATISFY OUR CONTRACTUAL OBLIGATIONS TO OUR CUSTOMERS IF WE ARE UNABLE TO RELOCATE TO NEW MANUFACTURING FACILITIES. We currently have only limited production facilities that are not capable of mass producing fuel cell systems. We will not be able to meet our obligations to ECO unless we promptly identify, acquire and bring on-line new large-scale manufacturing facilities. We have not yet identified suitable facilities and may not be able to do so. If we encounter delays in identifying suitable manufacturing plant facilities for purchase or lease, in obtaining the necessary equipment or in hiring and training personnel to commence large-scale manufacturing, we will not be able to fill customer orders, including prospective orders from ECO, or profitably manufacture our various fuel cell systems.

    WE MAY NOT BE ABLE TO SUCCESSFULLY MANAGE THE EXPANSION OF OUR
OPERATIONS. The location, equipping and establishing of manufacturing operations at new facilities will place significant demands on our managerial, technical, financial and other resources. We will be required to make significant investments in our engineering and logistics systems, financial and management information systems and to retain, motivate and effectively manage our employees. There can be no assurance that our management skills and systems currently in place will enable us to implement our strategy or enable us to attract and retain skilled management and production personnel. Our failure to manage our growth effectively or to implement our strategy would have a material adverse effect on our business, financial condition and ability to achieve profitability.

    BECAUSE WE DEPEND ON THIRD-PARTY SUPPLIERS, WE MAY EXPERIENCE DELAYS IN RECEIVING KEY MATERIALS AND COMPONENTS NECESSARY TO PRODUCE OUR FUEL CELL SYSTEMS. We depend on third parties for the manufacture and assembly of materials and components used to make our products. The failure or delay by our suppliers to meet our anticipated material and component needs would adversely affect our ability to develop and market our products. Some of these materials and components, including our Nafthion-Registered Trademark- polymer electrolyte membranes and bipolar plates, are purchased from a single or limited number of supply sources. If any of these suppliers are unable or unwilling to provide us with materials and components on commercially reasonable terms, or at all, delays in identifying and contracting for alternative sources of supply could have a material adverse effect on our business, financial condition and ability to achieve profitability.

    OUR FUEL CELL SYSTEMS MAY NOT BE COMPATIBLE WITH THE PRODUCTS OF THIRD-PARTY MANUFACTURERS OR OUR POTENTIAL CUSTOMERS. Our success will depend upon our ability to make our products compatible with the products of third-party manufacturers. In addition, our mobile and portable products will be successful only if our potential customers redesign or modify their existing products to fully incorporate our products and technologies. Our failure to make our products and technologies compatible with the products of third-party manufacturers or the failure of potential customers to redesign or make necessary modifications to their existing products to accommodate our products would significantly impair or preclude our ability to sell our products.

    THE FUELS ON WHICH OUR FUEL CELL PRODUCTS RELY MAY NOT BE READILY AVAILABLE ON A COST-EFFECTIVE BASIS. Our fuel cell products require oxygen and hydrogen to operate. While ambient air supplies the necessary oxygen, our fuel cells derive hydrogen from fuels such as natural gas, propane, methanol and other petroleum products. Even if these fuels are available to us, if their prices are such that electricity produced by our systems would cost more than electricity provided through the grid, potential users would have less of an economic incentive to purchase our units.

    WE MAY BE UNABLE TO COMPETE SUCCESSFULLY IN A HIGHLY COMPETITIVE
MARKET. The development and marketing of fuel cells and fuel cell systems is extremely competitive. In many cases, we compete directly with alternative energy and entrenched power-generation and power storage technologies. In addition, a number of firms throughout the world have established PEM fuel cell development programs. Competitors range from development stage companies to major domestic and international companies, many of which have

    - substantially greater financial, technical, marketing and human resource capabilities;

    - established relationships with original equipment manufacturers;

    - name-brand recognition; and

    - established positions in the markets that we have targeted for penetration.

These or other companies may succeed in developing and bringing to market products or technologies that are more cost-effective than those being developed by us or that would render our products and technology obsolete or non-competitive in the marketplace.

    WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS AND WE MAY BE LIABLE FOR INFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS. Our ability to compete effectively will depend, in part, on our ability to maintain the exclusive ownership of our technology and manufacturing processes through a combination of patent and trade secret protection, non-disclosure agreements and other arrangements. Patents may not be issued under pending applications and any issued patents that we hold may not provide adequate protection for our products or processes. Moreover, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States and any resulting patents may be difficult to enforce.

    There can be no assurance that our competitors will not either independently develop proprietary information that is the same or similar to ours or obtain access to our proprietary information. In addition, there can be no assurance that we would prevail if challenges to our intellectual property rights are asserted by third parties against us. We could incur substantial costs defending patent infringement suits brought by others and prosecuting patent infringement suits against third party infringers. Moreover, some foreign countries provide significantly less patent protection than the United States. Competitors' products may infringe upon our patents and the cost of protecting our rights may be substantial, if not cost prohibitive, thereby undermining our ability to protect our products effectively.

    We rely on confidentiality agreements with our employees and third parties to protect our unpatented proprietary information, know-how and trade secrets but we have no effective means to enforce compliance with the terms of these agreements.

    GOVERNMENT REGULATION COULD IMPOSE BURDENSOME REQUIREMENTS AND RESTRICTIONS THAT COULD IMPAIR DEMAND FOR OUR STATIONARY FUEL CELL PRODUCTS. Stationary power systems, such as our RCUs, cannot be operated without permits in some of the markets in which we will be marketing and selling our products. The inability of our potential customers to obtain a permit, or the inconvenience often associated with the permit process, could harm demand for our stationary power products. Furthermore, any new government regulation of our stationary power systems at the federal, state or local level could increase our costs.

    OUR PRODUCTS USE FLAMMABLE FUELS WHICH ARE INHERENTLY DANGEROUS
SUBSTANCES. Our fuel cell products use hydrogen which is typically generated from gaseous and liquid fuels, such as propane, natural gas or methanol in a process known as reforming. While our fuel cell products do not use these fuels in a combustion process, natural gas and propane are flammable fuels that could leak into a residence or commercial location and combust if ignited by another source. Since our products have not yet gained widespread market acceptance, any accidents involving our systems or other fuel cell-based products could materially impede demand for our products. In addition, we may be held responsible for damages beyond the scope of our insurance coverage.

    WE COULD BE LIABLE FOR ENVIRONMENTAL DAMAGES RESULTING FROM OUR RESEARCH, DEVELOPMENT AND MANUFACTURING OPERATIONS. Our business exposes us to the risk of harmful substances escaping into the environment, resulting in personal injury or loss of life, damage to or destruction of property, and natural resource damage. Depending on the nature of the claim, our current insurance policies may not adequately reimburse us for costs incurred in settling environmental damage claims, and in some instances, we may not be reimbursed at all. Our business is subject to numerous federal, state and local laws, regulations and policies that govern environmental protection. These laws and regulations have changed frequently in the past and it is reasonable to expect additional changes in the future. Our operations may not comply with future laws and regulations and we may be required to make significant unanticipated capital and operating expenditures. If we fail to comply with applicable environmental laws and regulations, governmental authorities may seek to impose fines and penalties on us or to revoke or deny the issuance or renewal of operating permits and private parties may seek damages from us. Under those circumstances, we might be required to curtail or cease operations, conduct site remediation or other corrective action, or pay substantial damage claims.

    UTILITY COMPANIES COULD PLACE BARRIERS ON OUR ENTRY INTO THE MARKET FOR RESIDENTIAL POWER WHICH WOULD REDUCE DEMAND FOR OUR PRODUCTS. Utility companies often charge fees to industrial customers for using less electricity, using the grid for backup purposes only or disconnecting from the grid altogether. Though these fees are not currently charged to residential users, it is possible that utility companies could charge similar fees to residential customers in the future. These fees could increase the cost to residential customers of using our stationary power products, making them less cost-effective and less attractive to potential customers.

    OUR SUCCESS DEPENDS ON ATTRACTING AND RETAINING KEY PERSONNEL. The successful development, marketing and manufacturing of our products will depend upon the skills and efforts of a small group of management and technical personnel. The loss of any of our key personnel could adversely impact our ability to execute our business plan. Furthermore, recruiting and retaining qualified executive, technical, marketing, manufacturing and support personnel in the future will be critical to our success and there can be no assurance that we will be able to do so. We do not maintain "key-man" life insurance policies on any of our key personnel.

    OUR PRINCIPAL STOCKHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS HAVE SUBSTANTIAL CONTROL OVER OUR AFFAIRS AND YOU WILL NOT BE ABLE TO INFLUENCE THE OUTCOME OF ANY IMPORTANT TRANSACTIONS INVOLVING H POWER. After consummation of this offering, executive officers and directors and stockholders who beneficially own more than 5% of our common stock will have the power to, in the aggregate, direct the vote of approximately 27.8% of our voting securities. Therefore, these persons may have the power to influence our business policies and affairs and determine the outcome of any matter submitted to a vote of our stockholders, including mergers, sales of substantially all of our assets and changes in control.

    WE MAY BECOME SUBJECT TO RISKS INHERENT IN INTERNATIONAL OPERATIONS INCLUDING CURRENCY EXCHANGE RATE FLUCTUATIONS AND TARIFF REGULATIONS. If we sell or license our products or technologies outside the United States, we will be subject to the risks associated with fluctuations in currency exchange rates. We do not intend to enter into any hedging or other similar agreements or arrangements to protect us against any of these currency risks. We also may be subject to tariff regulations and requirements for export licenses, particularly with respect to the export of certain technologies, unexpected changes in regulatory requirements, longer accounts receivable requirements and collections, difficulties in managing international operations, potentially adverse tax consequences, restrictions on repatriation of earnings and the burdens of complying with a wide variety of foreign laws.

    WE WILL NEED SIGNIFICANT ADDITIONAL CAPITAL, WHICH WE MAY BE UNABLE TO OBTAIN. Our capital requirements in connection with our development activities and transition to commercial operations have been and will continue to be significant. Historically, we have depended primarily upon sales of our equity securities to private investors to fund our substantial operating expenses. We will require substantial additional funds to continue the research, development and testing of our technologies and products, to obtain patent protection relating to our technologies when appropriate, and to manufacture and market our products.

    There is no assurance that any additional financing will be available on commercially attractive terms, in a timely fashion, in sufficient amounts, or at all.

    If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership held by existing shareholders will be reduced and those shareholders may experience significant dilution. In addition, to attract investment capital, we may be required to issue securities that contain rights, preferences or privileges that are senior to those of our common stock.

    OUR QUARTERLY OPERATING RESULTS ARE LIKELY TO BE VOLATILE IN THE
FUTURE. Our quarterly operating results are likely to vary significantly in the future. Fluctuations in our quarterly financial performance may result from, for example:

    - unevenness in demand and orders for our products;

    - significant short-term capital expenses as we develop our manufacturing facilities;

    - a shortage of the raw materials used in the production of our fuel cell systems; and

    - difficulties with our manufacturing operations.

Because of these anticipated fluctuations, our sales and operating results in any fiscal quarter are likely to be inconsistent, may not be indicative of our future performance and may be difficult for investors to properly evaluate.

    OUR STOCK PRICE MAY BE VOLATILE. Prior to this offering there has been no public market for our common stock. We cannot predict the extent to which, or if, investor interest will lead to the development of an active and liquid trading market. The initial public offering price for the shares of our common stock will be determined by negotiations between us and the representatives of the several underwriters and may not be indicative of the market price of the common stock that will prevail in the trading market. The market price of the common stock may decline below the initial public offering price and this decline may be significant.

    The value of your investment could decline due to the impact of any of the following factors upon the market price of our common stock:

    - variations in our actual and anticipated operating results;

    - changes in our earnings estimates by research analysts;

    - our failure to meet analysts' performance expectations; and

    - lack of liquidity.

    In addition, stock markets, particularly the Nasdaq National Market, have experienced extreme price and volume fluctuations, and the market prices of securities of technology companies have been highly volatile. These fluctuations are often unrelated to operating performance and may adversely affect the market price of our common stock. As a result, investors may not be able to resell their shares at or above the initial public offering price.

    THERE MAY BE AN ADVERSE EFFECT ON THE MARKET PRICE OF OUR COMMON STOCK AS A RESULT OF A SIGNIFICANT NUMBER OF SHARES BEING AVAILABLE FOR FUTURE SALE BY OUR EXISTING STOCKHOLDERS. Future sales of a substantial amount of our common stock in the public market, or the perception that these sales may occur, could adversely affect the market price of our common stock from time to time. These future sales or perceptions could also impair our ability to raise additional capital through the sale of our equity securities after completion of the offering.

    Our officers, directors and substantially all of our principal stockholders
will be permitted to dispose of an aggregate of [      ] shares of common stock
commencing on the 181(st) day following the date of this prospectus. In addition, the underwriters have agreed to allow certain principal stockholders
and their affiliates to sell up to an aggregate of [      ] shares commencing on
the 91(st) day following the date of this prospectus. A substantial number of our common shares will become available for sale in the public market simultaneously, including through private sales transactions, which could cause the market price of our shares to decline.

    After this offering, the holders of 48,568,664 shares of common stock will have registration rights to have their shares included for sale in subsequent registered public offerings of our common stock. Furthermore, the holders of substantially all of the above shares of common stock will be able to require us to conduct a registered public offering of the following number of shares at the times indicated below:

    - 32,568,664 shares of common stock at any time following the date that is one year after the closing of this offering;

    - 8,000,000 shares of common stock at any time after August 27, 2001; and

    - 6,400,000 shares of common stock at any time after November 29, 2001.

The exercise of these registration rights would allow these stockholders to sell these shares in the market simultaneously with any further public offerings by us of our equity securities.

    INVESTORS IN THIS OFFERING WILL EXPERIENCE AN IMMEDIATE AND SUBSTANTIAL DILUTION IN THE BOOK VALUE OF THEIR INVESTMENT. The initial public offering price will be substantially higher than the pro forma as adjusted tangible book value per share of our outstanding common stock. If you purchase our common stock in this offering, the shares you buy will experience an immediate and substantial dilution in tangible book value per share. The shares of common stock owned by our existing stockholders will receive a material increase in the tangible book value per share. The dilution to investors in this offering will
be approximately $         [      ] per share if the underwriter's overallotment
is not exercised. We also have a significant number of outstanding options to purchase our common stock with exercise prices significantly below the initial public offering price of the common stock. To the extent these options are exercised, there will be substantial further dilution to you as new investors in our common stock.

    WE DO NOT INTEND TO PAY ANY DIVIDENDS. We have not paid any dividends on our common stock and we do not intend to declare and pay any dividends on our common stock for the foreseeable future. Earnings, if any, are expected to be retained by us to finance and expand our business.

    WE MAY EXPERIENCE UNFORESEEN YEAR 2000 COMPLIANCE PROBLEMS. We may still experience Year 2000 problems. Our research and product development and manufacturing activities are dependent on computers. Any failure of our testing or manufacturing equipment due to Year 2000 disruptions could delay our commercialization efforts and have a material adverse effect on our business and results of operations. In addition, such delays could occur due to the impact of Year 2000 problems at major vendors or development partners.

                           FORWARD LOOKING STATEMENTS

    This prospectus, including the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," contains forward-looking information. In some cases, you can identify forward-looking statements by phrases such as "in our view," "there can be no assurance," "although no assurance can be given" or "there is no way to anticipate with certainty" as well as by terminology such as "may," "will," "should," "expects," "intends," "plans," "objectives," "goals," "aims," "projects," "forecasts," "possible," "seeks," "could," "might," "likely," "enable," "anticipates," "believes," "estimates," "predicts," "potential" or "continue," or the negative of these terms or other comparable terminology. These statements generally constitute statements of expectation, intent and anticipation and may be inaccurate. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                                USE OF PROCEEDS

    We estimate that the net proceeds from our sale of the [      ] shares of
our common stock in this offering, at an assumed initial public offering price
of $[      ] per share, and after deducting underwriting discounts, commissions
and other estimated offering expenses, will be approximately $[      ]. If the
underwriters' over-allotment option is exercised in full, we estimate our net
proceeds will be approximately $[      ].

    We expect to use the net proceeds from this offering for general corporate purposes, including to locate and acquire a new manufacturing facility, obtain equipment, fund our continued research and product development, expand our marketing and sales efforts, and for working capital.

    We may also use a portion of the net proceeds to acquire or to invest in complementary businesses, technologies, products or services, but we have no current commitments to do so. Our management will retain broad discretion in the allocation of the net proceeds of the offering.

    Pending such uses, we intend to invest the net proceeds in short-term, investment grade securities, at prevailing market rates of interest.

                                DIVIDEND POLICY

    We have never declared nor paid any cash dividends to the holders of our common stock. We intend to retain any future earnings, if any, for the development and operation of our business. Accordingly, we do not anticipate paying cash dividends on our common stock in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of November 30, 1999:

    - on an actual basis;

    - on a pro forma basis giving effect to the conversion of all of our outstanding shares of mandatorily redeemable convertible preferred stock into 9,600,000 shares of our common stock and the issuance of 2,666,664 shares of our common stock to outside investors upon conversion of their 50% equity interest in H Power Enterprises of Canada; and

    - on a pro forma as adjusted basis to reflect the adjustments described
      above as well as our sale of [      ] shares of common stock in this
      offering at an assumed initial public offering price of $[      ] per
      share, after deducting the underwriting discount, commissions and estimated offering expenses and the application of the net proceeds of that sale.

                                                                           AS OF NOVEMBER 30, 1999
                                                              -------------------------------------------------
                                                                                             PRO FORMA
                                                               ACTUAL    PRO FORMA          AS ADJUSTED
                                                              --------   ---------   --------------------------
                                                                               (IN THOUSANDS)
Cash and cash equivalents...................................  $ 21,366   $ 21,366    $                  [     ]
                                                              ========   ========    ==========================
Long-term debt, including current portion...................       192        192                           192
Minority interest...........................................     5,000         --                            --
Series A, Series B, and Series C mandatorily redeemable
  convertible preferred stock--$.001 par value; 10,000,000
  shares authorized; 1,200,000 shares issued and
  outstanding, actual; 0 shares, pro forma and pro forma as
  adjusted..................................................    15,327         --                            --
Stockholder's equity:
  Common Stock--$.001 par value; 150,000,000 shares
    authorized; 60,944,312 shares issued and outstanding,
    actual; 73,210,976 shares, pro forma; [     ] shares,
    pro forma as adjusted...................................        61         73                       [     ]
  Additional paid-in capital................................    32,929     53,244                       [     ]
  Accumulated deficit.......................................   (31,205)   (31,205)                      (31,205)
  Accumulated other comprehensive loss......................      (349)      (349)                         (349)
                                                              --------   --------    --------------------------
  Total stockholders' equity................................     1,436     21,763                       [     ]
                                                              --------   --------    --------------------------
Total capitalization........................................  $ 21,955   $ 21,955    $                  [     ]
                                                              ========   ========    ==========================

    The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of November 30, 1999. It does not include:

    - 4,810,000 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $1.533 per share;

    - 800,000 shares of common stock issuable upon the exercise of outstanding warrants at an exercise price of $3.125 per share;

    - approximately 375,000 shares of common stock issuable to DQE Enterprises immediately prior to this offering in payment of dividends to which they are entitled; and

    - [      ] shares of common stock issuable upon the exercise of the underwriters' over-allotment option.

                                    DILUTION

    Our pro forma net tangible book value as of November 30, 1999 was approximately $21,341,000 or $0.29 per share of common stock after giving effect to the conversion of all of our outstanding shares of mandatorily redeemable convertible preferred stock into common stock and the issuance of 2,666,664 shares of our common stock to outside investors upon conversion of their 50% equity interest in H Power Enterprises of Canada that we do not currently own, all of which will be effected immediately prior to the consummation of this offering. Pro forma net tangible book value per share is equal to our pro forma tangible assets, less our total liabilities, divided by the pro forma number of shares of common stock outstanding as of November 30, 1999. After giving effect
to the sale of [      ] shares of common stock at the assumed initial public
offering price of $[      ] per share, and after deducting the underwriting
discounts, commissions and estimated offering expenses, and the application of the net proceeds of that sale, our pro forma as adjusted net tangible book value
at November 30, 1999 would have been approximately $[      ] million or
$[      ] per share of common stock. This amount represents an immediate
increase in the pro forma net tangible book value of $[      ] per share to
existing stockholders and an immediate dilution in the pro forma as adjusted net
tangible book value of $[      ] per share to the investors who purchase our
common stock in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............                    $             []
  Pro forma net tangible book value per share at November
    30, 1999................................................  $          0.29
  Increase per share attributable to new investors..........                []
Pro forma net tangible book value per share after the
  offering..................................................                                  []
                                                                                ---------------
Dilution per share to new investors.........................                    $             []
                                                                                ===============

    The following table summarizes, on a pro forma basis as of November 30, 1999, the total number of shares of common stock purchased from us, the total amount paid to us, and the average price per share paid by our existing stockholders and by new investors purchasing shares of common stock from us in
this offering, at an assumed initial public offering price of $[      ], before
deducting underwriting discounts, commissions and the estimated offering expenses payable by us:

                                                         SHARES PURCHASED                 TOTAL CONSIDERATION
                                           --------------------------------------------   --------------------
                                                 NUMBER                 PERCENT                  AMOUNT
                                           -------------------   ----------------------   --------------------
Existing stockholders....................           73,210,976                   [   %]   $         53,245,000
New investors............................                    []                  [   %]   $                  []
                                           -------------------   ----------------------   --------------------
  Total..................................                    []                    100%   $                  []
                                           ===================   ======================   ====================

                                            TOTAL CONSIDERATION        AVERAGE
                                           ----------------------     PRICE PER
                                                  PERCENT               SHARE
                                           ----------------------   --------------
Existing stockholders....................                  [   %]   $         0.73
New investors............................                  [   %]   $            []
                                           ----------------------
  Total..................................                    100%
                                           ======================

    This tables excludes:

    - 4,810,000 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $1.533 per share;

    - 800,000 shares of common stock issuable upon the exercise of outstanding warrants at an exercise price of $3.125 per share;

    - approximately 375,000 shares of common stock issuable to DQE Enterprises immediately prior to this offering in payment of dividends to which they are entitled; and

    - [      ] shares of common stock issuable upon the exercise of the underwriters' over-allotment option.

    To the extent these shares are issued, there will be further substantial dilution to new investors.

                            SELECTED FINANCIAL DATA

    The selected financial data set forth below as of and for the years ended May 31, 1995, 1996, 1997, 1998 and 1999 have been derived from financial statements, including those set forth elsewhere in this prospectus, audited by PricewaterhouseCoopers LLP, independent accountants. The selected financial data as of November 30, 1999 and for the six months ended November 30, 1998 and 1999 have been derived from our unaudited financial statements which are included elsewhere in this prospectus and which include, in our opinion, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial position and results of operations during those periods. Operating results for the six months ended November 30, 1999 are not necessarily indicative of the results that may be expected for the fiscal year ending May 31, 2000. The following should be read in conjunction with the consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus:

                                                                                                            SIX MONTHS ENDED
                                                                 FISCAL YEAR ENDED MAY 31,                    NOVEMBER 30,
                                                    ----------------------------------------------------   -------------------
                                                      1995       1996       1997       1998       1999       1998       1999
                                                    --------   --------   --------   --------   --------   --------   --------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues:
  Products........................................  $    --    $    --    $    54    $    99    $   501    $   170    $   329
  Contracts.......................................    3,961      1,935        367        890        517        262      1,580
                                                    -------    -------    -------    -------    -------    -------    -------
                                                      3,961      1,935        421        989      1,018        432      1,909
                                                    -------    -------    -------    -------    -------    -------    -------
OPERATING EXPENSES:
  Cost of revenues--products......................                            123        355        614        153        323
  Cost of revenues--contracts.....................    3,321      1,036        239      1,031        362        162      1,604
  Research and development........................      966      1,622      2,039      2,454      2,849      1,431      1,645
  Selling, general and administrative.............    1,920      2,134      2,562      3,987      3,606      1,419      2,165
                                                    -------    -------    -------    -------    -------    -------    -------
  Total operating expenses........................    6,207      4,792      4,963      7,827      7,431      3,165      5,737
                                                    -------    -------    -------    -------    -------    -------    -------
  Loss from operations............................   (2,246)    (2,857)    (4,542)    (6,838)    (6,413)    (2,733)    (3,828)
  Interest and other income, net..................        3          2        145        724        182        296        184
  Interest expense................................     (190)      (190)      (174)       (41)       (22)        (1)       (77)
                                                    -------    -------    -------    -------    -------    -------    -------
  Net loss........................................  $(2,433)   $(3,045)   $(4,571)   $(6,155)   $(6,253)   $(2,438)   $(3,721)
                                                    =======    =======    =======    =======    =======    =======    =======
  Net loss attributable to common shareholders....  $(2,433)   $(3,045)   $(4,746)   $(6,365)   $(6,463)   $(2,543)   $(3,826)
                                                    =======    =======    =======    =======    =======    =======    =======
  Loss per share, basic and diluted...............  $ (0.05)   $ (0.07)   $ (0.10)   $ (0.14)   $ (0.14)   $ (0.05)   $ (0.08)
                                                    =======    =======    =======    =======    =======    =======    =======
  Weighted average shares outstanding, basic and
    diluted.......................................   44,304     46,144     46,302     46,418     46,424     46,424     50,669

                                                                                                               AS OF
                                                                        AS OF MAY 31,                       NOVEMBER 30,
                                                     ----------------------------------------------------   ------------
                                                       1995       1996       1997       1998       1999         1999
                                                     --------   --------   --------   --------   --------   ------------
                                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents........................  $ 1,112    $ 1,002    $ 13,146   $  4,961   $    242     $ 21,366
  Working capital (deficit)........................     (746)    (2,669)     11,190      4,213     (1,706)      19,724
  Total assets.....................................    3,703      2,186      14,272      7,632      3,472       26,754
  Long-term debt...................................      563         --          --          4         69           68
  Minority Interest................................       --         --       5,000      5,000      5,000        5,000
  Mandatorily redeemable convertible preferred
    stock..........................................       --     10,000      15,327     15,327     15,327       15,327
  Total stockholders' equity (deficit).............   (1,326)    (2,930)    (15,076)   (14,618)   (20,214)       1,436

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ TOGETHER WITH OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS AND OTHER FINANCIAL INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. OUR FISCAL YEAR ENDS MAY 31.

OVERVIEW

    We design, develop and manufacture proton-exchange membrane, or PEM, fuel cells. Fuel cells are devices that produce electrical energy without combustion and its associated environmental contaminants. The electric power generation systems we make and market are designed to complement or replace conventional power sources such as batteries and electric power generators. The use of alternative electric power systems is desirable in situations where conventional power sources cannot adequately, economically or technologically supply the power required.

    We were incorporated in June 1989 under the laws of the State of Delaware. A substantial portion of our business activity, from our inception through our fiscal year ended May 31, 1995, was based on a U.S. Department of Energy program. Under that program, as prime contractor, we developed, fabricated and delivered to the DOE three phosphoric acid fuel cell/battery power sources for installation in buses. These buses were among the first to operate under a hybrid fuel cell system. During this early period, we also continued developing our PEM fuel cell technologies, principally for portable applications.

    In subsequent years, while continuing our commitment to government programs, we accelerated the development of our core technologies and began applying our technologies to develop and fabricate different portable PEM fuel cell products. Sales of these products have been modest and, until June 1998, were comprised mainly of test and prototype units for evaluation by prospective users. In
June 1998, we made what we believe to be the world's first commercial sale of a PEM fuel cell product used in the regular course of daily operations. This sale to the New Jersey Department of Transportation of an initial order of 65 backup power units for its variable message highway signs was competitively-bid, non-government subsidized and came with a two-year product and maintenance warranty. Delivery of most of these units has been made and we have made no other commercial sales.

    After an infusion of capital in 1996 and the establishment of our Canadian subsidiary, H Power Enterprises of Canada, Inc., or HPEC, in 1997, we began to use our technologies to develop higher power, stationary PEM fuel cell products for use as primary and supplemental on-site electric power systems for residential use. In March 2000, we began delivering initial test units of our residential electric primary power system to ECO Fuel Cells, LLC, a subsidiary of Energy Co-Opportunity, Inc., an association of approximately 240 U.S. rural electric cooperatives.

    We have a limited history of generating revenues and many of our products have only been recently introduced or are in a formative stage of development. We have incurred accumulated losses in excess of $31.2 million since our inception in 1989 and we anticipate incurring significant losses in the future. Most of our operating expenses will be fixed in the near term. Therefore, if we are unable to generate significant revenues, our net losses in any given quarter could be greater than expected. We intend to significantly increase our capital expenditures and operating expenses to rapidly expand our manufacturing capabilities and for general corporate purposes, including product development activities, sales and marketing, administration and data processing systems. You have limited historical financial data and operating results with which to evaluate our business and our prospects. As a result, you should consider our prospects in light of the early stage of our business in a new and rapidly evolving market.

    REVENUES. We derive revenue from the sale of our products and from contracts. We recognize revenue from sales of our products when the product has been shipped and we have met our obligations under the sales contract. Our contract work is performed both on a cost-sharing and cost-plus-fixed-fee basis. Revenue is recognized on cost-reimbursable contracts as costs are incurred, and under fixed-price contracts on the cost-to-cost method of the percentage-completion basis. Revenue recognized on contracts in excess of related billings is reflected as unbilled receivables. When a loss results from the performance of a fixed-price contract, the entire amount of the estimated ultimate loss is charged against income. Cost reimbursement government contracts typically provide for the partial recovery of direct and indirect costs from specified government agencies who require us to absorb a significant amount of the contract costs incurred. These contracts were reimbursable at 50% to 100% of costs upon achievement of certain milestones. All of the contracts have maximum cost reimbursement limits. Contract costs, including indirect expenses, are subject to audit and adjustment by the Defense Contract Audit Agency.

    We believe our agreement to sell 12,300 units of our stationary fuel cell systems to ECO could result in more than $81 million in revenue beginning in fiscal 2002. We began to ship our initial test and evaluation units to ECO in March 2000 and our goal is to commence shipping our initial commercial units in the second half of calendar year 2001. We expect to continue to pursue new contracts with government agencies and to further expand our product development efforts with respect to stationary and portable fuel cell systems. In addition, we expect to continue to find new customers and applications for our commercial fuel cells.

    COST OF REVENUES. Cost of revenue includes compensation related to engineering and manufacturing staff, inventory and supplies used in the manufacturing process and fees paid to subcontractors and consultants directly related to the manufacture of our products.

    We expect our cost of product revenue to continue to increase as a percentage of product revenue over the next year, when we expect to deliver initial prototype units under the ECO contract. In addition, we intend to relocate and significantly expand our manufacturing facilities and capabilities. Initially, we expect the costs of producing our first units to be higher than their sales price until we achieve significantly higher production levels. We expect that the cost of revenue as a percentage of product revenue will decrease as we significantly increase our commercial sales. Cost of revenues for contracts will vary as the amount of costs are predicated on whether or not the contract is a cost sharing or cost plus arrangement.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development costs include materials, salaries and wages, subcontracting and other costs related to further developing our commercial products. We believe that research and development expenditures are essential to establishing and maintaining our competitive position in the PEM fuel cell markets and anticipate that these expenditures will increase significantly in absolute dollars for the foreseeable future.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses include compensation related to general corporate functions, including management, finance, sales and information systems and related expenses. These expenses are expected to continue to increase significantly commensurate with increased staffing and infrastructure costs over the next few years. Furthermore, payments totaling $2.1 million to terminate our agreements with Norman Rothstein, Frederick Entman and NBG Technologies, Inc. will be included in selling, general and administrative expense for fiscal 2000.

    On November 30, 1999 we had 96 employees as compared to 73 on November 30, 1998.

RESULTS OF OPERATIONS

SIX MONTHS ENDED NOVEMBER 30, 1999 COMPARED TO SIX MONTHS ENDED NOVEMBER 30,
  1998

    REVENUES. Revenues were $1,909,000 for the six months ended November 30, 1999 compared to $432,000 for the same period in 1998, an increase of $1,477,000. Our revenues for the six months ended November 30, 1999 were derived approximately 83% from contract revenues and 17% from products. The principal product sales for the six months ended November 30, 1999 were backup power units sold to the New Jersey Department of Transportation.

    COST OF REVENUE. Cost of revenue was $1,927,000 for the six months ended November 30, 1999 compared to $315,000 for the same period in 1998, an increase of $1,612,000. The cost of revenue for the six months ended November 30, 1999 was derived approximately 83% from contracts and 17% from products. The increase in the cost of revenue for contracts and products is proportionate to the increase in revenue.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development costs were $1,645,000 for the six months ended November 30, 1999 compared to $1,431,000 for the same period in 1998, an increase of $214,000. The increase in research and development costs is primarily related to the continuing development of our 1 to 10 kilowatt stationary power fuel cell systems in conjunction with the new product supply contract that we entered into with ECO during the six months ended November 30, 1999 and development of our portable and mobile products.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative costs were $2,165,000 for the six months ended November 30, 1999 compared to $1,419,000 for the same period in 1998, an increase of $746,000. This was primarily due to a significant increase in the number of employees, increased legal and professional expenses, and increased selling expenses attributable to the increased activity required to support the ECO contract and other efforts to support commercialization of our products.

    INTEREST AND OTHER INCOME, NET. Interest and other income was $184,000 for the six months ended November 30, 1999 compared to $296,000 for the same period in 1998, a decrease of $112,000. The decrease related primarily to minimal foreign exchange effects on income during the six months ended November 30, 1999 compared to a gain of approximately $207,000 for the six months ended
November 30, 1998. These foreign exchange effects resulted from transactions associated with the HPEC operations in Canada. This was partially offset by an increase in interest income for the six months ended November 30, 1999 resulting from the investment of the net proceeds of equity funding from ECO and Hydro-Quebec CapiTech Inc.

    INTEREST EXPENSE. Interest expense was $77,000 for the six months ended November 30, 1999 compared to $1,000 for the same period in 1998, an increase of $76,000. The increase is related to the additional borrowings during the six months ended November 30, 1999. Borrowings are expected to decrease over the next year due to the receipt of cash proceeds from this offering.

YEAR ENDED MAY 31, 1999 COMPARED TO YEAR ENDED MAY 31, 1998

    REVENUES. Revenues were $1,018,000 for fiscal 1999 compared to $989,000 for fiscal 1998, an increase of $29,000. Our revenues for fiscal 1999 were derived approximately 51% from contracts and 49% from product sales. Product revenue for 1999 was $501,000, an increase of $402,000 from the prior comparable period. Product sales were primarily to the New Jersey Department of Transportation for both periods as we commenced shipments pursuant to their purchase order in the second half of 1998. Contract revenues for fiscal 1999 were $517,000 as compared to $890,000 for fiscal 1998. The decline in contract revenue is principally due to reduced revenue recognized on work performed under a contract with the U.S. Army for Communication Electronic Command which was substantially completed during fiscal 1998.

    COST OF REVENUE. Cost of revenue was $976,000 for fiscal 1999 compared to $1,386,000 for fiscal 1998, a decrease of $410,000. The decline in cost of revenue is principally due to the recognition of $894,000 of estimated losses on uncompleted contracts in 1998. Of this amount, $343,000 was charged to cost of revenue for contracts. This loss was accrued and recorded as a liability for estimated losses on uncompleted contracts in 1998. There was no comparable charge recorded in 1999. Cost of revenue for products was $614,000 for fiscal 1999 compared to $355,000 for fiscal 1998, an increase of $259,000. This is principally due to increases in revenue from the New Jersey Department of Transportation and an increasing number of prototype units sold to new customers. Cost of revenue for contracts was $362,000 for fiscal 1999 as compared to $1,031,000 for the same comparable period in 1998, or a decline of $669,000. The decline was due to a decrease in contract revenue and a modification of one of our contracts with the Sacramento Municipal Utility District, or SMUD. This modification allowed either party to terminate the agreement at any time upon 60 days prior written notice to the other party. Upon notice of termination, we were required cease work under this agreement and take all steps reasonably necessary to mitigate any costs or expenses for which SMUD may be liable. Prior to its modification, the SMUD contract was accounted for under the percentage-of-completion method of accounting and we recognized an estimated loss on uncompleted contract of approximately $709,000 as of May 31, 1998, of which $236,000 was recorded as cost of revenue for contracts in fiscal 1998. The modification created a new research and development agreement whereby we recorded all revenue and costs related to this contract as incurred and no longer recognize revenue under the percentage-of-completion method of accounting. The effect of the modification of contract terms resulted in a reduction of the estimated loss on uncompleted contracts of $310,000 in fiscal 1999, of which $103,000 was recorded as a reduction of cost of revenue contracts.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development costs were $2,849,000 in fiscal 1999 compared to $2,454,000 in fiscal 1998, an increase of $395,000. The increases were primarily due to activities related to the development of our stationary power products from 1 to 10 kilowatts that will be targeted towards the residential market. In addition, in 1999, we extended the expiration dates of stock options for some employees resulting in a non-cash stock compensation expense. The amount attributable to research and development was $107,000. There was no comparable expense in fiscal 1998.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative costs were $3,606,000 in fiscal 1999 compared to $3,987,000 in fiscal 1998, a decrease of $381,000. Several offsetting factors resulted in this decrease. Fiscal 1998 selling, general and administrative costs include the recognition of $551,000 associated with estimated losses on uncompleted contracts as discussed above. There was no comparable expense for fiscal 1999 and the effect of the modification of contract terms resulted in a reduction of selling, general and administrative expense amounting to $207,000 in fiscal 1999. In fiscal 1999, we recognized additional stock compensation expense of $693,000 in fiscal 1999 that was discussed above. HPEC's selling, general and administrative expenses increased by approximately $284,000 to approximately $482,000 in fiscal 1999 from approximately $198,000 in fiscal 1998. In an effort to conserve cash in fiscal 1999, we made reductions in many discretionary expenses, including $175,000 in professional and consulting fees.

    INTEREST AND OTHER INCOME, NET. Interest and other income was $182,000 in fiscal 1999 compared to $724,000 in fiscal 1998, a decrease of $542,000. Interest income declined by $373,000 when comparing fiscal 1999 with 1998 primarily due to lower cash and cash equivalents. The gain on foreign exchange in fiscal 1999 decreased by approximately $161,000 from fiscal 1998. These foreign exchange effects resulted from transactions associated with the HPEC operations in Canada. This decrease was due to a lower Canadian dollar when compared to the U.S. dollar during fiscal 1999 when compared to the same period in 1998.

    INTEREST EXPENSE. Interest expense was $22,000 in fiscal 1999 compared to $41,000 in fiscal 1998, a decrease of $19,000. The decrease was due to lower average borrowings in fiscal 1999 when compared to fiscal 1998.

YEAR ENDED MAY 31, 1998 COMPARED TO YEAR ENDED MAY 31, 1997

    REVENUES. Revenues were $989,000 in fiscal 1998 compared to $421,000 in fiscal 1997, an increase of $568,000. In fiscal 1998, we derived approximately 90% of our revenues from government contracts and approximately 10% from product sales. This increase was principally due to contract revenue increasing by $523,000 to $890,000 in fiscal 1998 from $367,000 in fiscal 1997. These increases are primarily a result of increased activity on existing contracts. Product revenues increased by $45,000 from fiscal 1997 to fiscal 1998 due to the sale of more prototypes and evaluation units.

    COST OF REVENUE. Cost of revenue was $1,386,000 in fiscal 1998 compared to $362,000 in fiscal 1997, an increase of $1,024,000. Cost of revenue from contracts was $1,031,000 for fiscal year 1998 compared to $239,000 in fiscal 1997, an increase of $792,000. The increase in cost of revenue from contracts was principally due to the recognition of $343,000 of estimated losses on uncompleted contracts in 1998. During fiscal 1997, we did not believe that any of our contracts would ultimately recognize a loss and, therefore, did not record an estimated loss on uncompleted contracts, thus there was no comparable expense recorded in fiscal 1997. The cost of revenue from products increased by $232,000 in fiscal 1998 when compared to fiscal 1997, due principally to increasing costs of prototype systems sold to customers. The costs of these fuel cells in both fiscal 1997 and fiscal 1998 exceeded the sales value due to the utilization of engineers in building these systems as opposed to production workers and the high cost of materials that were purchased in low quantities.

    RESEARCH AND DEVELOPMENT. Total research and development costs were $2,454,000 in fiscal 1998 compared to $2,039,000 in fiscal 1997, an increase of $415,000. The increase in expenses in fiscal 1998 as compared to 1997 was largely due to the establishment of a research and development facility in Canada in fiscal 1998 where we incurred $221,000 in expenses. In addition, we incurred higher costs associated with development of our stationary power and our portable and mobile products.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative costs were $3,987,000 in fiscal 1998 compared to $2,562,000 in fiscal 1997, an increase of $1,425,000. In fiscal 1998 we recorded expenses of $551,000 in selling, general and administrative related to losses on uncompleted contracts that were recognized under the percentage-of-completion method of accounting for long-term contracts. There were no estimated losses recorded in fiscal 1997. In addition, in conjunction with the opening of our Canadian facility in May of 1997, we had approximately $198,000 of additional selling, general and administrative expenses in fiscal 1998. Salaries and benefits in fiscal 1998 also increased as we increased the number of employees in sales and administration from 9 to 17 consistent with our plans to begin limited production in our New Jersey facility. Other cost increases in fiscal 1998 as compared to fiscal 1997 were for the addition of a facility in New Jersey, additional costs for insurance coverage including product liability and for professional services.

    INTEREST AND OTHER INCOME, NET. Interest and other income was $724,000 in fiscal 1998 compared to $145,000 in fiscal 1997, an increase of $579,000. Interest income increased to $455,000 in fiscal 1998 from approximately $145,000 in fiscal 1997. The increase was primarily due to the higher levels of invested cash due to Sofinov's purchase of an equity interest in HPEC. Gain on foreign exchange was approximately $261,000 for fiscal 1998 due to exchange gains associated with transactions with HPEC. There were no comparable gains recorded in fiscal 1997.

    INTEREST EXPENSE. Interest expense was $41,000 in fiscal 1998 compared to $174,000 in fiscal 1997, a decrease of $133,000. At May 31, 1996, we had loans outstanding to a company then affiliated with us, Teledata International, Inc., and certain investors, totaling approximately $2.3 million which were payable at an interest rate of 10% per annum. During fiscal 1998, all of these loans were repaid.

LIQUIDITY AND CAPITAL RESOURCES

    Our capital requirements depend on numerous factors, including completion of our product development activities and market acceptance of our systems. We expect to devote substantial capital resources to expanding our manufacturing capacity to meet near-term commercial production requirements, to fund working capital requirements and to continue development work on our PEM fuel cell systems. At November 30, 1999 we had working capital of approximately
$20.4 million which primarily consisted of cash and cash equivalents compared to a working capital deficit of $1.7 million at May 31, 1999. This increase was primarily the result of private equity transactions consummated during the first six months of fiscal 2000 as described below. Cash flows used in operating activities and investing activities totaled approximately $3.3 million and $0.2 million, respectively, for the six months ended November 30, 1999. Outstanding loans and note obligations as of November 30, 1999 totaled $192,000.

    Substantially all of our capital has been raised through the issuance of our common and preferred stock in private equity transactions. Since 1989, approximately $53.2 million of equity has been invested in us. Of this amount, our founders and other individual investors have contributed approximately
$6.7 million in common equity.

    In July 1996, DQE Enterprises, Inc. invested $3.0 million for 200,000 shares of Series A convertible preferred stock. The Series A convertible preferred stock is entitled to cumulative dividends at a rate of 7.0% per annum. These dividends are payable in the form of common stock, valued at a market price of $1.875 per share in the absence of a public market price. DQE Enterprises has agreed to convert all shares of its Series A convertible preferred stock into 1,600,000 shares of our common stock immediately prior to the closing of this offering. At that time, we will also issue to DQE Enterprises approximately 375,000 shares of our common stock in payment of all cumulative dividends to which they are entitled.

    In July 1996, Singapore Technologies Kinetics Ltd. invested $5.0 million for 400,000 shares of Series B convertible preferred stock. The Series B convertible preferred stock is entitled to dividends in the event that dividends or distributions are paid on our common stock, in an amount per share equal to the as-if-converted common stock equivalent of its Series B convertible preferred shares. Singapore Technologies Kinetics has agreed to convert all shares of Series B convertible preferred stock into 3,200,000 shares of our common stock immediately prior to the closing of this offering.

    In May 1997, Sofinov Societe Financiere D'Innovation Inc., or Sofinov, invested $7.5 million for 500,000 shares of Series C convertible preferred stock. The Series C convertible preferred stock is entitled to dividends in the event that dividends or distributions are paid on our common stock, in an amount per share equal to the as-if-converted common stock equivalent of the Series C convertible preferred shares. On December 31, 1997, we issued an additional 100,000 shares of Series C convertible preferred stock to Sofinov for no consideration as a result of our contractual obligation to do so upon DQE Enterprises' failure to exercise warrants issued to them. Sofinov has agreed to convert all shares of its Series C convertible preferred stock into 4,800,000 shares of our common stock immediately prior to the closing of this offering.

    Simultaneously with the purchase of the Series C convertible preferred stock, Sofinov, Societe Innovatech du Grand Montreal, or Innovatech, and 9042-0175 Quebec Inc., a Sofinov affiliate, invested $5.0 million in exchange for a 50% interest in HPEC. HPEC is developing, among other things, our electrical/thermal co-generation stationary power product and has the exclusive rights to market this product in Canada. Immediately prior to the consummation of this offering, this equity interest will be exchanged for 2,666,664 shares of our common stock and HPEC will become our wholly-owned subsidiary. HPEC will have exclusive marketing rights to our stationary power products throughout North, Central and South America to the extent these rights do not infringe upon the license we granted to ECO.

    In August 1999, ECO invested $15.0 million for 8,000,000 shares of our common stock. At the same time, we entered into an agreement with ECO pursuant to which ECO paid us an initial territory licensing fee of $2.5 million and agreed to purchase, market and service our stationary power fuel cell systems in exchange for the exclusive marketing, distribution and servicing rights to those areas in the United States that are being serviced by ECO's affiliated rural electric cooperative members. The $2.5 million license fee has been deferred and will be recognized over a ten-year period, commencing with the first commercial sale.

    In November 1999, we issued a total of 3,200,000 shares of our common stock to Sofinov at a price of $1.5625 per share, or $5.0 million in total, pursuant to the terms of a May 1999 letter agreement. Under this agreement, Sofinov agreed to lend us up to $5.0 million in increments of at least $150,000, payable on demand. Sofinov had the right to convert the outstanding balance of these advances into shares of our common stock at a conversion price of $1.5625 per share. In addition, if the outstanding balance of the advances at the time of conversion was less than $5.0 million, Sofinov had the right to purchase additional shares of our common stock at $1.5625 per share to bring its total purchase up to $5.0 million. On November 30, 1999, the date Sofinov exercised its conversion right, the outstanding balance of Sofinov's advances was $2.1 million, and was converted into 1,344,000 shares of our common stock. Furthermore, Sofinov exercised its purchase right in full and purchased an additional 1,856,000 shares of our common stock.

    On November 30, 1999, we issued 3,200,000 shares of our common stock, at a price of $1.875 per share, or $6.0 million in total, to Hydro-Quebec CapiTech.

    Our capital requirements will be affected by many factors, including the success of current product offerings, the ability to enhance our current products and our ability to develop and introduce new products that keep pace with technological developments in the marketplace. We intend to use the proceeds of this offering for general corporate purposes including continued research and product development, expanded marketing and sales efforts, locating and acquiring a new manufacturing facility and for working capital. Additionally, we may also use a portion of the net proceeds to acquire or to invest in complementary businesses, technologies, products or services.

    We believe that cash from operations, together with the net proceeds of the sale of common stock in this offering, will be adequate to fund our operations for the next 12 months.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 is effective for all quarters of fiscal years beginning after June 15, 2000. We do not expect SFAS No. 133 to have a material effect on our financial condition or results of operations.

SECTION 382 OF THE INTERNAL REVENUE CODE

    Section 382 of the Internal Revenue Code limits the ability of a corporation that undergoes an "ownership change" to use its net operating losses to reduce its tax liability. While this offering of our common stock will not trigger such an ownership change, later transactions may do so. In that event, we would not be able to use our net operating losses from before our ownership change in excess of the limitation imposed by Section 382. This limitation generally would be calculated by multiplying the value of our stock immediately before the ownership change by the long-term tax-exempt rate as provided in
Section 382(f) of the Internal Revenue Code.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Our financial market risk includes risks associated with international operations and related foreign currencies, as we have a significant operation in Canada. Expenses in this operation are incurred in Canadian dollars and therefore are subject to foreign currency exchange risk. Through November 30, 1999, we have not experienced any significant negative impact on our operations as a result of fluctuations in foreign currency exchange rates. In addition our international business is subject to the risks typical of an international business including, but not limited to differing economic conditions, changes in political climate, differing tax structures, other regulations and restrictions, and foreign exchange rate volatility. Accordingly our future results could be materially and adversely affected by changes in these and other factors.

    The primary objective of our investment activities is to preserve principal while at the same time maximizing yields without significantly increasing risk. We maintain our portfolio of cash equivalents and investments in marketable securities in a variety of securities, including both government and corporate obligations and money market funds. We do not utilize any derivative financial instruments, derivative commodity instruments or other market risk sensitive instruments, positions or transactions in any material fashion. We believe that the investment-grade securities we hold are not subject to any material risks arising from changes in interest rates, however they may be subject to changes in the financial standing of the issuer of these securities.

                                    BUSINESS

INTRODUCTION

    We are a leader in developing, and believe that we were the first to complete a commercial sale of, proton-exchange membrane, or PEM, fuel cell systems. Fuel cells are devices that generate electricity efficiently and cleanly from the electrochemical reaction of hydrogen and oxygen. Hydrogen is typically derived from conventional fuels such as natural gas or propane, while the oxygen is drawn from the air. We have sold fuel cell systems for stationary and portable and mobile applications on a limited basis to the U.S. Government, state agencies and domestic and multinational corporations. We expect demand for our fuel cell products to be driven by the increasing worldwide need for distributed, off-grid electric power, as well as consumer preference for smaller power sources with longer operating lives and lighter weights. We believe that PEM fuel cells have the potential to provide electricity for a wide array of applications more cost-efficiently, effectively and environmentally cleaner than existing power generation sources. We were founded in 1989 and have developed, own or have been granted the exclusive rights to significant patents, proprietary technology and trade secrets covering fuel cells and ancillary systems.

OUR PRODUCT FOCUS

    Our business focus is to design, manufacture and sell PEM fuel cell systems that address the needs of existing and near-term commercial markets. We focus on two major product areas:

    - ON-SITE STATIONARY POWER UNITS WITH OUTPUTS OF 1 TO 25 KILOWATTS Stationary fuel cell systems can provide on-site power to replace or supplement the electric grid for use in residences, farms, small commercial establishments and industrial facilities, and certain telecom applications.

    - PORTABLE AND MOBILE POWER UNITS WITH OUTPUTS UP TO 15 KILOWATTS
     Portable fuel cell systems can power electronic equipment such as highway variable message signs, communications apparatus, sensor and metering devices, and personal portable electronic devices, such as video cameras and laptop computers.

    Mobile fuel cell systems can provide auxiliary power to operate the air conditioning and electronic systems of large vehicles, such as recreational vehicles or light rail coaches. These systems also can provide primary power for small, specialty vehicles such as forklifts, golf carts and airport terminal cars.

FAVORABLE INDUSTRY AND MARKET TRENDS

    STATIONARY POWER. According to the U.S. Department of Energy, over the next ten years, demand for electricity is expected to exceed existing and planned capacity for regulated utilities. In particular, we believe demand for fuel cell products will increase as the worldwide need for distributed, off-grid electric power grows. The restructuring of the electric utility industry is contributing to a move away from large central power generating plants with high-voltage transmission lines, to a new model whereby power is increasingly generated and distributed locally. In addition, environmental compliance requirements and higher air-quality standards are causing significant and continuous changes in power generation in the U.S. and worldwide. The distributed power applications sector, in which a dedicated electricity generator is located at or near the end user's site, is our principal target market. We believe that fuel cell systems will allow residential and small commercial consumers to generate electricity on-site from readily available and potentially renewable fuel sources.

    PORTABLE AND MOBILE POWER. We believe that demand for portable and mobile systems will be driven by consumer preference for smaller power sources with longer lives and lighter weights. We believe that one of the earliest commercial opportunities for low-power fuel cells will be as battery substitutes. A 1997 study by the Freedonia Group, a market research organization, has estimated that worldwide battery sales will increase by 8% per year, reaching $89 billion by 2005. This growth is based on increased demand for an expanding variety of battery-powered consumer devices, from video cameras and laptop computers to industrial applications.

    We believe that a number of industry and market trends favor significant penetration by fuel cells into the distributed power generation market. These trends include:

    - increasing requirements for continuous, reliable primary and backup electric power at residences, on farms, in commercial establishments and at small manufacturing facilities;

    - increasing trend toward decentralized communications systems requiring more reliable power than is available on the current electric grid;

    - continuing privatization and deregulation of utilities, which opens the market for alternative power;

    - rising demand for electric power in rural areas as well as in developing countries with minimal existing infrastructure;

    - increasing desire on the part of utilities to avoid costly transmission, maintenance and distribution expenditures; and

    - increasing regulation of the environmental impact of conventional fossil fuel and nuclear power generation and transmission.

PATH TO COMMERCIAL PRODUCTION

    We believe that we were the first to commercialize fuel cells and that the following represent key milestones towards our commercialization efforts:

DATE                                        MILESTONE
-----------------  ------------------------------------------------------------
February 1998      We began delivering limited-production quantities of 50-watt and 100-watt fuel cells to Ball Aerospace & Technologies
                   Corp., a major aerospace company, for integration into
                   systems it is delivering to the U.S. military.

June 1998          We made our first commercial sale when we began supplying
                   the New Jersey Department of Transportation with 65 backup power units for its variable message highway signs. As of
                   March 31, 2000, we had already delivered 47 of these units, all of which are in operation. We believe that this sale
                   represents the world's first commercial order for a sizeable number of competitively-bid, non-subsidized PEM fuel cell
                   systems offered with a warranty. The design for this product has resulted in additional sales of evaluation units to,
                   among others, a large, foreign energy company for backup
                   power for solar-powered communications installations.

November 1998      We sold fifteen 50-watt and one 100-watt evaluation systems to a major Scandinavian energy company for remote
                   telecommunications backup power applications.

August 1999        We entered into a ten-year agreement with ECO, the
                   subsidiary of a national energy cooperative formed by
                   members of the U.S. rural electrical cooperative community.
                   ECO invested $15 million in our company and paid us $2.5
                   million as a downpayment for licensing fees, in exchange for a mutually exclusive marketing, distribution and servicing arrangement for all of our stationary power products in the
                   1 to 25 kilowatt range.

DATE                                        MILESTONE
-----------------  ------------------------------------------------------------
March 2000         We have begun delivering to ECO, as its exclusive supplier, the prototype of our residential cogeneration unit, or RCU, which is designed to serve as a primary residential electric power source. Our goal is to commence shipping our initial commercial units in the second half of calendar year 2001.

OUR ECO RELATIONSHIP

    ECO is a national energy services cooperative structured as an independent organization formed in 1998 to assist rural electric cooperatives' efforts to diversify into fuel cells, distributive generation products, and natural gas and propane. ECO provides its members with products and services to help them take advantage of new energy technologies, supports them in their acquisition of natural gas and propane companies, obtains energy products and services and provides consulting services. Currently, approximately 240 of the more than 900 rural electric cooperatives in the U.S. are ECO members (who are also its owners) and membership continues to grow at a rapid pace. ECO is controlled by a board of directors who are appointed by these same cooperative members. Rural electric cooperatives currently service 83% of U.S. counties in 47 states and supply power to approximately 14 million U.S. households, farms and small businesses and have the right to market to an additional 37 million households. The 240 rural cooperatives, which are currently the ECO members, currently service in excess of 9 million homes.

    ECO has selected us to be its exclusive supplier of stationary fuel cells in the 1 to 25 kilowatt range. In addition, ECO has agreed not to sell to its cooperative members any of our competitors' fuel cell systems, so long as our fuel cell systems are not significantly less competitive in terms of quality, price and performance. ECO has already started its marketing efforts nationwide.

    ECO, has entered into arrangements with various cooperatives to install 44 of our initial production units in test sites throughout the country. These locations were chosen based on geography, climatic conditions (e.g. temperature and humidity) and traditional load curves. It is intended that the data obtained from these test units will be used to further develop our fuel cell size, design and operational components. Participation in this testing program was voluntary, and required participants to pay a test participation fee which will be refunded against future fuel cell purchases, and territory license purchases.

    In furtherance of this testing program, ECO created a fuel cell engineering committee, consisting of 50 managers, engineers and technical representatives from these cooperatives. Four sub-committees have also been established to focus on the fuel cell design and test protocol, safety and interconnection, code and building inspection and training and maintenance. The objective of these committees will be to provide guidance on the final commercial development of the stationary fuel cell.

    ECO purchased the exclusive rights on a per-household basis to be the supplier of fuel cells in the 1 to 25 kilowatt range in the U.S. and made an initial $2.5 million payment to us in August of 1999. These rights exclude sales of fuel cells to the national accounts of telecommunications companies for systems that power telecommunications equipment. The ultimate customer of the fuel cells will be the rural electric cooperatives. ECO has subdivided its distribution rights by county, and has itself begun to sell its rights to sell, distribute, lease, finance and service to ECO members, or to electric cooperatives which become ECO members. ECO members will be able to purchase the exclusive rights to the territories to which the cooperatives currently provide energy services as of August 15, 1999 on an exclusive basis until December 1, 2000. All unsold territories will then be available to be purchased by cooperatives on a "first come, first serve" basis. Any remaining unsold territories will revert back to us on the third anniversary of the date on which fuel cells are first available in commercial quantities. The purchase price paid to ECO will be based on the number of households in the purchased territory and a portion of the fee received by ECO will be paid to us. In addition to the exclusive distribution rights, the rural electric cooperatives will be required to purchase a minimum number of fuel cells each year, but will also be given volume discounts based on units purchased.

    ECO has agreed to purchase 12,300 of our stationary fuel cell systems at established unit prices, representing approximately $81 million in revenues. These purchases must be made within 30 months of the date when the 10th commercial unit is shipped. ECO's financial ability to perform under the agreement and to purchase units from us is entirely dependent on its ability to resell the units to its customer base, the rural electric cooperatives.

OUR COMPETITIVE ADVANTAGES

    We believe we have developed a leadership position in the commercialization of low and medium power sectors of the PEM fuel cell industry. We believe our fuel cell systems effectively address the requirements of a wide range of stationary, portable and mobile power applications.

    Our competitive advantages include:

    - EXISTING PRODUCTION CAPABILITY. Since June 1998, we have been delivering PEM fuel systems to the New Jersey Department of Transportation, which we believe represents the world's first commercial fuel cell sale. We recently have begun to ship our initial prototype RCU units to ECO.

    - EXCLUSIVE LICENSE TO FUEL PROCESSING TECHNOLOGY. We hold an exclusive license to use a proprietary, fuel-processing technology for fuel cell systems in the 1 to 10 kilowatt range, which encompasses the entire range suitable for remote and grid-connected residential cogeneration. This technology is used to process commonly available fuels, such as natural gas or propane, via steam-reforming, a highly efficient chemical process for extracting hydrogen from hydrocarbon fuels. H Power has licensed the technology to reduce the scale of steam-reforming equipment to meet the needs of a residential-power fuel cell system. We believe that the high-efficiency of this equipment will provide electricity at a lower cost per kilowatt-hour than can be achieved by fuel cell generators that use other types of fuel processors.

    - LEADERSHIP IN FUEL CELL AND RELATED TECHNOLOGY. We currently hold 20 U.S. and international patents related to fuel cells and fuel cell systems. We have applied for additional domestic and international patents related to fuel cell technology. We believe our comprehensive knowledge of fuel cell technology permits us to improve on its key elements and positions us to lead further technological advances in the industry.

    - COGENERATION CAPABILITIES. We believe our initial stationary systems will be the first to incorporate cogeneration capabilities. Cogeneration allows us to enhance significantly the overall efficiency of our fuel cell systems by capturing byproduct heat and supplying it and hot water to homes in addition to electricity.

    - EXTENSIVE EXPERTISE IN FUEL CELL SYSTEM DESIGN AND INTEGRATION. We have the expertise to design and develop the elements required for complete fuel cell systems and to select appropriate ancillary components and subsystems from outside vendors. We assist our customers in integrating our systems into their products and provide them with a complete, integrated solution.

    - ECO DISTRIBUTION CHANNEL. Our exclusive arrangement with ECO provides us with a primary distribution channel for our RCU product through which we can penetrate our target markets.

OUR BUSINESS STRATEGY

    Our goal is to establish PEM fuel cells as a major alternative energy source and to become the leading commercial provider of PEM fuel cells and fuel cell systems. The following are key elements in our strategy:

    - FOCUS ON EXISTING MARKETS FOR STATIONARY POWER PRODUCTS SUCH AS RURAL AREAS. We intend to initially distribute our stationary products to rural areas through ECO. We believe rural areas will be among the most likely early adopters of fuel cell systems because these markets require alternative stationary power sources such as our RCU systems. In the future, our goal is for manufacturing efficiencies to lead to cost reductions that will make our products attractive to more price-sensitive, grid-connected urban and suburban locations.

    - STRENGTHEN AND EXPAND OUR STRATEGIC RELATIONSHIPS. We are seeking to strengthen our existing strategic relationships, such as our ECO relationship, as well as aggressively pursue additional manufacturing, marketing and distribution partnerships.

    - PENETRATE MARKETS FOR PORTABLE AND MOBILE FUEL CELL PRODUCTS. We will seek to increase sales of our portable and mobile fuel cell systems in addition to continuing to supply demonstration and prototype models of these systems to a broad range of customers with multiple potential applications.

    - DEVELOP LOW-COST, STATE-OF-THE-ART MANUFACTURING CAPABILITIES. Our goal is to acquire state-of-the-art manufacturing facilities and develop strategic manufacturing partnerships, including outsourcing relationships, necessary to produce our fuel cell systems in commercial quantities on a low-cost, high-quality basis.

    - CAPITALIZE ON OUR TECHNOLOGICAL ADVANTAGES OVER OTHER FUEL CELL DEVELOPERS AND OTHER POTENTIAL ALTERNATIVE POWER SOURCES. We are seeking to continue to capitalize on our proprietary technologies in developing our fuel cell systems. For example, we believe our license for the exclusive use of steam reforming technology will provide our products with a significant advantage in hydrogen yield and overall system efficiency as compared with other fuel processing methodologies.

    - DEVELOP AND ACQUIRE ADVANCED COMPLEMENTARY TECHNOLOGIES. We believe that several new technologies could provide advantages for certain applications over systems that require fuel processing equipment to deliver hydrogen to a fuel cell. For example, the direct methanol fuel cell, or DMFC, converts the chemical energy of liquid methanol directly into electrical energy. We have been pursuing the development of DMFC technology under U.S. Government contracts and through internally-funded projects. In addition, we will evaluate acquiring advanced, complementary technologies.

OUR PRODUCTS

    Our current products consist of PEM fuel cell systems for stationary power and portable and mobile power.

    STATIONARY POWER PRODUCTS

    Stationary fuel cell systems can provide on-site power to replace or supplement the electric grid for use in residences, farms, small commercial establishments and industrial facilities, and certain telecom applications. Our fuel cells' low emissions, low noise and high efficiency will allow them to be installed near or at the end-user's location, which will eliminate expensive transmission and distribution costs. Additionally, our fuel cells' negligible regulated emissions and quiet operation significantly reduce complex issues associated with siting and licensing traditional power sources. The following table outlines each of our stationary power products and the current status of our commercialization efforts.

PRODUCT NAME AND DESCRIPTION            APPLICATION                      STATUS
-----------------------------  -----------------------------  -----------------------------
RCU                            - Residential cogeneration of  - Commenced shipping of field
  1 to 10 kilowatt AC            electricity and heat           test units in March 2000
  generator of electricity       (providing all the           - Commercial production is
  and by-product heat            electricity needs of a         expected to commence in the
                                 home)                          second half of calendar
                               - Initial market is off-grid     year 2001
                                 sites fueled with propane
                               - Follow-up market is grid-
                                 connected sites fueled with
                                 natural gas

EPAC                           - Backup power for homes       - Available in pre-production
  250 or 500 watt AC,            during grid power outages      quantities for evaluation
  hydrogen-fueled power                                         by selected customers
  supply

TELPAC                         - Distributed telecom backup   - In preliminary development
  500 to 5000 watt, liquid       power
  fuel power supply

    Our first product for primary power generation at residences is the RCU system, which will provide 3 kilowatts of continuous power and peak power of up to 10 to 15 kilowatts. When the system is required to produce more than 3 kilowatts, the excess power will be provided by a battery. The battery will be recharged when the required power drops below 3 kilowatts. This fuel cell system will process propane or natural gas, yielding electricity and heat for hot water as well as space heating. The RCU will incorporate a fuel processor based on proprietary steam reforming technology, for which we have obtained exclusive rights. The economics of replacing grid-delivered electricity with home-generated power are sensitive to fuel efficiency and we believe that our licensed steam reforming technology will provide a competitive advantage over other types of fuel processing in the potentially large urban, grid-connected market for distributed power generation.

    Our fuel cell stack operates at near atmospheric pressures, which allows the use of an air blower, instead of a compressor. This results in substantially lower power consumption, greater fuel efficiency, less system complexity and less noise.

           [Artist's rendition of the Residential Cogeneration Unit]

    In February 1999, our EPAC furnace power backup unit won a first prize in the Home Energy category at the 20(th) Salon National de l'Habitation, a major home show held annually in Montreal. The EPAC unit is designed to provide backup power to gas or oil furnaces during power outages and it also can supply power to run appliances such as refrigerators, freezers, televisions or sump pumps.

    PORTABLE AND MOBILE PRODUCTS

    Portable fuel cell systems can power electronic equipment and personal portable electronic devices. Mobile fuel cell systems can provide auxiliary power for applications that operate the air conditioning and electronic systems of large vehicles. The power requirements for portable and mobile electronic devices continue to expand. Leading battery technologies, however, are rapidly approaching the practical limits of their energy storage capabilities. In response to the growing demand for portable and mobile power, we have produced a wide array of prototypes and commercial portable and mobile fuel cell systems for product applications that require a low, steady state power draw for long durations.

The following table outlines each of our portable and mobile power products and the current status of our commercialization efforts.

PRODUCT NAME AND DESCRIPTION            APPLICATION                      STATUS
-----------------------------  -----------------------------  -----------------------------
POWERPEM(-REGISTERED TRADEMARK-)-D35-- - Educational          - Limited production
  35 watt, 12 volt DC,         - Demonstration
  hydrogen-fueled power        - Scientific
  supply

POWERPEM(-REGISTERED TRADEMARK-)-VMS50-- - Backup power for solar - Limited commercial
  50-100 watt, 12 volt DC,       variable-message road signs    production
  hydrogen-fueled power
  supply for battery charging

POWERPEM(-REGISTERED TRADEMARK-)-SSG50-- - General purpose power - Limited production
  50 watt, 12 volt DC,         - Remote communications and
  hydrogen-fueled power          instrumentation
  supply                       - Railroad and traffic
                                 equipment

POWERPEM(-REGISTERED TRADEMARK-)-PS100/250-- - Telecommunications backup - Limited production
  100 or 250 watt DC,            power
  hydrogen-fueled power        - Auxiliary power units
  supplies                       (railroad/medical)
                               - Electric wheelchairs
                               - Small electric vehicles
                               - Remote power

    In addition to the products outlined above, we are also completing the design of a hydrogen-fueled, 500 watt DC power supply to extend the range of applications now addressed by the POWERPEM(-REGISTERED TRADEMARK-)-PS100 and -PS250. We are also developing products that can be used to power diverse applications such as radio transmitters and robotic vehicles. Our development activities are targeted towards capitalizing on major market opportunities in both military and commercial sales. Our remote-lighting system products incorporating the POWERPEM-REGISTERED TRADEMARK--VMS50 are currently under development and have the potential for wide use in applications such as construction, advertising and transportation.

KEY BUSINESS RELATIONSHIPS

    OUR EQUITY INVESTORS. Our major investors have invested an aggregate of approximately $46.5 million in cash for the funding of our ongoing and planned operations. These investors' contributions are not purely financial. Individually and collectively, they have helped us identify new business opportunities and potential technology partners. These investors also participate actively in the management of our business affairs through their respective representatives or observers on our board of directors. Our major investors include:

    - DQE Enterprises, Inc. is a wholly-owned subsidiary of DQE, Inc. (NYSE:DQE), which delivers essential products, such as electricity, gas, water and communications to homes and businesses and offers services which use technology to increase the value of these essential products for customers. DQE Enterprises acquires and develops companies involved in electronic commerce, communications and energy services and technologies, including power systems for distributed energy generation.

    - ECO Fuel Cells, LLC, a subsidiary of Energy Co-Opportunity, Inc., markets services and products to the more than 900 rural electric cooperatives that operate in territories comprising about two-thirds of the land mass of the U.S. ECO will sell, market and distribute our stationary power products in the 1 to 25 kilowatt range.

    - Hydro-Quebec CapiTech Inc. is a division of Hydro-Quebec, a major Canadian electric utility, and specializes in technology investments.

    - Singapore Technologies Kinetics Ltd., a division of Singapore Technologies Engineering Ltd., a large conglomerate headquartered in Singapore. They principally make ordnance products, such as heavy vehicles for military use and invests in promising technologies, including power generation.

    - Sofinov Societe Financiere d'Innovation, Inc. is the technology investment arm of Caisse de Depot, a large Canadian pension fund with more than $70 billion in assets under management.

    OUR VENDORS AND TECHNOLOGY PROVIDERS. Several of our suppliers of key components or materials are working with us in cooperative technology development programs to improve and optimize system performance through a closer sharing of development data than is typical in a vendor/user relationship. Examples of relationships that we currently have in place or are developing include development programs in the areas of fuel processing, fuel cell stack components and test equipment. These relationships not only have the potential to optimize the performance of our fuel cells, but also may decrease our manufacturing costs significantly.

    OTHER STRATEGIC ALLIANCES. We have identified, and will continue to seek out, partners for strategic alliances that meet our defined business needs. In January 1999, we established a joint-technology development program with EPYX, Inc., a subsidiary of Arthur D. Little, Inc., dedicated to fuel processing technology for stationary and transportation applications. Our development program is designed to integrate our fuel cell stack and system technology with the fuel processing technology of EPYX. This two-year, $6.5 million-program is being partially supported by the National Institute of Science and Technology under its advanced technology program. In addition, we intend to aggressively pursue manufacturing, marketing and distribution alliances in the future.

    GOVERNMENT SPONSORED RESEARCH AND DEVELOPMENT CONTRACTS. Since inception, we have been awarded approximately $19.5 million in federal and state government contracts. We believe most of the technology developed under these government contracts can be utilized in our fuel cell product applications.

HOW A PEM FUEL CELL FUNCTIONS

    A PEM fuel cell is a device that silently produces electricity through an electrochemical reaction in which hydrogen and oxygen are combined to generate electricity, with usable heat and water as the principal by-products. The hydrogen used in the process is derived from fuels such as natural gas, propane, methanol or other petroleum products and the oxygen is drawn from the air. As is illustrated by the following diagram, our fuel cells consist principally of two electrodes, the anode and the cathode, separated by a polymer electrolyte membrane. Each of the electrodes is coated on one side with a platinum-based catalyst. Hydrogen fuel is fed into the anode and air enters through the cathode. In the presence of the platinum catalyst, the hydrogen molecule splits into two protons and two electrons. The electrons from the hydrogen molecule flow through an external circuit creating an electric current. Protons from the hydrogen molecule are transported through the polymer electrolyte membrane and combine at the cathode with the electrons and oxygen from the air, to form water and generate by-product heat.

                   [Functional Diagram of the PEM Fuel Cell]

    Individual fuel cells are positioned between electrically conducting bipolar plates and combined into a fuel cell stack as is illustrated in the following diagram. The voltage of a stack of cells is proportional to the number of cells. The number of cells in a stack and the cell surface area determine the amount of electrical power that can be generated. The DC power produced by a fuel cell stack is either applied directly to a DC load or converted to AC power by an inverter. The heat generated in the process can be used in cogeneration heating and offers the potential to enhance significantly the overall efficiency of a PEM fuel cell system.

                         [Diagram of a Fuel Cell Stack]

BENEFITS OF FUEL CELL SYSTEMS

    Compared with currently available energy storage and production alternatives, fuel cell systems have a combination of characteristics that make them attractive for a wide variety of current niche applications. Typically, fuel cell systems are attractive to users of electricity who require portability, mobility, an independent off-grid power source, a remotely located electrical power source or an on-site backup power source when the grid fails.

    ADVANTAGES OF PEM FUEL CELLS OVER OTHER TYPES OF FUEL CELLS. Other types of fuel cells have been under development for a variety of applications but we believe that PEM fuel cells have distinct advantages over each of these for immediate commercialization. PEM fuel cells can provide power ranging from milliwatts to kilowatts, depending on their size and configuration. PEM fuel cells operate at low temperatures, which allows for faster start-ups. They also respond rapidly to changes in demand for power. We believe that PEM fuel cells have the greatest potential for rapid and profitable commercialization of systems that can be utilized for the broadest range of commercial, industrial and consumer products. We also believe that PEM fuel cells are better suited for small portable and mobile applications than other types of fuel cells.

    ADVANTAGES OF PEM FUEL CELLS OVER COMBUSTION-POWERED GENERATORS. PEM fuel cell systems have inherent operational and environmental advantages over combustion-powered generators:

                  ATTRIBUTE                                      ADVANTAGE
---------------------------------------------  ---------------------------------------------
Fuel cells are electrochemical devices,        Greater efficiency and lower operating costs
rather than combustion-powered generators.     through fuel savings.

Fuel cells are virtually pollution and         More suitable for home use; can be located
odor-free.                                     within the home or business.

Fuel cells operate quietly.                    More suitable for residential and densely
                                               populated environments.

Fuel cells are reliable and require minimal    Better adapted to intermittent use in backup
maintenance.                                   power systems.

Even small units can efficiently recover       Greater fuel economy through cogeneration of
by-product heat.                               power and heat.

    ADVANTAGES OF PEM FUEL CELLS AND BATTERY/FUEL CELL HYBRIDS OVER
BATTERIES. Fuel cell systems have the potential to solve the most challenging current battery problem, which is insufficient energy at a given weight or volume:

                  ATTRIBUTE                                      ADVANTAGE
---------------------------------------------  ---------------------------------------------
The energy of a fuel cell is limited only by   Fuel cells can operate indefinitely when
the availability of its external fuel supply.  connected to a pipeline fuel source; fuel cells can operate longer than batteries for a
                                               given system weight and volume since the
                                               energy of a battery is limited by its size.

Fuel cells can operate more effectively than   Greater tolerance to elevated temperatures
conventional batteries at elevated             means longer system life and higher
temperatures.                                  reliability in harsh environments.

Commercial fuel cell technology is still in    Leading battery technologies are nearing the
the early stages of development.               practical limits of their energy storage
                                               capabilities.

RESEARCH AND DEVELOPMENT

    Our research team focuses on improving PEM fuel cell performance by working to optimize materials and processes. These activities are critical to achieving a higher cell power density, which leads directly to smaller, lighter, lower-cost and more fuel-efficient fuel cell stacks and systems.

    Our materials research efforts address the function, durability and cost of our fuel cell stack components, including electrode materials, membranes, bipolar plates and seals. The bipolar plates are a key area of focus because they perform a variety of critical fuel cell functions. These functions include conducting electricity from cell to adjacent cell, distributing the hydrogen and oxygen over the electrodes and removing the water that is produced as a by-product.

    Our development team improves the designs of our existing products and generates new product concepts. This team initiates advanced fuel cell stack and system concepts and develops associated pre-prototype and prototype hardware. This team also develops new methods for the removal of heat from a fuel cell and for the humidification of the cell membrane, thereby increasing the utility of existing products.

    The activities of our development team are complemented by the multi-kilowatt system development team efforts at HPEC. This team, in concert with our system integration engineers, provides for the specification, procurement, evaluation and optimization of key subsystem hardware such as fuel processors, power conditioners and overall system assembly.

STATUS OF OUR TECHNOLOGY

    Our in-house PEM fuel cell system development efforts have concentrated on fuel cell components, fuel cell stack, system components and system integration, as well as hydrogen storage and generation subsystems for low- and medium-power applications. The proprietary technologies that we have developed include:

    - formulation and fabrication of electrodes and membrane-electrode assemblies;

    - design and fabrication of bipolar plates;

    - management of heat and water within the fuel cell stack and overall system;

    - fabrication and assembly methodologies for cells and stacks; and

    - hydrogen fuel storage and generation.

    Our technologies have resulted in compact, efficient fuel cell systems that we believe can be mass produced, reliably and cost-effectively for a wide array of current applications. We believe that our fuel processing and overall system-integration experience, as well as our established relationships with third-party suppliers, allows us to acquire effectively and economically all necessary auxiliary components for our fuel cell systems.

    OUR FUEL CELL STACKS. Our development program has emphasized the design and fabrication technologies for fuel cell stacks. The design characteristics differ between "higher-power," multi-kilowatt stacks, which are used for stationary power applications and "lower-power" stacks, which are used for portable power and battery replacement. Our proprietary low-power stack design achieves compactness and internal humidification, as well as user-friendly features such as external air-cooling and non-humidified reactants. We have successfully implemented this technology in many prototype, pre-commercial and commercial fuel cell systems.

    We cool high-power stacks by directing a flow of water through them. This approach allows the stacks to operate at a higher power and provides by-product heat for hot water and space heating. Since 1997, we have utilized a platelet-type bipolar plate technology acquired on an exclusive basis from Aerojet Corporation, which provides for the incorporation of cooling-water flow-fields within the bipolar plates of our high-power stacks. We have fabricated and assembled dozens of developmental fuel cell stacks of this type in the 1 to 5 kilowatt range. Our internal test results have confirmed that this platelet-type bipolar plate technology provides compactness and a particularly high degree of temperature uniformity throughout the fuel cell stack. We believe that this offers a significant advantage with respect to the reliability and durability of our PEM fuel cells.

    OUR FUEL STORAGE AND PROCESSING-INTEGRATED SYSTEMS. Our low-power fuel cell systems generally incorporate some means of hydrogen storage and supply. Examples are pressurized hydrogen vessels, metal-hydride canisters and chemical hydrides that generate hydrogen upon reaction with water. We typically integrate pressurized hydrogen or metal-hydride units into our fuel cell systems. We have delivered many prototype, pre-commercial and commercial systems based on hydrogen and metal-hydride fuel supplies.

    To expand the utility of small fuel cell systems in the marketplace, we are developing processes in which hydrogen is generated from common, widely-available fuels such as natural gas, liquid propane or methanol. For these fuels, we are working with selected outside development companies to obtain reforming technologies suitable for use in PEM fuel cell systems.

    Fuel processing hardware for our multi-kilowatt products will be fabricated by suitable outside contractors in accordance with our specifications. We have acquired pre-prototype and prototype fuel processor hardware suitable for residential applications and this hardware is undergoing evaluation, optimization and integration within fuel cell systems at our facilities.

    Power conditioning hardware, such as DC-to-AC inverters, for our products will similarly be specified by us and procured from outside contractors. We are evaluating performance, availability and cost profiles from potential suppliers, and we have acquired our initial hardware.

MANUFACTURING

    PHASE I--LOW VOLUME COMMERCIAL PRODUCTION. Our research and product development process has evolved over the past two years to the point where we are in low-volume commercial production of certain fuel cell systems and are producing prototype versions of other systems. Though the level of automation has been low, with much of the assembly being manual, we have gone through the early stages of design optimization and, over time, have produced fuel cells with increasing power per unit weight and at significantly lower cost than earlier models. Cost reductions achieved by these efforts over the past two years are attributable to, among other things, volume purchases of components and materials, technological advances and the redesign of our products for ease of manufacturing. Our goal is to achieve additional cost reductions as we move into higher-volume manufacturing phases.

    PHASE II--MEDIUM TO HIGH VOLUME COMMERCIAL PRODUCTION. The next stage of our manufacturing strategy is to implement a major upgrade of our production capabilities to enable medium-to-high-volume commercial production. Existing forms of equipment and manufacturing processes currently available in the battery industry are directly applicable to our fuel cell technology.

    We recently received a comprehensive manufacturing plant siting study from a major international consulting firm identifying potential plant locations in the eastern United States and Canada. We estimate that the size of the facilities necessary to meet the anticipated demand for our products through 2002 will exceed 100,000 square feet. We intend to acquire and occupy a new manufacturing facility by the end of 2000 and our goal is to commence commercial sales of stationary units by the second half of calendar year 2001.

    PHASE III--HIGH VOLUME COMMERCIAL PRODUCTION. To progress to the next stage of volume manufacturing, we will selectively upgrade a number of the manufacturing steps to semi-automated operation or create automated cells that can perform a series of processes. We intend to:

    - upgrade product designs for automated production;

    - identify and contract with suppliers to outsource certain non-critical parts and assemblies;

    - develop our vendor networks for materials sourcing; and

    - procure and install equipment needed to meet production demands.

    As we reach successively higher volumes of production, we believe that we can achieve substantial cost reductions through improved equipment and operator efficiencies, and by taking advantage of high-volume orders in the purchase of materials.

SALES AND MARKETING

    We sell and market our products to companies and governmental agencies throughout the world. We intend to expand our existing sales and marketing organization to fully exploit market opportunities. Integral to our marketing strategy is the identification and cultivation of partnerships with third parties, such as ECO, DQE Enterprises, Hydro-Quebec and other potential industry partners, that can serve as a distribution networks for our products. We also intend to appoint independent sales representatives and distributors to sell our products internationally and provide product support functions.

INTELLECTUAL PROPERTY

    In general, our proprietary technology is comprised of the physical and chemical design of our fuel cell components, fuel cell stacks and our manufacturing and assembling methodology and procedures. We have 17 patents issued or allowed in the U.S. and one patent issued or allowed in each of Europe, Taiwan and Singapore covering our proprietary technology. In addition, we have filed patent applications domestically and internationally relating to fuel cell technology to protect proprietary features arising from our development efforts. We also have filed numerous "Document Disclosures" with the U.S. Patent and Trademark Office in preparation for submitting corresponding patent applications.

    We license some of our technology from third parties. For example, in August 1998, we acquired the right to use steam reforming technology pursuant to the grant of an exclusive worldwide license. This license will remain exclusive unless we fail to meet minimum levels of production and royalty payments during the next several years.

    We have also accumulated substantial trade secrets and "know-how" since our inception relating to fuel cell design and assembly. We rely on confidentiality agreements to protect our unpatented proprietary information, know-how and trade secrets. We believe, however, that our success is substantially dependent on the knowledge, experience and technical expertise of our employees. In this regard, our employees are required to enter into agreements providing for confidentiality and the assignment of rights to inventions made by them while employed by us. These agreements also contain non-competition and non-solicitation clauses for the term of employment and for one year thereafter.

COMPETITION

    We compete primarily on the basis of reliability, efficiency, cost and environmental considerations. A number of companies located in the United States, Canada and abroad are developing PEM fuel cell technology. Many of these companies possess greater financial, technological and personnel resources than we do and represent significant competition. Ballard Power Systems has been developing PEM fuel cell technology with a number of partners and is a potential competitor. A number of major automotive and manufacturing companies also have in-house PEM fuel cell development efforts. Although we believe several companies have established residential fuel cell system development programs, we believe that these companies are still in the development stage. Plug
Power Inc. and Avista Corp. are potential competitors for residential applications. We are not aware of any competitors in the less than 1 kilowatt segment of the market, wherein we have four products now in low-volume production.

    We also compete with companies that are developing other types of fuel cells. In addition to PEM fuel cells, phosphoric acid fuel cells, molten carbonate fuel cells, solid oxide fuel cells and alkaline fuel cells are generally considered to have viable commercial applications. These fuel cells differ in regard to cell materials and operating temperature. While all fuel cell types have potential environmental and efficiency advantages over traditional power sources, we believe that PEM fuel cells can be manufactured less expensively and are more efficient and more practical in small-scale applications.

    We believe that our systems will also compete with other distributed generation technologies, including microturbines and engine-generators. We believe that our fuel cell systems will have a competitive advantage because they can be more easily scaled to residential size and will be more efficient in handling the load profile of residential customers. We also believe that they will be quieter, environmentally cleaner, more efficient, and less expensive to install, service and maintain. We also expect that our systems will compete very favorably from a cost standpoint with solar- and wind-powered systems. Furthermore, our products could potentially compete with current conventional power sources such as batteries and providers of on-grid electricity.

GOVERNMENT REGULATION

    We do not believe that we will be subject to existing federal and state regulatory commissions governing traditional electric utilities and other regulated entities. We anticipate, however, that our products and their installation will be subject to oversight and regulation at the local level in accordance with state and local ordinances relating to building codes, safety, pipeline connections and related matters. Such regulation may depend, in part, upon whether a system is placed outside or inside a home. At this time, we do not know which jurisdictions, if any, will impose regulations upon our products or installation. We also do not know the extent to which any existing or new regulations may impact our ability to distribute, install and service our products. Once our products reach the commercialization stage and we begin distributing our systems to our early target markets, federal, state or local government entities or competitors may seek to impose regulations. We intend to encourage the standardization of industry codes to avoid having to comply with differing regulations on a state-by-state or locality-by-locality basis.

EMPLOYEES

    As of February 29, 2000, we employed 126 persons. None of our employees is represented by a labor union. We consider our relationships with our employees to be satisfactory. All key employees have signed confidentiality and non-competition agreements. These agreements prohibit our employees from disclosing any of our confidential information at any time during or after their employment with us and prohibit them from competing with us for one year following termination of their employment.

FACILITIES

    We lease through two separate leases approximately 27,000 square feet in two buildings in an industrial park located in Belleville, New Jersey. Each of these leases expires in July 2001. We have an option to renew the lease for the building that is dedicated to our product engineering and manufacturing of fuel cells for an additional year.

    In December 1999, we entered into a lease for approximately 4,400 square feet of office space in Clifton, New Jersey. Our executive offices are located at this location. This lease expires in July 2001. HPEC leases approximately 9,000 square feet in an industrial park near Montreal which expires in September 2000. HPEC expects to lease an additional 3,000 square feet of manufacturing space in Montreal in the near future.

    We estimate that we will need at least 100,000 square feet of manufacturing space in the next few months in order to meet demand for our products through 2002. We believe that additional space will be available on commercially reasonable terms as and when needed.

LEGAL PROCEEDINGS

    We are not a party to any material pending legal proceedings, nor is any of our property, including intellectual property, the subject of any material pending legal proceedings.

                                   MANAGEMENT

OUR DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

    Our directors, executive officers and key employees, and their ages and positions, are:

NAME                           AGE                                     POSITION
---------------------------  --------   ----------------------------------------------------------------------
H. Frank Gibbard(1)........     59      Chief Executive Officer, Director
Arthur Kaufman.............     62      Vice President of Technology
William L. Zang............     46      Chief Financial Officer, Director
Thomas H. Michael..........     44      Vice President, Administration and International Operations and
                                        Assistant Secretary
Jean-Guy Chouinard.........     49      General Manager--H Power Enterprises of Canada
Fong Saik Hay(1)...........     43      Director
Rachel K. Lorey............     35      Director
John A. McSweeney(1).......     54      Director
Ivan Roch..................     56      Director
Thomas N. Russo............     51      Director

------------------------

(1) Member of the compensation committee.

    DR. H. FRANK GIBBARD has served as our Chief Executive Officer since October 1996 and has been a member of our Board of Directors since June 1997. From 1995 through 1996 Dr. Gibbard operated his own research company, Gibbard Research and Development Corporation. From 1991 to 1995, Dr. Gibbard was employed by Duracell Inc. as Vice President, R&D and Advanced Engineering.
Dr. Gibbard received a B.S. degree in Chemistry from the University of Oklahoma and a Ph.D. in Chemistry from the Massachusetts Institute of Technology.

    DR. ARTHUR KAUFMAN has served as our Vice President of Technology since October 1999, Vice President, Technology & Engineering from November 1996 through October 1999 and Director of Technology from July 1995 through
November 1996. Dr. Kaufman had previously served as our President from 1989 through 1995. Dr. Kaufman has been responsible for our research and development programs and the administration and performance of all government programs.
Dr. Kaufman was previously employed by Engelhard Corporation, where he served as Research Manager for that company's fuel cell program, and by United Technologies Corporation, where he served as Research Engineer in a broad range of fuel cell development activities. Dr. Kaufman holds B.S., M.S. and Ph.D. degrees in Chemical Engineering from Massachusetts Institute of Technology, University of Florida and University of Connecticut, respectively.

    WILLIAM L. ZANG has served as our Chief Financial Officer since
December 1999 and has been a member of our Board of Directors since March 2000. From February 1997 to December 1999, Mr. Zang served as a business and financial consultant. From March 1997 to June 1999 in his consulting capacity, he acted as Vice President, General Manager International of Alpha Technologies, a manufacturer of cable telecommunications power supplies. Mr. Zang was employed by Alpha Technologies as its Vice President, Corporate Development from
June 1996 to February 1997. Prior to June 1996, Mr. Zang served for approximately 10 years as the Vice President, Finance and Secretary of International Power Machines, a manufacturer of high technology power supply systems. Mr. Zang received a B.S. degree in Accountancy from the University of Illinois, Champaign and an M.B.A. in Finance from Loyola University.

    THOMAS H. MICHAEL has served as our Vice President, Administration and International Operations since October 1999 and as our Assistant Secretary since December 1999. He previously served as Director, Corporate Finance of our Canadian subsidiary, H Power Enterprises of Canada, or HPEC, from April 1998 to October 1999. Mr. Michael has over 20 years experience in public accounting, finance and international business. Prior to joining H Power, from 1997 to 1998, Mr. Michael was employed as a financial and management consultant for JRM Global. From 1994 to 1997, Mr. Michael served as Chief Financial Officer of Decolin Inc. Mr. Michael holds a Bachelor of Commerce and a graduate Diploma in Accountancy from Concordia University. Mr. Michael is also a Chartered Accountant and a member of The Canadian Institute of Chartered Accountants.

    JEAN-GUY CHOUINARD has served as General Manager of H Power Enterprises of Canada, Inc. since April 1998. Prior to joining H Power, from 1994 to 1998,
Mr. Chouinard served as Director of Research for Natural Gas Technologies Centre where he led a research team in the development of gas technologies that resulted in the issuance of six patents. Prior to 1994, Mr. Chouinard held several positions at Gaz Metropolitan Limited Partnership, DATECH.
Mr. Chouinard holds B.S. and M.S. degrees in Physics from the University of Montreal and University of Toronto, respectively, and received an M.B.A. from Concordia University.

    FONG SAIK HAY has been a Director since July 1996. Since 1990, Mr. Fong has been the Director of Engineering of Singapore Technologies Kinetics Ltd. His principal roles during this time have involved leading a development staff of approximately 300 people in developing military and commercial vehicles and acting as Chief Technology Officer in identifying new technologies. From 1986 to 1989, Mr. Fong was a Principal Engineer in Chartered Industries of
Singapore Ltd.

    RACHEL K. LOREY has been a Director since July 1999. Ms. Lorey has served as Vice President of DQE Enterprises, Inc. since February 1999. Prior to then,
Ms. Lorey practiced as an attorney in the Pittsburgh offices of Jones, Day, Reavis & Pogue from January 1996 through February 1999, and of Kirkpatrick & Lockhart L.L.P. from 1989 through 1995. Her practice area focused on corporate transactions, including mergers and acquisitions, divestitures, joint ventures and financings.

    JOHN A. MCSWEENEY has been a Director since October 1999. Mr. McSweeney has served as President and Chief Executive Officer of Energy Co-Opportunity, Inc., the parent company of ECO Fuel Cells, LLC, since June 1999. Prior to this, Mr. McSweeney served as a Vice President & General Manager for AmeriGas Propane, L.P. from 1995 through 1998, where he oversaw AmeriGas' Midwest region, which consisted of 50 locations and approximately 400 employees.

    IVAN ROCH has been a Director since December 1999. From 1997 to 1999,
Mr. Roch served as a consultant (in the capacity of a general manager) to Ateliers Wood Inc., a company that specializes in electromechanical equipment repairs. Mr. Roch was employed from 1995 to 1997 as the President and General Manager of Les Materiaux De Pointe Precitech Inc., a start-up venture that manufactured powder metal parts for industrial uses. From 1994 to 1995, Mr. Roch was a Project Manager for Les Enterprises Barrette Ltee and focused on developing products from excess raw material used in a saw milling operation.

    THOMAS N. RUSSO has been a Director since June 1989. Mr. Russo has been employed by the Federal Energy Regulatory Commission since 1978 and is currently serving in the Office of External Affairs and Energy Markets. Prior to this, Mr. Russo was a Special Assistant to the Director in the Offices of Hydropower Licensing and Pipeline Regulation. During this time, Mr. Russo has been involved in various electric power, natural gas, hydropower and environmental impact issues.

BOARD COMMITTEES

    The audit committee of our board of directors will be established as soon as practicable following the closing of this offering. Our audit committee will have the responsibility of reviewing our audited financial statements and accounting practices. This committee will consider and recommend the appointment of independent accountants and approve fee arrangements with them for audit functions and for advisory and other consulting services. The audit committee will be composed solely of independent directors and will have at least three members. We are in the process of identifying and intend to retain or appoint the services of additional outside directors to serve on our audit committee prior to the completion of this offering in compliance with the rules promulgated by the Securities and Exchange Commission and The Nasdaq Stock Market, Inc.

    Our compensation committee has been in existence since November 1996 and consists of a majority of independent directors. The compensation committee reviews and approves compensation and benefits for our employees, consultants and directors and administers our employee plans.

DIRECTOR COMPENSATION

    Directors are reimbursed for expenses actually incurred in connection with attendance at each meeting of the board or any committee thereof.

EXECUTIVE COMPENSATION

    The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to our chief executive officer and to all other executive officers whose total cash consideration exceeded $100,000 for services rendered to us during the fiscal year ended May 31, 1999.

                           SUMMARY COMPENSATION TABLE

                                                  ANNUAL COMPENSATION            LONG-TERM COMPENSATION
                                           ----------------------------------   -------------------------
                                                                                SECURITIES
                                                                    OTHER       UNDERLYING       ALL
                NAME AND                                            ANNUAL       OPTIONS/       OTHER
           PRINCIPAL POSITION               SALARY     BONUS     COMPENSATION      SARS      COMPENSATION
-----------------------------------------  --------   --------   ------------   ----------   ------------
H. Frank Gibbard, Chief Executive
  Officer................................  $180,900        --       $7,990             --            --

Arthur Kaufman, Vice
  President-Technology...................  $122,786        --       $2,486             --            --

STOCK OPTIONS

    No individual grants of stock options were made during the year ended
May 31, 1999 to any of our executive officers named in the summary compensation table.

    The following table sets forth at May 31, 1999 the number of options and the value of unexercised options held by each of the executive officers named in the summary compensation table. The dollar values have been calculated by determining the difference between the fair market value of the securities underlying the options at May 31, 1999 and the exercise prices of the options. Solely for purposes of determining the value of options at May 31, 1999, we have assumed that the fair market value of shares of common stock issuable upon
exercise of options was $[      ]per share, the initial public offering price.

                       AGGREGATED YEAR-END OPTION VALUES

                                                   NUMBER OF SHARES            VALUE OF UNEXERCISED
                                                SUBJECT TO UNEXERCISED         IN-THE-MONEY OPTIONS
                                                  OPTIONS AT YEAR END               AT YEAR END
                                              ---------------------------   ---------------------------
NAME                                          EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                          -----------   -------------   -----------   -------------
H. Frank Gibbard,
Chief Executive Officer.....................   1,200,000       400,000        [      ]       [     ]

Arthur Kaufman,
Vice President-Technology...................          --            --              --            --

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    In November 1996, we established a compensation committee which currently consists of Dr. Gibbard and Messrs. Fong and McSweeney. Prior to November 1996, matters concerning executive officer compensation were addressed by the entire board.

EMPLOYMENT AGREEMENTS

    In October 1999, we entered into an amended and restated employment agreement with Dr. H. Frank Gibbard, our Chief Executive Officer. The term of this agreement expires in October 2002. Pursuant to the terms of this agreement, Dr. Gibbard is required to devote his full time and attention to our business and affairs and he receives an annual base salary of $203,320. As part of his compensation package, Dr. Gibbard receives an automobile allowance and certain other fringe benefits commensurate with his duties and responsibilities and is eligible to receive, from time to time, discretionary cash bonuses. If, within a year after a change in our control, we terminate Dr. Gibbard or we assign him duties materially inconsistent with his position, he may be entitled to receive a lump sum payment equal to one-half of his then annual base salary and incentive compensation. Dr. Gibbard's employment agreement precludes him from competing with us or soliciting our employees during the period of his employment and for two years thereafter.

    In October 1999, we entered into a three-year employment agreement with Arthur Kaufman to serve as our Vice President of Technology. Dr. Kaufman is required to devote his full time and attention to our business and affairs and he receives an annual base salary of $135,000. As part of his compensation package, Dr. Kaufman receives an automobile allowance and certain other fringe benefits commensurate with his duties and responsibilities and is eligible to receive, from time to time, discretionary cash bonuses. Dr. Kaufman's employment agreement precludes him from competing with us during the period of his employment and for one year thereafter or from soliciting any of our employees during the period of his employment and for two years thereafter.

    In November 1999, we entered into a three-year employment agreement with Thomas H. Michael to serve as our Vice President, Administration and International Operations. Under the terms of his agreement, Mr. Michael must devote substantially all of his business time, ability and attention to our business and affairs and he receives an annual base salary of $117,500.
Mr. Michael received an option to purchase 360,000 shares of our common stock as part of his compensation package. These options have an exercise price of $1.875 per share, vest over a three-year period ending October 2002 and may be exercised until December 2004. As part of his compensation package, Mr. Michael receives an automobile allowance and is eligible, from time to time, to receive discretionary bonuses. If, within a year after a change in our control, we terminate Mr. Michael or we assign him duties materially inconsistent with his position, he may be entitled to receive a lump sum payment equal to one-half of his then annual base salary. Mr. Michael's employment agreement precludes him from competing with us or soliciting our employees during the period of his employment and for two years thereafter.

    In November 1999, we entered into a three year employment agreement with William L. Zang to serve as our Chief Financial Officer. Under the terms of his agreement, Mr. Zang must devote substantially all of his business time, ability and attention to our business and affairs and he receives an annual base salary of $120,000. As part of his compensation package, Mr. Zang also received an option to purchase 400,000 shares of our common stock at an exercise price of $1.875 per share. These options vest over a three-year period ending
December 2002 and may be exercised until December 2004. Mr. Zang also receives an automobile allowance and other fringe benefits commensurate with his duties and responsibilities and is eligible, from time to time, to receive discretionary bonuses. If, within a year after a change in our control, we terminate Mr. Zang or we assign him duties materially inconsistent with his position, he may be entitled to receive a lump sum payment equal to one-half of his then annual base salary. Mr. Zang's employment agreement precludes him from competing with us or soliciting our employees during the period of his employment and for two years thereafter.

OUR STOCK OPTION PLANS

    1989 STOCK OPTION PLAN. Pursuant to our June 1989 stock option plan, which expired on June 6, 1994, options to purchase 1,532,000 shares of our common stock at $0.50 per share were issued to 21 employees and consultants. Of that amount, 220,000 have been exercised and 1,142,000 have lapsed. Options to purchase 170,000 shares are currently exercisable until May 31, 2002. Options granted under the 1989 Plan must be exercised within three months of the end of the optionee's status as an employee or consultant, or within 12 months after the optionee's termination by death or disability, but in no event later than the expiration of the option term.

    2000 STOCK OPTION PLAN. This stock option plan was originally approved by our stockholders in May 1996 and at that time was named the 1996 Stock Option Plan. In March 2000, we amended and restated this plan principally to update the plan to reflect changes in applicable tax and securities laws. The 2000 Plan authorizes options to purchase up to an aggregate of 6,000,000 shares of our common stock and is administered by the compensation committee. Options granted under the 2000 Plan are not generally transferable by the optionee except by will or by the laws of descent and distribution, and are exercisable during the lifetime of the optionee only by such optionee. Options granted under the 2000 Plan must be exercised within three months of the end of optionee's status as an employee or consultant, or within 12 months after such optionee's termination by death or disability, but in no event later than the expiration of the option term. The exercise price of all stock options granted under the 2000 Plan will be determined by the compensation committee. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any stock option granted must equal at least 110% of the fair market value on the grant date. The exercise price of stock options for all other employees cannot be less than 100% of the fair market value per share on the date of the grant. The maximum term of an option granted under the 2000 Plan may not exceed 10 years from the date of grant, five years in the case of an incentive stock option granted to a 10% stockholder. As of February 29, 2000, we have granted options to purchase 602,624 shares of our common stock under the 2000 Plan.

    OPTIONS GRANTED OUTSIDE THE PLANS. In addition to the options which may be granted under our 1989 and 2000 Stock Option Plans, we have granted options to purchase 8,065,000 shares of our common stock outside of those plans at exercise prices ranging from $.50 to the initial public offering price per share of our common stock. These grants include options to purchase 1,200,000 shares of our common stock at an exercise price of $1.5625 granted to Dr. Gibbard in fiscal 1997, options to purchase 400,000 shares at an exercise price of $1.5625 granted to Dr. Gibbard in fiscal 1998 and options to purchase 800,000 shares of our common stock at an exercise price of $1.875 granted to Dr. Gibbard in fiscal 2000. In fiscal 2000, we also granted to Mr. Zang options to purchase 400,000 shares of our common stock at an exercise price of $1.875 per share and 200,000 shares at an exercise price equal to the initial public offering price per share of our common stock. In addition, in fiscal 2000, we granted to Mr. Michael options to purchase 360,000 shares of our common stock, to Mr. Russo options to purchase 160,000 shares of our common stock, each at an exercise price of $1.875 per share, and to Mr. Kaufman options to purchase 25,000 shares of our common stock at an exercise price equal to the initial public offering price of our common stock. Furthermore, in fiscal 2000 we granted to Mr. Chouinard options to purchase 200,000 shares of our common stock at an exercise price of $1.875 per share.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In July 1999, we entered into consulting agreements with Norman Rothstein and Frederick Entman, who were our founders in 1989 and who also served on our board of directors from June 1997 until their resignation in April 2000.
Messrs. Rothstein and Entman had previously served as consultants to us since 1996, and Mr. Entman had been our full-time counsel from June 1989 until May 1996. Mr. Rothstein is the beneficial owner of approximately 18.6% of our outstanding common stock, and Mr. Entman is the beneficial owner of approximately 16.9% of our outstanding common stock. Under the terms of their consulting agreements, Messrs. Rothstein and Entman received annual base salaries of $113,000 for serving as our consultants on various corporate related matters and were also entitled to receive bonuses in connection with any public or private financings consummated by us other than this offering. In connection with their consulting agreements, our board of directors granted to each of Mr. Rothstein and Mr. Entman options to purchase 1,200,000 shares of our common stock at an exercise price of $1.875 per share. These options are fully vested and may be exercised in cash or by the delivery of other H Power options or securities.

    Norman Rothstein and Frederick Entman resigned from our board of directors effective April 5, 2000. Messrs. Rothstein and Entman also terminated their consulting agreements effective as of April 5, 2000 in exchange for which they each received a cash payment of $1 million and the grant of options to purchase 480,000 shares of our common stock at an exercise price per share equal to the initial public offering price of our common stock. We have agreed to include all shares of common stock underlying the options granted to Messrs. Rothstein and Entman in any future registration statement filed after this offering to register shares of common stock underlying options granted to any of our employees or officers. Furthermore, we have agreed that if such a registration statement is not filed within six months prior to the expiration date of the options granted to Messrs. Rothstein and Entman, then we will extend the expiration date of Mr. Rothstein and Mr. Entman's options.

    On June 23, 1995, Messrs. Rothstein and Entman, without admitting or denying allegations, consented to an SEC order to cease and desist from violating or causing violations or future violations of Section 5(a) and 5(c) of the Securities Act. In accepting the offers of settlement of Messrs. Rothstein and Entman, the SEC found that in 1988, Messrs. Rothstein and Entman, acting through a partnership, sold 80,000 previously registered shares of common stock of Gil-Med Industries, Inc. to the public through broker-dealers. The SEC determined that a new registration statement was required, but had not been filed, with respect to the sale of the 80,000 shares. Messrs. Rothstein and Entman maintain they were unaware of this requirement.

    On April 5, 2000, at the request of Lehman Brothers Inc. in connection with this offering, we entered into a stockholders' and voting agreement with Messrs. Rothstein and Entman and certain members of their families, who collectively own 18.6%, in the case of the Rothstein family, and 16.9%, in the case of the Entman family, of our common stock. Pursuant to this agreement, these investors have granted to our independent directors an irrevocable proxy for their shares and have agreed that:

    - their shares will be present and counted for quorum purposes at every meeting of our stockholders;

    - their shares will be voted on all matters in the same proportion as the votes cast by our other stockholders;

    - in the case of a tender offer or an exchange offer for our common stock, their shares will be tendered in the same proportion as the shares tendered by our other stockholders;

    - they will sell or transfer their shares without the prior written consent of our independent directors, only:

       -- in transactions meeting the requirements of Rule 144 under the Securities Act, so long as in all cases the manner of sale requirements of Rule 144(f) are complied with;

       -- in underwritten public offerings conducted in a manner intended to effect a broad unaffiliated public distribution;

       -- in a private sale to unaffiliated qualified institutional buyers who will own less than 10% of our outstanding common stock after such sale;

       -- as a bona fide pledge to an independent financial institution to secure borrowings on a full recourse basis, provided that such financial institution need not agree to be bound by the terms and conditions of the stockholders' and voting agreement if such borrowings do not exceed $2,500,000 in the aggregate;

       -- to other Rothstein family members in the case of Rothstein family members and to other Entman family members in the case of Entman family members;

       -- pursuant to a registration statement in which the sale is consistent with the manner of sale requirements of Rule 144(f) under the Securities Act;

       -- to H Power in a bona fide repurchase transaction; and

       -- pursuant to a tender or exchange offer conducted pursuant to Regulations M-A, 14D, 14E and/or Rule 13e-4 under the Exchange Act; and

    - they will not increase their percentage ownership in H Power by more than 3% of our outstanding common stock, in the case of each family, above the levels of fully diluted ownership that exist immediately following this offering.

    In all cases, the foregoing transfers are subject to the terms and conditions of the lock-up agreements described under "Underwriting."

    The investors have also agreed that they will not seek to be represented on, seek the removal of any directors from, or otherwise change the composition of, our board of directors or to otherwise control our board of directors or have any involvement in our management.

    The investors have further agreed that neither they nor any person they control will: (i) conduct or participate in any solicitation of proxies or consents relating to our common stock or our other securities; (ii) conduct or participate in any meeting of our stockholders; (iii) request or obtain any lists of our stockholders; (iv) initiate or encourage the making of any stockholder proposal; (v) deposit any of their shares of common stock in a voting trust or enter into any voting agreement or grant any proxy in respect of their shares; (vi) form, join, or participate with any persons or group for the purpose of acquiring, holding, voting or disposing of our common stock; (vii) make any offer or proposal regarding the acquisition of H Power or any of its securities or assets or with respect to any merger, business combination, change-in-control, restructuring or recapitalization transaction involving H Power; (viii) facilitate, encourage, disclose or pursue any intention, purpose, plan or proposal with respect to H Power, our board of directors or our management personnel that is inconsistent with the terms of the stockholders' and voting agreement; (ix) seek any waiver or amendment of the voting and proxy provisions of the stockholders' and voting agreement; or (x) assist, advise, facilitate or encourage any person, entity or group to enter into any of the transactions contemplated by clauses (i) through (ix) above.

    The stockholders' and voting agreement has a 10-year term and will continue in effect until April 5, 2010. However, the agreement will automatically terminate on October 31, 2000 if we have not completed an initial public offering of our common stock by that date, or any earlier date upon which we withdraw the registration statement of which this prospectus forms a part and abandon this offering. The agreement will also terminate with respect to the Rothstein family members when the number of shares they own collectively is less than 5% of our outstanding common stock. This same termination provision also applies with respect to the Entman family members. The agreement would again become operative if the Rothstein family investors or Entman family investors, as applicable, reacquire, on a collective basis, record or beneficial ownership of 5% or more of our outstanding common stock, in which case the agreement would terminate upon the earlier of April 5, 2010 or the date on which such Rothstein family investors or Entman family investors, as applicable, collectively own less than 5% of our outstanding common stock. If our initial public offering has not been completed by October 31, 2000, we will withdraw the registration statement of which this prospectus forms a part. We have filed this agreement as an exhibit to that registration statement and we encourage you to read the agreement carefully and in its entirety.

    In February 1995, we entered into an agreement with NBG Technologies, Inc. (formerly known as TechMatics, Inc.), a company controlled by Mr. Rothstein's family, whereby NBG provided us with research and development consulting services and, as consideration therefor, we granted to NBG marketing, distribution and exclusive manufacturing rights in the U.S. with respect to fuel cell systems that may be used to power certain consumer products. The agreement provided that NBG was entitled to any arising technology and patent rights with respect to all designs, materials and technologies they developed under this agreement and we were granted a worldwide exclusive paid-up license for any such designs, materials and technologies. However, if we were to use NBG developed designs, materials and technologies in products that were not manufactured by them, the agreement provided that we were to pay NBG a royalty to be determined. Under this agreement, we have paid approximately $346,000 to NBG over the last three fiscal years. We believe that the amounts paid to NBG were equivalent to the amounts that would have been paid in an arm's-length transaction between unaffiliated parties. All agreements and other arrangements with NBG were terminated on March 29, 2000, in exchange for a cash payment of $100,000 and the grant of options to purchase 400,000 shares of our common stock at an exercise price per share equal to the initial public offering price of our common stock. The termination of our agreements with NBG, however, does not preclude us from continuing our involvement with NBG's activities, although we are not obligated to do so.

    In connection with DQE Enterprises' purchase of 200,000 shares of our Series A preferred stock in 1996 for $3 million, we granted them the exclusive right to distribute our stationary power fuel cell systems in Pennsylvania, Ohio and West Virginia. DQE Enterprises recently agreed to modify this right to allow ECO to distribute stationary power fuel cells systems in those counties in Pennsylvania, Ohio and West Virginia in which ECO's rural electric cooperative members provide energy services. As consideration for DQE Enterprises' modifying its exclusive rights, we agreed to amend our Amended and Restated Certificate of Incorporation to change the redemption price of our Series A preferred stock from $16.50 per share to $18.00 per share, thereby increasing the liquidation value of the Series A preferred stock by $300,000. We also issued to DQE Enterprises warrants to purchase 800,000 shares of our common stock at $3.125 per share. We recorded a charge to cost of revenues--products totaling $150,000 which represents the fair value of the warrants on August 25, 1999, their date of issuance. These warrants expire on July 31, 2001.

    In May 1997, we entered into a 50-50 joint venture with Sofinov, Societe Innovatech du Grand Montreal and 9042-0175 Quebec Inc. to establish HPEC. We granted HPEC an exclusive license to market and distribute certain of our stationary power products in Canada. Sofinov, Innovatech and 9042-0175
Quebec Inc. have agreed that they will exercise, effective immediately prior to this offering, their right to convert their 50% interest in HPEC into 333,334 shares of our Series C convertible preferred stock, which, in turn, will be converted into 2,666,664 shares of our common stock. Upon conversion, HPEC will become our wholly-owned subsidiary and the territory in which HPEC has the exclusive right to market and sell certain of our stationary fuel cell products would expand to cover most of North and South America to the extent it does not infringe upon the license we granted to ECO.

    In November 1999, we issued 3,200,000 shares of our common stock to Sofinov. Pursuant to the terms of a May 1999 agreement, Sofinov agreed to lend us, at 8% annual interest, up to $5 million, in increments of at least $150,000. These loans were payable on demand. Under this agreement, Sofinov could convert all or any portion of the outstanding balance of the advances and interest thereon into shares of our common stock at a conversion rate of $1.5625 per share. If the outstanding balance of advances and interest thereon was less than $5 million, Sofinov was entitled to purchase additional shares of our common stock at $1.5625 per share to bring its total purchase up to $5 million. Total advances to us from Sofinov under this agreement amounted to $2.1 million and on November 30, 1999, Sofinov exercised its conversion and purchase rights in full.

    In May and June of 1999, Allan Rothstein, a son of Norman Rothstein, a beneficial owner of more than five percent of our outstanding common stock, loaned us a total of $483,000 evidenced by promissory notes, payable on demand, with an interest rate of 8.0% per annum. We paid these loans and all accumulated interest thereon in full in August 1999.

    Concurrent with ECO's purchase of 8,000,000 shares of our common stock at a price of $1.875 per share in August 1999, ECO paid us an initial payment of $2.5 million for the exclusive right to market, distribute and service certain of our stationary power products in U.S. counties in which ECO's rural electric cooperative members provide energy services. The initial term of this agreement shall remain in effect for a period of 10 years following the date that we commence shipment of our commercial units to ECO and, at ECO's option, is renewable thereafter for successive 10-year terms. In addition, we have agreed to amend our by-laws to provide that ECO will be entitled to designate one member of our board of directors.

    The composition of our board of directors was subject to a stockholders' rights agreement among Sofinov, Singapore Technologies Kinetics and DQE Enterprises and certain of our common stockholders. Under this agreement, each party was required to vote or cause to be voted all of its shares in order to fix the size of our board of directors at nine and to ensure representation on our board of each of the parties thereto. This agreement will terminate immediately prior to the offering upon the conversion of all of our outstanding shares of convertible preferred stock.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2000, and as adjusted to reflect
the sale of [      ] shares of common stock in this offering, by: (1) each
person known to beneficially own more than 5% of our shares of common stock;
(2) each of our directors; (3) each named executive officer; (4) all of our executive officers and directors as a group; and (5) certain other significant stockholders of H Power. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated. Unless indicated otherwise, the business address of the beneficial owners is: c/o H Power Corp., 1373 Broad Street, Clifton, New Jersey 07013.

                                                                                      PERCENT OF SHARES
                                                                                      BENEFICIALLY OWNED
                                                                     SHARES         ----------------------
                                                                  BENEFICIALLY       BEFORE        AFTER
                                                                    OWNED(1)        OFFERING      OFFERING
                                                                  ------------      --------      --------
Norman Rothstein (2)
311 Links Drive
West Oceanside, NY 11572....................................       13,645,000         18.6%

Frederick Entman (3)
260 Tillou Road
South Orange, NJ 07079......................................       12,386,800         16.9%

Sofinov Societe Financiere D'Innovation Inc.
1981 Avenue McGill College
Montreal, Quebec H3A 3C7....................................       10,333,336         14.1%

ECO Fuel Cells, LLC
2201 Cooperative Way
Herndon, VA 20171...........................................        7,600,000         10.4%

John McSweeney (4)
ECO Fuel Cells, LLC
2201 Cooperative Way
Herndon, VA 20171...........................................        8,000,000         10.9%

Gerald Entman, Trustee for Elise Entman
2440 North Lakeview Avenue
Chicago, IL 60614...........................................        5,600,000          7.6%

Cynthia Rothstein
311 Links Drive West
Oceanside, NY 11572.........................................        4,800,000          6.6%

Hydro-Quebec CapiTech Inc.
75, Rene-Levesque Blvd. West, 22(nd) Floor
Montreal, Quebec H2Z 1AU....................................        3,200,000          4.4%

Singapore Technologies Kinetics Ltd.
5 Portsdown Road
Singapore 139296............................................        3,200,000          4.4%

DQE Enterprises, Inc. (5)
One North Shore Center, Suite 100
Pittsburgh, PA 15212........................................        2,400,000          3.2%

Dr. H. Frank Gibbard (6)....................................        1,382,000          1.9%

Dr. Arthur Kaufman..........................................        1,800,000          2.5%

                                                                                      PERCENT OF SHARES
                                                                                      BENEFICIALLY OWNED
                                                                     SHARES         ----------------------
                                                                  BENEFICIALLY       BEFORE        AFTER
                                                                    OWNED(1)        OFFERING      OFFERING
                                                                  ------------      --------      --------
William L. Zang.............................................                0            *

Ivan Roch (7)...............................................                0            *

Thomas Russo (8)............................................          200,000            *

Rachel K. Lorey (9).........................................                0            *

Fong Saik Hay (10)..........................................                0            *

All directors and executive officers as a group
  (11 persons) (11).........................................       11,382,000         15.3%

------------------------

*   Less than 1% of the outstanding common stock.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock issuable pursuant to options, to the extent such options are currently exercisable or convertible within 60 days of March 31, 2000, are treated as outstanding for computing the percentage of the person holding these securities but are not treated as outstanding for computing the percentage of any other person. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to shares, subject to community property laws where applicable.

(2) Includes 245,000 shares held by Mr. Rothstein, 4,800,000 shares held by Cynthia Rothstein, his spouse, 120,000 shares held by his brother Carl Rothstein and 6,200,000 shares held by his children as follows: Allan Rothstein 2,600,000 shares, Steven Rothstein 1,600,000 shares and Tammy Rothstein 1,600,000 shares. Also includes 200,000 shares held by Mr. Rothstein as trustee for Jordan H. Rothstein 2000 Irrevocable Trust and 200,000 shares held by Mr. Rothstein as trustee for Nicole S. Rothstein 2000 Revocable Trust. Also includes 200,000 shares of common stock held by Dynamark Corp., a company controlled by Mr. Rothstein. Includes stock options to purchase 1,680,000 shares granted to Mr. Rothstein and stock options to purchase 400,000 shares granted to NBG Technologies, Inc., a company controlled by Mr. Rothstein. Mr. Rothstein disclaims beneficial ownership of all shares of common stock held by any members of his family. Substantially all of these shares are subject to a stockholders' and voting agreement as discussed under "Certain Relationships and Related Transactions."

(3) Includes 457,000 shares held by Mr. Entman. Also includes 5,600,000 shares held in trust for Elise Entman, his spouse, and 2,300,000 shares held by Brian Entman and 2,300,000 shares held by Scott Entman, his children. Includes stock options to purchase 41,288 shares granted to Scott Entman, and 8,512 shares granted to Brian Entman. Also includes options to purchase 1,680,000 shares granted to Mr. Entman. Mr. Entman disclaims beneficial ownership of all shares of common stock held by any members of his family. All of these shares are subject to a stockholders' and voting agreement as discussed under "Certain Relationships and Related Transactions."

(4) Includes 7,600,000 shares of common stock held by ECO over which Mr. McSweeney shares voting power.

(5) Includes warrants to purchase 800,000 shares of common stock. Does not include shares of common stock issuable to DQE Enterprises in payment of dividends to which they are entitled.

(6) Includes 138,800 shares owned by Dr. Gibbard, an aggregate of 41,600 shares held by his eight children and 1,600 shares held by Lindsey Hough, his nephew. Dr. Gibbard disclaims beneficial ownership of all shares held by his children and his nephew. Includes stock options to purchase 1,200,000 shares of common stock.

(7) Mr. Roch is the designee of Sofinov on our board of directors, but he does not have or share voting or investment control over the 10,333,336 shares of common stock held by Sofinov.

(8) Includes options to purchase 160,000 shares of common stock.

(9) Ms. Lorey is the designee of DQE Enterprises on our board of directors and serves as a Vice President of DQE Enterprises, but she does not have or share voting or investment control over the 1,600,000 shares of common stock and warrants to purchase 800,000 shares of common stock held by DQE Enterprises.

(10) Mr. Fong is the designee of Singapore Technologies Kinetics on our board of directors and serves as a Director of Engineering of Singapore Technologies Kinetics, but he does not have or share voting or investment control over the 3,200,000 shares of common stock held by Singapore Technologies Kinetics.

(11) Includes options to purchase 1,360,000 shares.

                          DESCRIPTION OF CAPITAL STOCK

    Upon completion of this offering, our authorized capital stock will consist of 150,000,000 shares of common stock, par value $0.001 per share and 10,000,000 shares of preferred stock, par value $0.001 per share.

    The following is a summary of some of the provisions of the common stock and preferred stock provisions of our amended and restated certificate of incorporation.

COMMON STOCK

    As of February 29, 2000, there were 73,210,976 shares of common stock outstanding that were held by approximately 207 stockholders of record.

    The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board out of funds legally available for the payment of dividends. Our common stock does not have cumulative voting rights which means that the holders of the outstanding common stock voting for the election of directors can elect all directors then being elected. If we liquidate, dissolve or wind up, the holders of our common stock will be entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of our common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and non-assessable.

PREFERRED STOCK

    Upon the closing of this offering, we will not have any shares of our preferred stock outstanding. The 10,000,000 authorized shares of our preferred stock may be issued in one or more series without further approval from our stockholders. Our board of directors is authorized to determine the terms, limitations and relative rights, qualifications and preferences of our preferred stock, to establish several series of our preferred stock and to determine the variations among series. If we issue preferred stock, it would have priority over our common stock with respect to dividends and to other distributions, including the distribution of assets upon liquidation. In addition, we may be obligated to repurchase or redeem our preferred stock. The holders of our preferred stock may have voting and conversion rights, including multiple voting rights, which could adversely affect the rights of the holders of our common stock. We do not have any present plans to issue any shares of preferred stock.

REGISTRATION RIGHTS

    Pursuant to agreements between us and DQE Enterprises, Inc., Singapore Technologies Kinetics Ltd., Sofinov Societe Financiere D'Innovation Inc., Societe Innovatech du Grand Montreal, 9042-0175 Quebec Inc., ECO and Hydro-Quebec CapiTech, these entities are entitled to certain rights with respect to the registration under the Securities Act of 26,666,664 shares of our common stock, including the common stock into which the preferred stock is convertible, that they currently hold. Following the closing of this offering, if we propose to register any of the shares of our capital stock under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, these holders are entitled to notice of such registration and are entitled to include shares of their common stock in such registration.

    DQE Enterprises, Singapore Technologies Kinetics, Sofinov, Innovatech, 9042-0175 Quebec Inc., ECO and Hydro-Quebec CapiTech have waived their rights to include their shares in this offering.

    Singapore Technologies Kinetics, Sofinov, Innovatech, 9042-0175
Quebec Inc., ECO and Hydro-Quebec CapiTech are also entitled to certain demand registration rights with respect to 25,066,664 shares of our common stock pursuant to which they may require us to file a registration statement under the Securities Act at our expense with respect to their shares of common stock, and we are required to use our best efforts to effect such registration. Singapore Technologies Kinetics, Sofinov, Innovatech, 9042-0175 Quebec Inc., ECO and Hydro-Quebec CapiTech have agreed not to exercise these rights for a period of one year following the closing of this offering.

    Furthermore, Messrs. Rothstein and Entman's consulting agreements provide for one collective demand registration right and unlimited piggyback registration rights with respect to an aggregate of approximately 21,630,000 shares. All fees and expenses incurred in connection with any of these registrations will be borne by us, except that Messrs. Rothstein and Entman will pay all fees and expenses of their own counsel and all underwriting discounts and commissions relating to any sale of their common stock. Messrs. Rothstein and Entman have agreed not to exercise their demand registration rights for 12 months following the closing of this offering and have waived their right to include their shares in this offering.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

    Under Section 203 of the Delaware General Corporation Law, certain "business combinations" between a Delaware corporation, whose stock generally is publicly traded or held of record by more than 2,000 stockholders, and an "interested stockholder" are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless:

    - the corporation has elected in its certificate of incorporation or bylaws not to be governed by the Delaware anti-takeover law (we have not made such an election);

    - the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder;

    - upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee stock plans in which the employees do not have a right to determine confidentially whether to tender or vote stock held by the plan); or

    - the business combination was approved by the board of directors of the corporation and ratified by 66 2/3% of the voting stock which the interested stockholder did not own.

    The three-year prohibition does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who becomes beneficial owner of 15% or more of a Delaware corporation's voting stock. Section 203 could have the effect of delaying, deferring or preventing takeover attempts that might result in your receiving a premium over the market price of our common stock.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    We will enter into indemnification agreements with our current directors and executive officers. These agreements and provisions of our amended and restated certificate of incorporation may have the practical effect in some cases of eliminating our stockholders' ability to collect monetary damages from our directors. We believe that these contractual agreements and the provisions of our amended and restated certificate of incorporation are necessary to attract and retain qualified persons as directors and officers.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

    If our stockholders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options, in the public market following this offering, the market price of our common stock could decline. These sales also might make it more difficult for us to sell equity or equity-related securities in the future and at a time and price that we deem appropriate.

    Upon completion of this offering, we will have outstanding an aggregate of 73,210,976 shares of our common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. Of these shares, all of the shares sold in this offering will be freely tradeable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" as that term is defined in Rule 144
under the Securities Act. This leaves [    ] shares eligible for sale in the
public market as follows:

NUMBER OF SHARES                                                   DATE
-------------------------------------  ------------------------------------------------------------
                                       After the date of this prospectus.

                                       Commencing on the 91(st) day after the date of this
                                       prospectus, subject, in some cases, to volume limitations.

                                       At various times commencing on the 181(st) day after the
                                       date of this prospectus.

LOCK-UP AGREEMENTS

    All of our officers and directors and substantially all the holders of at least 5% of our common stock have signed lock-up agreements under which they agreed not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, for a period of 180 days after the date of this prospectus. In addition, the underwriters have agreed to allow certain principal stockholders and their affiliates to sell up to 10% of their common shares
90 days after the date of this prospectus. Transfers or dispositions can be made sooner:

    - with the prior written consent of Lehman Brothers Inc.;

    - in the case of gifts or estate planning transfers where the donee signs a lock-up agreement; or

    - in the case of distributions to stockholders or affiliates of the stockholders where the recipient signs a lock-up agreement.

    In addition to the foregoing restrictions, the transfer and sale of common stock by certain of the stockholders who have entered into the lock-up agreements described above is further subject to the provisions of the stockholders' and voting agreement described under "Certain Relationships and Related Transactions."

RULE 144

    In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the number of shares of our common stock then outstanding, which
      will equal approximately [      ] shares immediately after this offering;
      or

    - the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing with the Securities and Exchange Commission of a notice on Form 144 with respect to that sale.

    Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(K)

    Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, generally including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, Rule 144(k) shares may be sold immediately upon the completion of this offering. However, our transfer agent may require an opinion of counsel that a proposed sale of shares comes within the terms of Rule 144 under the Securities Act prior to effecting a transfer of the shares. Upon completion of this offering, holders of 56,144,312 shares will be eligible to freely sell such shares under Rule 144(k).

RULE 701

    In general, subject to the volume limitations under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchases shares of our common stock from us in connection with a compensatory stock or option plan or other written agreement is eligible to resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

STOCK OPTIONS

    We intend to file a registration statement on Form S-8 under the Securities Act shortly after the completion of this offering covering 6,000,000 shares of our common stock reserved for issuance under our stock option plan and approximately 7,500,000 shares of our common stock issuable upon exercise of options granted outside of our stock option plan. As of March 24, 2000, options to purchase 8,732,624 shares of our common stock were issued and outstanding of which 5,868,000 shares are currently exercisable. Shares of our common stock registered under the S-8 registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale immediately in the open market, subject to the expiration of any applicable lock-up agreements.

REGISTRATION RIGHTS

    After this offering, the holders of 48,568,664 shares of our common stock, or their transferees, will be entitled to have their shares included for sale in subsequent registered offerings of our common stock. Furthermore, the holders of the following number of shares of common stock will be able to require us to conduct a registered public offering of their shares at the times indicated below:

    - 32,568,664 shares of common stock at any time following the date that is one year after the closing of this offering;

    - 8,000,000 shares of common stock at any time after August 27, 2001; and

    - 6,400,000 shares of common stock at any time after November 29, 2001.

If these holders exercise their registration rights, their shares of our common stock would become freely tradeable without restriction under the Securities Act. These sales could have a material adverse effect on the trading price of our common stock.

               UNITED STATES TAX CONSEQUENCES TO NON-U.S. HOLDERS

    The following discussion summarizes the material United States federal income and estate tax consequences generally applicable to the ownership and disposition of our common stock by a non-U.S. holder of common stock. A non-U.S. holder is a holder of common stock that is not, for United States federal income tax purposes, any of the following:

    - a citizen or resident of the United States;

    - a corporation, partnership or other entity created or organized in or under the laws of the United States or any of its political subdivisions;

    - an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

    - a trust whose administration is subject to the primary supervision of a U.S. court, and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust.

    This discussion does not consider all aspects of U.S. federal income and estate taxation or the specific facts and circumstances that may be relevant to particular non-U.S. holders in light of their personal circumstances, such as insurance companies, tax-exempt organizations, financial institutions, broker-dealers or certain U.S. expatriates, and does not address the treatment of those holders under the laws of any state, local or foreign taxing jurisdiction. Further, the discussion is based on provisions of the United States Internal Revenue Code of 1986, as amended, or the "Code," Treasury regulations under the Code, and administrative and judicial interpretations of the Code. This discussion is based on the provisions of the Code as they are in effect on the date of this prospectus. All of these provisions are subject to change or different interpretation on a possibly retroactive basis. This discussion is limited to non-U.S. holders who hold our common stock as a capital asset. Each prospective holder is urged to consult its tax advisor with respect to the United States federal income and estate tax consequences of acquiring, holding and disposing of common stock, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

DIVIDENDS

    Dividends paid to a non-U.S. holder of common stock generally will be subject to United States federal withholding tax at a 30% rate or a lower rate as may be specified by an applicable income tax treaty. Provided that such non-U.S. holder complies with applicable certification and disclosure requirements, there will be no withholding tax with respect to dividends that are effectively connected with the non-U.S. holder's conduct of a trade or business within the United States (and if an income tax treaty applies, are attributable to a United States permanent establishment of such non-U.S. holder). Instead, the "effectively connected" dividends will be subject to net U.S. federal income tax in the same manner as dividends paid to United States citizens, resident aliens and domestic United States corporations. Any effectively connected dividends received by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or a lower rate as may be specified by an applicable income tax treaty, on the repatriation from the United States of its "effectively connected earnings and profits," subject to adjustments.

    Under currently effective United States Treasury regulations, dividends paid prior to January 1, 2000 to an address in a foreign country are presumed to be paid to a resident of that country, unless the payor has knowledge to the contrary, for purposes of the withholding discussed above and for purposes of determining the applicability of a tax treaty rate. Under recently finalized United States Treasury regulations that will generally be effective for distributions after December 31, 2000, or the "Final Withholding Regulations," however, a non-U.S. holder of common stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification requirements. In addition, under the Final Withholding Regulations, in the case of common stock held by a foreign partnership, (1) the certification requirements would generally be applied to the partners of the partnership and (2) the partnership would be required to provide certain information, including a United States taxpayer identification number. The Final Withholding Regulations provide look-through rules for tiered partnerships.

    A non-U.S. holder of common stock that is eligible for a reduced rate of United States withholding tax under a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the United States Internal Revenue Service.

GAIN ON DISPOSITION OF COMMON STOCK

    A non-U.S. holder generally will not be subject to United States federal income tax for gain recognized on a sale or other disposition of common stock unless one of the following conditions is satisfied:

    - the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if an income tax treaty applies, is attributable to a permanent establishment maintained in the United States by such non-U.S. holder). The non-U.S. holder will, unless an applicable treaty provides otherwise, be taxed on its net gain derived from the sale or other disposition under regular graduated U.S. federal income tax rates. Effectively connected gains realized by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or a lower rate as may be specified by an applicable income tax treaty;

    - in the case of a non-U.S. holder who is an individual and holds the common stock as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions exist;

    - we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes within the shorter of the five-year period preceding such disposition or such non-U.S. holder's holding period. We believe we are not currently, and do not anticipate becoming, a "United States real property holding corporation" for U.S. federal income tax purposes. Further, even if we were to become a "United States real property holding corporation" for U.S. federal income tax purposes, any gain recognized by a non-U.S. holder still would not be subject to U.S. tax if the shares were considered to be "regularly traded on an established securities market," and the non-U.S. holder did not hold, directly or indirectly at any time during the shorter of the periods described above, more than 5% of the common stock; or

    - the non-U.S. holder is subject to tax under certain provisions of the Code applicable to U.S. expatriates.

FEDERAL ESTATE TAX CONSEQUENCES

    Common stock held by an individual non-U.S. holder at the time of death will be included in such holder's gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    We must report annually to the United States Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to, and the tax withheld with respect to, such holder, regardless of whether any tax was actually withheld. This information may also be made available to the tax authorities in the non-U.S. holder's country of residence.

    Under current law, United States information reporting requirements, other than reporting of dividend payments for purposes of the withholding tax noted above, and backup withholding tax generally will not apply to dividends paid to non-U.S. holders that are either subject to the 30% withholding discussed above or that are not subject to withholding because an applicable tax treaty reduces or eliminates the withholding. Otherwise, backup withholding of United States federal income tax at a rate of 31% may apply to dividends paid with respect to common stock to holders that are not "exempt recipients" and that fail to provide certain information including the holder's United States taxpayer identification number.

    Under current law, generally, unless the payor of dividends has actual knowledge that the payee is a United States person, the payor may treat dividend payments to a payee with a foreign address as exempt from information reporting and backup withholding. However, under the Final Withholding Regulations, dividend payments generally will be subject to information reporting and backup withholding unless applicable certification requirements are satisfied. See the discussion above with respect to the rules applicable to foreign partnerships under the Final Withholding Regulations.

    In general, United States information reporting and backup withholding requirements also will not apply to a payment made outside the United States of the proceeds of a sale of common stock to or through an office outside the United States of a non-United States broker. However, United States information reporting, but not backup withholding, requirements will apply to a payment made outside the United States of the proceeds of a sale of common stock through an office outside the United States of a broker that is a United States person or a "United States related person" that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, that is a "controlled foreign corporation" for United States federal income tax purposes, or, in the case of payments made after December 31, 2000, a foreign partnership with certain connections to the United States, unless the broker has documentary evidence in its records that the holder or beneficial owner is a non-United States person or the holder or beneficial owner otherwise establishes an exemption. Payment of the proceeds of the sale of common stock to or through a United States office of a broker is currently subject to both United States backup withholding and information reporting unless the holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.

    Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules are generally allowable as a refund or credit against such non-U.S. holder's federal income tax liability, if any, provided that the required information is furnished to the IRS.

                                  UNDERWRITING

    Under the underwriting agreement, which is filed as an exhibit to the registration statement relating to this prospectus, each of the underwriters named below for whom Lehman Brothers Inc., CIBC World Markets Corp., Deutsche Bank Securities Inc., Josephthal & Co. Inc. and Fidelity Capital Markets Corp., a division of National Financial Services Corporation, are acting as representatives, has agreed to purchase from us the respective number of shares of common stock shown opposite its name below:

                                                              NUMBER OF
UNDERWRITING                                                    SHARES
------------                                                  ----------
Lehman Brothers Inc.........................................
CIBC World Markets Corp.....................................
Deutsche Bank Securities Inc................................
Josephthal & Co. Inc........................................
Fidelity Capital Markets Corp., a division of National
  Financial Services Corporation............................
                                                              ----------
Total.......................................................
                                                              ==========

    The underwriting agreement provides that the underwriters' obligations to purchase our common stock depend on the satisfaction of the conditions contained in the underwriting agreement, and that if any of the common stock are purchased by the underwriters under the underwriting agreement, then all of the common stock which the underwriters have agreed to purchase under the underwriting agreement must be purchased. The conditions contained in the underwriting agreement include that:

    - the representations and warranties made by us to the underwriters are true;

    - there is no material change in the financial markets; and

    - we deliver customary closing documents to the underwriters.

COMMISSIONS AND EXPENSES

    The representatives had advised us that the underwriters propose to offer the common stock directly to the public at the public offering price presented on the cover page of this prospectus, and to selected dealers, who may include the underwriters, at the public offering price less a selling concession not in
excess of $     per share. The underwriters may allow, and the selected dealers
may reallow, a concession not in excess of $     per share to brokers and
dealers. After the offering, the underwriters may change the offering price and other selling terms.

    The following table summarizes the underwriting discounts and commissions we will pay. The underwriting discounts and commissions are equal to the public offer price per share, less the amount paid to us per share. The underwriting discounts and commissions will equal 7% of the public offering price.

                                                                      TOTAL WITHOUT         WITH
                                                          PER SHARE   OVER-ALLOTMENT   OVER-ALLOTMENT
                                                          ---------   --------------   --------------
Underwriting discounts and commissions to be paid by
  us....................................................  $               $               $

    We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses but excluding underwriting discounts and commissions, will be approximately
$         million.

OVER-ALLOTMENT OPTION

    We have granted to the underwriters an option to purchase up to an aggregate
of       additional shares of common stock, exercisable solely to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. The underwriters may exercise this option at any time, and from time to time, until 30 days after the date of the underwriting agreement. To the extent the underwriters exercise this option, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares proportionate to that underwriter's initial commitment as indicated in the preceding table, and we will be obligated, under the over-allotment option, to sell the common stock to the underwriters.

LOCK-UP AGREEMENTS

    We have agreed that, without the prior written consent of Lehman
Brothers Inc., we will not, directly or indirectly, offer, sell or dispose of any common stock or any securities which may be converted into or exchanged for any common stock for a period of 180 days from the date of this prospectus. We and all of our executive officers and directors, and substantially all of our existing shareholders, including Messrs. Norman Rothstein and Frederick Entman and certain members of their respective families, have agreed under lock-up agreements that, without the prior written consent of Lehman Brothers Inc., they will not, directly or indirectly, offer, sell or otherwise dispose of any common stock or any securities which may be converted into or exchanged or exercised for any common stock for a period of 180 days from the date of this prospectus. Notwithstanding the foregoing, during the period commencing on the 91st day after the date of the underwriting agreement through and including the 180th day after the date of the underwriting agreement, Messrs. Norman Rothstein and Frederick Entman may sell up to 10% of their shares of common stock subject, in all cases, with respect to Messrs. Rothstein and Entman and certain members of their respective families, to the prohibitions and limitations contained in the stockholders' and voting agreement described under "Certain Relationships and Related Transactions."

OFFERING PRICE DETERMINATION

    Prior to this offering, there has been no public market for our common stock. The initial public offering price will be negotiated between the representatives and us. In determining the initial public offering price of our common stock, the representatives will consider

    - prevailing market conditions;

    - our historical performance and capital structure;

    - estimates of our business potential and earnings prospects;

    - an overall assessment of our management; and

    - the consideration of these factors in relation to market valuation of companies in related businesses.

INDEMNIFICATION

    We have agreed to indemnify the underwriters against liabilities relating to the offering, including liabilities under the Securities Act and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement and liabilities incurred in connection with the directed share program referred to below, and to contribute to payments that the underwriters may be required to make for these liabilities.

STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

    Until the distribution of the common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and selling group members to bid for and purchase shares of common stock. As an exception to these rules, the representatives are permitted to engage in transactions that stabilize the price of our common stock. These transactions may consist of bids or purchases for the purpose of stabilizing, fixing or maintaining the price of our common stock.

    The underwriters may create a short position in the common stock in connection with the offering, which means that they may sell more shares of our common stock than are presented on the cover page of this prospectus. If the underwriters create a short position, then the representatives may reduce that short position by purchasing our common stock in the open market. The representatives also may elect to reduce any short position by exercising all or part of the over-allotment option described in this prospectus.

    The representatives also may impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase our common stock in the open market to reduce the underwriters' short position or to stabilize the price of the common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares of our common stock as part of the offering.

    In general, purchasers of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might be in the absence of these purchases. The imposition of a penalty bid could have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in an offering.

    Neither we nor any of the underwriters make any representation or prediction concerning the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that any such transaction, once commenced, will not be discontinued without notice.

FIDELITY CAPITAL MARKETS

    Fidelity Capital Markets, a division of National Financial Services Corporation, is acting as an underwriter in this offering, and will be facilitating electronic distribution through the Internet/intranet and other proprietary electronic technology.

STAMP TAXES

    Purchasers of the shares of our common stock offered by this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition of the offering price listed on the cover of this prospectus.

OFFER AND SALES IN CANADA

    Any offers in Canada will be made only under an exception from the requirements to file prospectus in relevant province of Canada where sale is made.

DIRECTED SHARE PROGRAM

    At our request, the underwriters have reserved up to       shares, or   % of
our common stock offered by this prospectus, for sale under a directed share program to officers, directors, employees, business associates and persons otherwise associated with us. All of the persons purchasing the reserved shares must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares.

    The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares of our common stock offered by them.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered hereby will be passed upon for H Power by Fulbright & Jaworski L.L.P., New York, New York. Merrill M. Kraines, a partner in Fulbright & Jaworski L.L.P., has served as our Secretary since December 1999. Certain legal matters in connection with the offering will be passed upon for the underwriters by Greenberg Traurig, LLP, New York, New York.

                                    EXPERTS

    The financial statements as of May 31, 1999 and 1998 and for each of the three fiscal years in the period ended May 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement, of which this prospectus constitutes a part, on Form S-1, with respect to the common stock being sold in this offering. This prospectus constitutes a part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement, because some parts have been omitted in accordance with rules and regulations of the Securities and Exchange Commission. For further information about us and the common stock being sold in this offering, please refer to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or any other document referred to are not necessarily complete; reference is made in each instance to the copy of such contract or document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by reference to such exhibit.

    A copy of the registration statement, including exhibits and schedules thereto, may be inspected without charge and obtained at prescribed rates at the public reference section of the Securities and Exchange Commission at its principal offices, located at 450 Fifth Street, N.W., Washington, D.C. 20549, and maybe inspected without charge at the regional offices of the Securities and Exchange Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The registration statement, including the exhibits and schedules thereto, is also available at the Securities and Exchange Commission's site on the World Wide Web at http://www.sec.gov.

    We intend to furnish our stockholders annual reports containing financial statements audited by our independent auditors and quarterly reports containing unaudited financial information.

                                 H POWER CORP.

                         INDEX TO FINANCIAL STATEMENTS

                                                               PAGES
                                                              --------
Report of Independent Accountants...........................       F-2
Consolidated Balance Sheets as of May 31, 1998 and 1999,
  November 30, 1999 (unaudited), and November 30, 1999 Pro
  Forma (unaudited).........................................       F-3
Consolidated Statements of Operations for the years ended
  May 31, 1997, 1998 and 1999 and the six months ended
  November 30, 1998 (unaudited) and 1999 (unaudited)........       F-4
Consolidated Statements of Changes in Stockholders' Equity
  (Deficit) and Comprehensive Loss for the years ended
  May 31, 1997, 1998 and 1999 and the six months ended
  November 30, 1998 (unaudited) and 1999 (unaudited)........       F-5
Consolidated Statements of Cash Flows for the years ended
  May 31, 1997, 1998 and 1999 and the six months ended
  November 30, 1998 (unaudited) and 1999 (unaudited)........       F-6
Notes to Consolidated Financial Statements..................  F-7-F-19

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of H Power Corp.

    The stock split described in Note 1 to the consolidated financial statements has not been consummated at April 6, 2000. When it has been consummated we will be in position to issue the following report:

    "In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders' equity (deficit) and comprehensive loss and of cash flows present fairly, in all material respects, the financial position of H Power Corp. and its subsidiary (the "Company") at May 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended May 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above."

PricewaterhouseCoopers LLP
Florham Park, NJ
August 25, 1999

                                 H POWER CORP.

                          CONSOLIDATED BALANCE SHEETS

                                                                        MAY 31,                             PRO FORMA
                                                              ---------------------------   NOVEMBER 30,   NOVEMBER 30,
                                                                  1998           1999           1999           1999
                                                              ------------   ------------   ------------   ------------
                                                                                                    (UNAUDITED)
                                                        ASSETS

Current assets
  Cash and cash equivalents.................................  $  4,960,591   $    242,107   $ 21,366,043   $ 21,366,043
  Accounts receivable.......................................       563,874        135,229      1,357,890      1,357,890
  Unbilled receivables......................................       271,300        186,283        289,822        289,822
  Inventories...............................................        13,711        341,119        411,289        411,289
  Tax credit receivable.....................................       205,131        644,791        889,486        889,486
  Prepaid expenses and other current assets.................       118,682         35,188        332,491        332,491
                                                              ------------   ------------   ------------   ------------
    Total current assets....................................     6,133,289      1,584,717     24,647,021     24,647,021
Plant and equipment, net....................................     1,048,751      1,438,912      1,372,297      1,372,297
Patents, net of accumulated amortization of $10,085 and
  $18,886 at May 31, 1998 and 1999, respectively............       368,145        415,362        421,844        421,844
Other assets................................................        82,269         32,900        312,368        312,368
                                                              ------------   ------------   ------------   ------------
    Total assets............................................  $  7,632,454   $  3,471,891   $ 26,753,530   $ 26,753,530
                                                              ============   ============   ============   ============

                                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Current maturities of long-term debt......................  $    125,357   $    124,219   $    124,225   $    124,225
  Accounts payable..........................................       579,829      1,400,915        867,076        867,076
  Accrued expenses..........................................       296,481        472,441      1,389,310      1,389,310
  Deferred revenue..........................................            --             --      2,461,473      2,461,473
  Due to related parties....................................        24,926      1,292,654         80,725         80,725
  Estimated losses on uncompleted contracts.................       893,556             --             --             --
                                                              ------------   ------------   ------------   ------------
    Total current liabilities...............................     1,920,149      3,290,229      4,922,809      4,922,809

Long-term debt..............................................         3,702         69,280         68,088         68,088
                                                              ------------   ------------   ------------   ------------
    Total liabilities.......................................     1,923,851      3,359,509      4,990,897      4,990,897
                                                              ------------   ------------   ------------   ------------
Commitments and contingencies
Minority interest...........................................     5,000,000      5,000,000      5,000,000             --
                                                              ------------   ------------   ------------   ------------
Mandatorily redeemable preferred stock:
  Series A Convertible Preferred Stock--$.001 par value;
    200,000 shares authorized; 200,000 shares issued and
    outstanding at May 31, 1998 and 1999 and November 30,
    1999; 0 shares issued and outstanding at November 30,
    1999 pro forma..........................................     2,966,471      2,966,471      2,966,471             --
  Series B Convertible Preferred Stock--$.001 par value;
    400,000 shares authorized; 400,000 shares issued and
    outstanding at May 31, 1998 and 1999 and November 30,
    1999; 0 shares issued and outstanding at November 30,
    1999 pro forma..........................................     4,944,118      4,944,118      4,944,118             --
  Series C Convertible Preferred Stock--$.001 par value;
    1,200,000 shares authorized; 600,000 issued and
    outstanding at May 31, 1998 and 1999 and November 30,
    1999; 0 shares issued and outstanding at November 30,
    1999 pro forma..........................................     7,416,177      7,416,177      7,416,177             --
STOCKHOLDERS' EQUITY
  Common stock--$.001 par value; 150,000,000 shares
    authorized; 46,424,312 shares issued and outstanding at
    May 31, 1998 and 1999; 60,944,312 shares issued and
    outstanding at November 30, 1999; 73,210,976 shares
    issued and outstanding at November 30, 1999 pro forma...        46,425         46,425         60,945         73,212
  Additional paid-in capital................................     6,828,416      7,646,541     32,929,305     53,243,804
  Accumulated deficit.......................................   (21,231,175)   (27,484,495)   (31,205,439)   (31,205,439)
  Accumulated other comprehensive loss......................      (261,829)      (422,855)      (348,944)      (348,944)
                                                              ------------   ------------   ------------   ------------
    Total stockholders' (deficit) equity....................   (14,618,163)   (20,214,384)     1,435,869     21,762,633
                                                              ------------   ------------   ------------   ------------
      Total liabilities and stockholders' equity............  $  7,632,454   $  3,471,891   $ 26,753,530   $ 26,753,530
                                                              ============   ============   ============   ============

  The accompanying notes are an integral part of these consolidated financial statements.

                                 H POWER CORP.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                               SIX MONTHS ENDED
                                           YEAR ENDED MAY 31,                    NOVEMBER 30,
                                 ---------------------------------------   -------------------------
                                    1997          1998          1999          1998          1999
                                 -----------   -----------   -----------   -----------   -----------
                                                                                  (UNAUDITED)
REVENUES
  Products.....................  $    53,798   $    99,071   $   501,065   $   170,420   $   329,244
  Contracts....................      366,810       890,319       516,967       261,474     1,579,426
                                 -----------   -----------   -----------   -----------   -----------
                                     420,608       989,390     1,018,032       431,894     1,908,670
                                 -----------   -----------   -----------   -----------   -----------

OPERATING EXPENSES
  Cost of revenues--products...      122,506       354,957       613,864       152,637       323,293
  Cost of
    revenues--contracts........      239,160     1,030,601       362,321       161,849     1,603,591
  Research and development.....    2,038,803     2,454,416     2,849,103     1,430,979     1,644,943
  Selling, general, and
    administrative.............    2,562,347     3,987,064     3,606,192     1,419,522     2,165,107
                                 -----------   -----------   -----------   -----------   -----------
    Total operating expenses...    4,962,816     7,827,038     7,431,480     3,164,987     5,736,934
                                 -----------   -----------   -----------   -----------   -----------

  Loss from operations.........   (4,542,208)   (6,837,648)   (6,413,448)   (2,733,093)   (3,828,264)
  Interest and other income,
    net........................      145,475       723,788       182,378       296,557       184,346
  Interest expense.............     (173,985)      (41,395)      (22,250)       (1,187)      (77,026)
                                 -----------   -----------   -----------   -----------   -----------
    Net loss...................  $(4,570,718)  $(6,155,255)  $(6,253,320)  $(2,437,723)  $(3,720,944)
                                 ===========   ===========   ===========   ===========   ===========
  Loss per share attributable
    to common shareholders,
    basic and diluted..........  $     (0.10)  $     (0.14)  $     (0.14)  $     (0.05)  $     (0.08)
                                 ===========   ===========   ===========   ===========   ===========
  Weighted average shares
    outstanding, basic and
    diluted....................   46,302,136    46,417,664    46,424,312    46,424,312    50,668,688
                                 ===========   ===========   ===========   ===========   ===========
  Pro forma net loss per share,
    basic and diluted..........                              $     (0.11)                $     (0.06)
                                                             ===========                 ===========
  Pro forma weighted average
    shares outstanding, basic
    and diluted................                               58,690,894                  62,935,352
                                                             ===========                 ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                                 H POWER CORP.

    CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT) AND
                               COMPREHENSIVE LOSS

                                                                                                     ACCUMULATED
                                           NUMBER OF                                                    OTHER
                                         SHARES ISSUED     COMMON     CAPITAL IN     ACCUMULATED    COMPREHENSIVE   COMPREHENSIVE
                                        AND OUTSTANDING    STOCK     EXCESS OF PAR     DEFICIT          LOSS            LOSS
                                        ---------------   --------   -------------   ------------   -------------   -------------
Balance (deficiency)--May 31, 1996....     46,157,792     $46,158     $ 6,528,839    $(10,505,202)    $              $

Net loss..............................                                                 (4,570,718)                    (4,570,718)
Issuance of common stock upon exercise
  of stock options....................         80,000          80          39,920
Issuance of common stock upon
  conversion of debt..................        166,520         167         249,677
                                           ----------     -------     -----------    ------------     ---------      -----------
Balance (deficiency)--May 31, 1997....     46,404,312      46,405       6,818,436     (15,075,920)                    (4,570,718)

Net loss..............................                                                 (6,155,255)                    (6,155,255)
Issuance of common stock upon exercise
  of stock options....................         20,000          20           9,980
Foreign currency translation
  adjustment..........................                                                                 (261,829)        (261,829)
                                           ----------     -------     -----------    ------------     ---------      -----------
Balance (deficiency)--May 31, 1998....     46,424,312      46,425       6,828,416     (21,231,175)     (261,829)      (6,417,084)

Net loss..............................                                                 (6,253,320)                    (6,253,320)
Stock option compensation expense.....                                    818,125
Foreign currency translation
  adjustment..........................                                                                 (161,026)        (161,026)
                                           ----------     -------     -----------    ------------     ---------      -----------
Balance (deficiency)--May 31, 1999....     46,424,312      46,425       7,646,541     (27,484,495)     (422,855)      (6,414,346)

  (unaudited)
Net Loss..............................                                                 (3,720,944)                    (3,720,944)
Sale of common stock..................     13,056,000      13,056      22,974,228
Issuance of common stock upon
  conversion of debt..................      1,344,000       1,344       2,098,656
Issuance of common stock upon exercise
  of stock options....................        120,000         120          59,880
Issuance of warrants..................                                    150,000
Foreign currency translation
  adjustments.........................                                                                   73,911           73,911
                                           ----------     -------     -----------    ------------     ---------      -----------
Balance (deficiency)--November 30,
  1999................................     60,944,312     $60,945     $32,929,305    $(31,205,439)    $(348,944)     $(3,647,033)
                                           ==========     =======     ===========    ============     =========      ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                                 H POWER CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                          SIX MONTHS ENDED
                                                                      YEAR ENDED MAY 31,                    NOVEMBER 30,
                                                            ---------------------------------------   -------------------------
                                                               1997          1998          1999          1998          1999
                                                            -----------   -----------   -----------   -----------   -----------
                                                                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss................................................  $(4,570,718)  $(6,155,255)  $(6,253,320)  $(2,663,222)  $(3,720,944)
  Adjustments to reconcile net loss to net cash used by
    operating activities:
    Depreciation and amortization.........................      375,407       408,076       481,977       199,046       260,476
    Gain on sale of equipment.............................           --        (7,132)           --            --            --
    Provision for losses on uncompleted contracts.........           --       893,556            --            --            --
    Stock option compensation expense.....................           --            --       818,125            --            --
    Warrants issued in payment of services................           --            --            --            --       150,000
    Changes in assets and liabilities:
      Accounts receivables................................       51,069      (419,592)      428,645       561,210    (1,222,661)
      Unbilled receivables................................           --      (271,300)       85,017       (27,284)     (103,539)
      Inventories.........................................       19,039         4,674      (327,408)     (236,237)      (70,170)
      Tax credit receivable...............................           --      (205,131)     (439,660)     (184,667)     (244,695)
      Prepaid expenses and other current assets...........      (12,763)     (152,095)      132,863       (88,599)     (576,771)
      Accounts payable....................................     (365,244)      299,892       821,086       199,618      (533,839)
      Accrued expenses....................................     (355,643)       47,907       175,960        77,414       289,921
      Deferred revenue....................................           --            --            --            --     2,461,473
      Estimated losses on uncompleted contracts...........           --            --      (893,556)     (653,571)           --
                                                            -----------   -----------   -----------   -----------   -----------
        Total adjustments.................................     (288,135)      598,855     1,283,049      (147,002)      410,195
                                                            -----------   -----------   -----------   -----------   -----------
        Net cash used by operating activities.............   (4,858,853)   (5,556,400)   (4,970,271)   (2,810,224)   (3,310,749)
                                                            -----------   -----------   -----------   -----------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures....................................     (298,496)     (942,930)     (919,355)     (375,661)     (200,342)
  Proceeds from sale of equipment.........................           --        45,000            --            --            --
                                                            -----------   -----------   -----------   -----------   -----------
        Net cash used by investing activities.............     (298,496)     (897,930)     (919,355)     (375,661)     (200,342)
                                                            -----------   -----------   -----------   -----------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from issuance of preferred stock...............   14,500,000            --            --            --            --
  Proceeds from issuance of common stock..................    5,040,046        10,000            --            --    23,732,284
  Advances (repayment) of related party borrowings........   (1,442,513)     (857,458)    1,267,728            --       830,017
  Proceeds from long-term debt............................           --            --        67,912            --            --
  Repayments of long-term debt............................     (768,156)     (616,081)           --            --            --
  Other...................................................      (28,174)       (5,491)       (3,472)       (7,184)       (1,166)
                                                            -----------   -----------   -----------   -----------   -----------
        Net cash provided by (used for) financing
          activities......................................   17,301,203    (1,469,030)    1,332,168        (7,184)   24,561,135
                                                            -----------   -----------   -----------   -----------   -----------
Effect of exchange rate changes on cash and cash
  equivalents.............................................           --      (261,829)     (161,026)     (237,650)       73,892
                                                            -----------   -----------   -----------   -----------   -----------
        Net increase (decrease) cash and cash
          equivalents.....................................   12,143,854    (8,185,189)   (4,718,484)   (3,430,719)   21,123,936
Cash and cash equivalents at beginning of period..........    1,001,926    13,145,780     4,960,591     4,960,591       242,107
                                                            -----------   -----------   -----------   -----------   -----------
Cash and cash equivalents at end of period................  $13,145,780   $ 4,960,591   $   242,107   $ 1,529,872   $21,366,043
                                                            ===========   ===========   ===========   ===========   ===========

SUPPLEMENTAL CASH FLOW INFORMATION
  Cash paid for interest..................................  $ 1,122,865   $   143,184   $       522   $        --   $    18,971
  Conversion of debt equity...............................  $   249,844   $        --   $        --   $        --   $ 2,100,000

  The accompanying notes are an integral part of these consolidated financial statements.

                                  H POWER CORP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS AND LIQUIDITY

    H Power Corp. (the "Company") was organized on June 6, 1989 under the laws of the State of Delaware. The Company designs, develops, markets and manufactures proton-exchange membrane fuel cells and fuel cell systems and products that utilize hydrogen as an alternative source of energy to generate electric power.

    The Company has raised substantially all of its funding through private placement of common and preferred stock. The Company incurred net losses of $4,570,718, $6,155,255 and $6,253,320 for the fiscal years ended May 31, 1997,
1998 and 1999, respectively, and has an accumulated deficit of $15,075,920, $21,231,175 and $27,484,495 as of these dates, respectively. The Company believes it can raise adequate additional funding through a public offering or additional private placements. If the Company is unable to apply its technology to commercial products, additional funding will be necessary for the Company to continue as a going concern after May 31, 2000. These financial statements do not include adjustments that might result from the outcome of this uncertainty. See Note 13.

PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of the Company and its Canadian subsidiary, H Power Enterprises of Canada, Inc. ("HPEC"). All significant intercompany accounts and transactions are eliminated.

UNAUDITED PRO FORMA BALANCE SHEET AND EARNINGS PER SHARE INFORMATION

    The Company's Series A, Series B and Series C convertible preferred stockholders have agreed to convert all of their outstanding shares of preferred stock into common stock concurrent with the closing of this initial public offering. In addition, the other investors of the Company's 50% owned subsidiary, HPEC, have agreed to exercise their conversion right concurrent with the closing of this initial public offering. (See Note 1--Investment in Subsidiary.) These investors have also agreed to convert their Series C convertible preferred stock received in that transaction into common stock concurrent with the closing of this offering. Accordingly, the unaudited pro forma balance sheet has been presented on a basis to give effect to the conversion of the stock and equity interests described above, as of the closing date of an initial public offering, which is assumed to have been converted as of November 30, 1999. The pro forma earnings per share and share data give effect to the impact these conversions would have had on the weighted average share amounts assuming the conversion occurred on June 1, 1998.

UNAUDITED INTERIM RESULTS

    The interim financial statements as of November 30, 1999 and for the six months ended November 30, 1998 and 1999 are unaudited; however, in the opinion of the Company, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for the interim periods. The operating results for the six months ended November 30, 1999 are not necessarily indicative of the results to be expected for the full year ending May 31, 2000.

                                  H POWER CORP

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
STOCK SPLIT

    Prior to the closing of this initial public offering, the Company will declare an 8:1 stock split effective for stockholders of record upon the closing of this initial public offering. This stock split will increase the number of common shares outstanding by 53,326,273 shares at November 30, 1999. All references in the consolidated financial statements referring to share prices, conversion rates, per share amounts, stock option plans and common shares issued and/or outstanding have been adjusted retroactively for the 8-for-1 stock split.

USE OF ESTIMATES

    The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in its consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

CASH AND EQUIVALENTS

    Cash and equivalents represent cash and short-term, highly liquid investments with original maturities of three months or less.

CONCENTRATIONS OF CREDIT RISK

    Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents at high quality financial institutions and limits the amount of credit exposure to any one institution. The Company had cash balances on deposit at May 31, 1999 that exceeded the $100,000 amount insured by the F.D.I.C.

    The Company's receivables are derived primarily from sales to U.S. government agencies. Three government contracts represent approximately 76%, 90% and 40% of consolidated revenues for the fiscal years ended May 31, 1997, 1998 and 1999, respectively. Amounts due the Company in accounts receivable and unbilled receivables under these contracts were $539,654 and $150,085 at May 31, 1998 and 1999, respectively.

INVENTORY

    Inventories, which include materials, labor, and overhead, are valued at the lower of cost or market using the first-in, first-out method.

PLANT AND EQUIPMENT, NET

    Plant and equipment are stated at cost, net of accumulated depreciation. Repairs and maintenance costs are expensed as incurred; major renewals and betterments are capitalized. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss on the disposition is reflected in current operations. Depreciation is determined on a straight-line basis over the estimated useful lives of the applicable assets, generally five years for furniture and equipment for financial reporting purposes and determined on an accelerated method for

                                  H POWER CORP

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) tax purposes. Leasehold improvements are depreciated over the lesser of the lease term or the estimated useful lives of the related assets.

    The Company reviews long-lived assets and identifiable intangible assets for impairment whenever any events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable.

PATENTS AND OTHER INTANGIBLE ASSETS

    Certain costs associated with obtaining and licensing patents are capitalized as incurred and are amortized on a straight-line basis over estimated useful lives up to 17 years. Costs associated with patents are capitalized as incurred. Amortization of such costs begins once the patent has been issued. Other intangible assets are amortized on a straight-line basis over estimated useful lives of up to three years. The Company evaluates the recoverability of the patent and other intangible asset costs at each balance sheet date based on estimated undiscounted future cash flows.

FOREIGN CURRENCY TRANSLATION

    The financial statements of HPEC were prepared in Canadian dollars and translated into U.S. dollars based on the current exchange rate in effect at the end of the period for the balance sheet and a weighted-average rate for the period on the statement of operations. Translation adjustments are reflected as foreign currency translation adjustments in stockholders' equity and accordingly have no effect on net income. Transaction gains and losses are included in income.

REVENUE RECOGNITION

    Revenues on products are recognized when the product has been shipped and the Company has met its obligations under the sales contract. Revenues on contracts include reimbursed direct costs and allowable allocated indirect costs incurred, plus recognized profits. Profit is recognized on cost-reimbursable contracts as costs are incurred, and under fixed-price contracts on the cost-to-cost method of the percentage-of-completion basis. Revenue recognized on contracts in excess of related billings is reflected as unbilled receivables. When it is determined that a loss will result from the performance of a fixed-price contract, the entire amount of the estimated ultimate loss is charged against income.

    Contract costs, including indirect expenses, are subject to audit and adjustment by the Defense Contract Audit Agency. Contract costs through 1997 have been finalized, and contract revenues for the current and prior years have been recorded in amounts which are expected to be realized upon final settlement. In management's opinion, the results of such audits will not have a material effect on the Company's financial position, results of operations or cash flows.

MODIFICATION OF CONTRACT TERMS

    Prior to the modification described below, the Company was party to a government contract with the Sacramento Municipal Utility District ("SMUD") that was accounted for under the percentage-of-completion method of accounting. At May 31, 1998, the Company had recognized an estimated loss on this uncompleted contract of $709,031, of which $236,015 was recorded in cost of revenues--contracts and $473,016 was recorded in selling, general and administrative expenses.

                                  H POWER CORP

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    During the fiscal year ended May 31, 1999, the Company modified the terms of this contract with SMUD, which resulted in the creation of a new development agreement. This new agreement allows either party to terminate the agreement at any time upon 60 days prior written notice to the other party. Upon such notice of termination, the Company would immediately cease work under the agreement and take all steps reasonably necessary to mitigate any costs or expenses for which SMUD may be liable. As a result of this new agreement, the Company now records all revenue and costs as they are incurred, and no longer recognizes revenue under the percentage-of-completion method of accounting. The effect of this modification of the contract terms was to decrease selling, general and administrative expenses by $206,969 and costs of revenues--contracts by $103,485 for the fiscal year ended May 31, 1999. This amount represents the reversal of the $709,031 previously accrued loss, less $398,577 of expenses incurred but not reimbursed in fiscal 1999 prior to the modification of the contract.

RESEARCH AND DEVELOPMENT

    Research and development expenses consist principally of expenditures for research conducted by the Company. All research and development costs are expensed as incurred.

    Under certain arrangements in which a third party funds a portion of research and development costs on a specific project, the direct materials and labor costs of that project are recorded as costs of revenues--contracts while overhead and general and administrative expenses allowable for inclusion in the cost reimbursement calculation are recorded as selling, general and administrative for allowable overhead and general and administrative expenses. Total research and development spending was $3,638,000, $3,485,000 and $2,278,000 for the fiscal years ending May 31, 1999, 1998 and 1997, respectively.

INVESTMENT IN SUBSIDIARY

    On May 2, 1997, the Company established a Canadian subsidiary, HPEC, pursuant to an agreement with Sofinov Societe Financiere D'Innovation Inc. ("Sofinov"), Societe Innovatech du grand Montreal ("Innovatech") and 9042-0175 Quebec, Inc. ("Quebec") (collectively, the "Investors"). The Investors purchased 50% of the common stock of HPEC for $5 million. The investors have the right until May 2000 to convert their equity interest in HPEC into 333,333 shares of our Series C convertible preferred stock. The Company licensed its fuel cell technology and certain Canadian marketing rights to HPEC in exchange for the other 50% of the common shares.

    Pursuant to a stockholder agreement, the day-to-day management and operation of HPEC is the responsibility of its president, who, as long as the Company owns at least 33 1/3% of the aggregate common shares of HPEC, will be the nominee of the Company. HPEC's current president is the chief executive officer of the Company.

    The Company has a controlling interest in HPEC and reports 100% of the losses of this subsidiary in the consolidated accounts due to the ability of the Investors to convert their ownership interests in HPEC into ownership interests in the Company.

                                  H POWER CORP

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
401(k) RETIREMENT PLAN

    The Company has a noncontributory 401(k) Retirement Plan for eligible employees. Employees eligible to participate in the Plan must be of age 21 and have completed twelve months of service. Under the Plan, employees may generally contribute from 1% to 15% of their salary, however, not in excess of IRS limitations. The Company does not make matching contributions. Employees are 100% vested in their own contributions plus earnings at all times.

INCOME TAXES AND TAX CREDITS

    Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. A subjective assessment, which includes anticipating future income, is used in assessing the likelihood of realizing deferred tax assets. Recoverable tax credits arising from the acquisition of capital assets are recorded as a deduction from the cost of the assets acquired while those arising from current expenses are deducted from those expenses in the year of expenditure. All amounts receivable at the end of fiscal 1998 have been collected during fiscal 1999.

2. INVENTORIES

    Inventories consist of the following:

                                                     MAY 31,
                                               -------------------   NOVEMBER 30,
                                                 1998       1999         1999
                                               --------   --------   ------------
                                                                     (UNAUDITED)
Raw materials................................  $ 7,111    $149,010     $204,475
Work in process..............................    6,600     192,109      206,814
Finished goods...............................       --          --           --
                                               -------    --------     --------
                                               $13,711    $341,119     $411,289
                                               =======    ========     ========

3. PLANT AND EQUIPMENT

    Plant and equipment consists of the following:

                                                               MAY 31,
                                                       -----------------------
                                                          1998         1999
                                                       ----------   ----------
Furniture and equipment..............................  $1,261,765   $1,936,111
Leasehold Improvements...............................     510,310      705,355
                                                       ----------   ----------
                                                        1,772,075    2,641,466
Less: Accumulated depreciation.......................     723,324    1,202,554
                                                       ----------   ----------
                                                       $1,048,751   $1,438,912
                                                       ==========   ==========

    Depreciation expense for the fiscal years ended May 31, 1997, 1998 and 1999 was $124,194, $164,489 and $473,020, respectively.

                                  H POWER CORP

4. NOTES PAYABLE AND LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                MAY 31,
                                                          -------------------
                                                            1998       1999
                                                          --------   --------
Notes payable, interest at 10%; unsecured, past due.....  $121,875   $121,875
Government loan, non-interest bearing...................        --     67,912
Equipment notes payable, payable in various monthly
  installments, secured by related equipment............     7,184      3,712
                                                          --------   --------
                                                           129,059    193,499
Less: Current portion...................................   125,357    124,219
                                                          --------   --------
                                                          $  3,702   $ 69,280
                                                          ========   ========

    The notes payable are past due pending resolutions of certain matters with respect to the lenders, and are included in the current portion.

    The Government loan proceeds were used to finance the last phase of the development of a specific product by HPEC. The loan does not bear any interest and HPEC must repay the loan by paying 1% of the revenue earned on the sale of the product. The period of the loan is ten years or whenever the loan is paid, whichever comes first.

    Principal payment requirements subsequent to May 31, 1999 are as follows:

YEAR ENDING MAY 31,                                            AMOUNT
-------------------                                           --------
2000........................................................  $124,219
2001........................................................     1,368
2002........................................................        --
2003........................................................        --
2004........................................................        --
Thereafter..................................................    67,912

5. COMMITMENTS

    The Company leases two properties under leasehold agreements that expire on July 31, 2000. The Company has the option to renew these leases for two additional years. Rental expenditures for 1997, 1998 and 1999 were $64,464, $110,535 and $117,550, respectively. Commitments for minimum rentals under noncancellable leases having a remaining term in excess of one year at May 31, 1999 are as follows:

YEAR ENDING MAY 31,                                            AMOUNT
-------------------                                           --------
2000........................................................  $116,700
2001........................................................   116,700
2002........................................................    19,500

    The Company has agreements with two of its key officers and two of its directors. The agreements with its officers expire on October 6, 2000 and October 10, 2002. These agreements provide for base salaries with increases and bonuses at the discretion of the Board of Directors. The agreements with its directors expired on May 31, 1999 but were extended to May 31, 2004. These agreements provide for base salaries, adjusted annually for cost-of-living changes, as well as financial advisory bonuses for assistance in facilitating public and private financings that are consummated by the Company or its subsidiary subsequent to the Company's initial public offering.

                                  H POWER CORP

6. INCOME TAXES

    The Company has incurred losses since inception, therefore no provision has been made for federal and state income taxes. The Company has year-end federal net operating loss ("NOL") carryforwards of approximately $23,900,000 at May 31, 1999 which expire in years 2007 to 2014. Valuation allowances were recognized for the net operating loss carryforwards not anticipated to be realized before expiration. Under current tax regulations, if certain substantial changes in the Company's ownership should occur, there would be an annual limitation on the amount of net operating loss carryforward which could be utilized.

    The following table illustrates the composition of the deferred tax assets:

                                                              MAY 31,
                                                     -------------------------
                                                        1998          1999
                                                     -----------   -----------
Federal and state benefit of NOL carryforwards.....  $ 7,059,000   $ 9,554,000
Valuation allowance................................   (7,059,000)   (9,554,000)
                                                     -----------   -----------
                                                     $        --   $        --
                                                     ===========   ===========

7. RELATED COMPANY TRANSACTIONS

    The Company's obligation to related parties and other investors is as follows:

                                                                MAY 31,
                                                         ---------------------
                                                           1998        1999
                                                         --------   ----------
Sofinov................................................  $    --    $  850,000
Other stockholders.....................................       --       396,000
Note payable...........................................   23,983        23,983
Accrued interest.......................................      943        22,671
                                                         -------    ----------
                                                          24,926     1,292,654
Less: Current portion..................................   24,926     1,292,654
                                                         -------    ----------
                                                         $    --    $       --
                                                         =======    ==========

    During the fiscal year ended May 31, 1999, the Company received loans from certain investors to fund its operations at an interest rate of 8%. These notes are payable on demand.

    On May 25, 1999, Sofinov entered an agreement with the Company to make advances up to $5 million, in increments of at least $150,000, bearing interest at 8% per annum, calculated and compounded monthly, both before and after default, and payable on demand. At any time prior to December 31, 1999 or the completion of an initial public offering, whichever is sooner, Sofinov shall be entitled to convert all or any portion of the outstanding balance of the advances and interest thereon into common stock of the Company at a conversion rate of $1.5625 per common share. If Sofinov exercises its election to convert, then in the event the outstanding balance of advances and interest thereon is less that $5 million, Sofinov shall be entitled to purchase additional shares of the Company's common stock at $1.5625 per share to bring Sofinov's purchase up to $5 million. As of May 31, 1999, total advances to the Company from Sofinov under this agreement amounted to $700,000. See Note 13.

    The Company has an arrangement with NBG Technologies, Inc. (formerly known as TechMatics Inc.) whereby NBG provided the Company with R&D consulting services. The Rothstein

                                  H POWER CORP

7. RELATED COMPANY TRANSACTIONS (CONTINUED) family is a principal stockholder of NBG and also a principal stockholder of the Company. A member of the Rothstein family serves as a director of the Company and is responsible for various aspects of the Company's business and strategic issues. Fees and expenses paid to NBG for consulting services for the fiscal years ended May 31, 1997, 1998 and 1999 amounted to $234,172, $49,054 and
$63,110, respectively. The Company believes the fees paid were equivalent to those that would be paid under an arms-length transaction.

    Until October 15, 1996, the Company's noteholders had the option to convert some or all of their debt, including accrued interest, into the Company's common stock. As of October 15, 1996, $289,844 of debt had been converted into 166,520 shares of common stock. The remaining noteholders elected an interest payment on October 15, 1996 and full principal payment on October 15, 1997.

8. EMPLOYEE STOCK OPTION PLANS

    Under the stock option plan adopted on May 21, 1996, a maximum of 6,000,000 shares of the Company's common stock have been made available for the granting of options and stock appreciation rights to officers and other key employees of the Company at prices not less than 100% of fair market value of a share of common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any stock option granted must equal 110% of the fair market value on the grant date. Such options generally become exercisable upon date of grant and expire within five years from the date of grant. We have not granted any options to purchase common stock under our 1996 plan.

    Under the stock option plan adopted on June 6, 1989, a maximum of 4,000,000 shares of the Company's common stock were made available for the granting of options and stock appreciation rights to officers and other key employees of the Company at prices not less than 80% of fair market value of a share of common stock on the date of grant. Such options generally become exercisable upon date of grant and expire within five years from the date of grant. No further options may be granted under this plan.

    The Company has granted options to purchase shares of the Company's common stock to certain officers and key employees outside of the 1989 and 2000 Stock Option Plans. Such options generally become exercisable on the date of grant and expire within five years from the date of grant. These options were generally granted at the fair market value of the stock on the date of grant.

    The Company has adopted the disclosure only provisions of SFAS No. 123 and, accordingly, applies Accounting Principles Board Opinion ("APB") No. 25 and related interpretations in accounting for its employee stock option plans. Had the Company elected to recognize compensation expense in accordance with the provisions of SFAS No. 123, for the stock option awards granted, its net loss and loss per basic and diluted share attributable to common stockholders in 1997, 1998 and 1999 would have been $(4,909,092), $(6,669,980) and $(7,462,717)
or $(.11), $(.14) and $(.16) per share, respectively.

    On May 31, 1999, 782,000 employee stock options lapsed. The Company extended the life of 770,000 of the options, until May 31, 2002 at the same option price. The options were vested upon extension. Under APB No. 25, the extension created an additional compensation charge for the difference between the option price and the fair market value of the shares at May 31, 1999 in the

                                  H POWER CORP

8. EMPLOYEE STOCK OPTION PLANS (CONTINUED) amount of $818,125 of which $693,125, $107,000 and $18,000 has been recorded in selling, general and administrative, research and development and cost of revenue--contracts, respectively.

    The fair value of the Company's stock options used to compute the pro forma net loss and loss per share disclosures is the estimated present value on grant date using the Black-Scholes option pricing model with the following weighted average assumptions:

                                                      YEARS ENDED MAY 31,
                                                      -------------------
                                                      1997   1998   1999
                                                      -----  -----  -----
Dividend yield......................................   0%     0%     0%
Risk-free interest rate.............................  5.95%  5.92%  5.27%
Volatility..........................................   0%     0%     0%
Expected life (years)...............................    5      5     1.5

    Changes in stock options are as follows:

                                                           YEAR ENDED MAY 31,
                                   -------------------------------------------------------------------
                                           1997                    1998                   1999
                                   ---------------------   --------------------   --------------------
                                                WEIGHTED               WEIGHTED               WEIGHTED
                                                AVERAGE                AVERAGE                AVERAGE
                                                EXERCISE               EXERCISE               EXERCISE
                                     SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
                                   ----------   --------   ---------   --------   ---------   --------
Beginning balance................   3,142,000    $ .69     2,942,000    $1.22     3,182,000    $1.34
Granted or reissued..............   2,000,000     1.56       400,000     1.88       770,000      .50
Exercised........................     (80,000)     .50       (20,000)     .50            --       --
Canceled or expired..............  (2,120,000)     .78      (140,000)     .50      (782,000)     .50
                                   ----------    -----     ---------    -----     ---------    -----
  Ending balance.................   2,942,000    $1.22     3,182,000    $1.34     3,170,000    $1.34
                                   ==========    =====     =========    =====     =========    =====
Exercisable......................     880,000    $1.47     1,191,000    $1.21     2,770,000    $1.27
Fair value of options granted
  during the year................                $ .42                  $ .48                  $1.10

    Summarized information about stock options outstanding and exercisable at May 31, 1999 is as follows:

                                  OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
                         --------------------------------------    ---------------------
                                        WEIGHTED-
                                          AVG.         WEIGHTED                 WEIGHTED
                                        REMAINING      AVERAGE                  AVERAGE
                          NUMBER       CONTRACTUAL     EXERCISE     NUMBER      EXERCISE
   EXERCISE PRICE        OF SHARES    LIFE IN YEARS     PRICE      OF SHARES     PRICE
---------------------    ---------    -------------    --------    ---------    --------
    $         .50          770,000         3.0          $ .50        770,000     $ .50
             1.56        2,000,000         2.1           1.56      2,000,000      1.56
             1.88          400,000         2.4           1.88             --        --
                         ---------         ---          -----      ---------     -----
    $.50 to $1.88        3,170,000         2.8          $1.34      2,770,000     $1.27
                         =========         ===          =====      =========     =====

                                  H POWER CORP

9. COMMON STOCK

    The Company's common stockholders are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The Company's common stockholders have no preemptive rights or rights to convert their common stock into any other security.

10. REDEEMABLE PREFERRED STOCKS

    The Company's Series A, Series B and Series C convertible preferred stock are classified as mandatorily redeemable as (i) the holders of the Series A, Series B and Series C convertible preferred stock are entitled to be paid the original issue price for such class of preferred stock plus all accumulated or declared and unpaid dividends if the Company enters into any transaction in which the stockholders of the Company immediately prior to the transaction own less than 50% of the voting power immediately after the transaction and
(ii) preventing the completion of such a change in control transaction as described in (i) is considered to be outside the control of the Company.

    On May 22, 1996, the Company issued 80,000 shares of Series B convertible preferred stock, $.001 par value, at $12.50 per share, or $1,000,000 in total, to Singapore Technologies Automotive ("STA"). One share of the Series B convertible preferred stock may be converted into eight shares of the Company's common stock. The Series B shares are entitled to dividends or distributions in an amount equal per share (on an as-if converted to common stock basis) to the amount paid, distributed or set aside for eight shares of common stock. Upon any liquidation, the holder of the Series B convertible preferred stock is entitled to be paid out an amount equal to the original issue price plus all accumulated or declared and unpaid dividends. The Company has the option to redeem the Series B convertible preferred stock, unless it is converted, any time after May 22, 1998, or the closing of an initial public offering, at the purchase price plus 10%.

    On July 30, 1996, the remaining 320,000 authorized shares of Series B convertible preferred stock were issued at $12.50 per share to STA. In connection with the preferred stock issuance, proceeds of $770,105 were used to repay $550,000 of long-term debt for acquired technology and $220,105 of short-term debt to STA.

    On July 30, 1996, the Company issued 200,000 shares of Series A convertible preferred stock, $.001 par value, at $15.00 per share, to DQE Enterprises. One share of Series A convertible preferred stock may be converted into eight shares of the Company's common stock. The holders of the Series A convertible preferred stock are entitled to receive cumulative dividends in the form of shares of common stock at the rate of 7% per annum. In connection with the issuance, proceeds of $300,000 were used to repay short-term debt to DQE Enterprises. Upon any liquidation, the holder of the Series A convertible preferred stock is entitled to be paid an amount equal to the original issuance price plus all accumulated or declared and unpaid dividends. The Company has the option to redeem the Series A convertible preferred stock, unless it is converted, at any time after July 30, 1998, or the closing of an initial public offering, at the purchase price plus 10% and all accrued but unpaid dividends.

    On May 2, 1997, the Company issued 500,000 shares of Series C convertible preferred stock, $.001 par value at $15.00 per share or $7,500,000 in total, to Sofinov. One share of the Series C convertible preferred stock may be converted into eight shares of the Company's common stock. The Series C convertible preferred shares are entitled to dividends or distributions in an amount equal per share (on an as-if converted to common stock basis) to the amount paid, distributed or set aside for eight shares

                                  H POWER CORP

10. REDEEMABLE PREFERRED STOCKS (CONTINUED) of common stock. Upon any liquidation, the holder of the Series C convertible preferred stock is entitled to be paid an amount equal to the original issuance price plus all accumulated or declared and unpaid dividends. The Company has the option to redeem the Series C convertible preferred stock, unless it is converted, any time after May 2, 1999, or the closing of an initial public offering, at a price of $15.00 per share.

    The holders of Series A and B convertible preferred stock each had the right to exercise warrants to purchase up to 1,600,000 shares of common stock at $3.125 per share during the period January 1, 1997 through December 31, 1997. All of the warrants lapsed on December 31, 1997. In the agreement, if DQE Enterprises failed to exercise their warrants, the Company was required to issue an additional 100,000 shares of Series C preferred stock to Sofinov for no consideration. On December 31, 1997, the DQE Enterprises warrants lapsed unexercised and the additional 100,000 shares were issued to Sofinov, thus reducing the redemption price of Series C convertible preferred stock to $12.50 per share.

    At May 31, 1999, $595,000 of retained earnings was restricted due to undeclared and unpaid cumulative dividends on Series A preferred stock. The redemption value of Series A, B and C convertible preferred stock at May 31, 1999 was $3,895,000, $5,500,000 and $7,500,000, respectively.

11. EARNINGS PER SHARE

    Basic earnings per share (EPS) is computed by dividing income available to common shareholders by the weighted average number of common shares actually outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

    The following table illustrates the calculation of both basic and diluted
EPS:

                                                                                     SIX MONTHS ENDED
                                                 YEAR ENDED MAY 31,                    NOVEMBER 30,
                                       ---------------------------------------   -------------------------
                                          1997          1998          1999          1998          1999
                                       -----------   -----------   -----------   -----------   -----------
BASIC AND DILUTED EARNINGS PER SHARE
Net loss.............................  $(4,570,718)  $(6,155,255)  $(6,253,320)  $(2,437,723)  $(3,720,944)
Accrued dividends on Series A
  Convertible Preferred Stock........     (175,000)     (210,000)     (210,000)     (105,000)     (105,000)
                                       -----------   -----------   -----------   -----------   -----------
Net income available to common
  shareholders.......................   (4,745,718)   (6,365,255)   (6,463,320)   (2,542,723)   (3,825,944)
Weighted average number of common
  shares.............................   46,302,136    46,417,664    46,424,320    46,424,320    50,668,688
                                       -----------   -----------   -----------   -----------   -----------
Basic and diluted earnings per
  share..............................  $     (0.10)  $     (0.14)  $     (0.14)  $      (.05)  $     (0.08)
                                       ===========   ===========   ===========   ===========   ===========

    If potential common shares were assumed converted, the effect would have been antidilutive to EPS for all periods. These antidilutive securities are summarized below.

                                                                                     SIX MONTHS ENDED
                                                    YEAR ENDED MAY 31,                 NOVEMBER 30,
                                           ------------------------------------   -----------------------
                                              1997         1998         1999         1998         1999
                                           ----------   ----------   ----------   ----------   ----------
Number of potential common shares........  15,521,064   15,732,544   15,990,264   15,392,000   14,250,000

                                  H POWER CORP

12. INFORMATION ABOUT GEOGRAPHIC AREAS

    The Company operates primarily in one industry segment, that being the development of technologies, systems and products utilizing hydrogen as an alternative source of energy. The geographic distributions of the Company's revenues and identifiable assets are summarized in the following table:

                                                   YEAR ENDED MAY 31,
                                          -------------------------------------
                                             1997          1998         1999
                                          -----------   ----------   ----------
Revenues from unrelated entities
  United States.........................  $   420,608   $  989,390   $1,007,216
  Canada................................           --           --       10,816
                                          -----------   ----------   ----------
                                          $   420,608   $  989,390   $1,018,032

Assets
  United States.........................  $ 9,253,367   $2,731,243   $2,074,111
  Canada................................    5,018,355    4,901,211    4,425,330
                                          -----------   ----------   ----------
  Total identifiable assets.............   14,271,722    7,632,454    6,499,441
  Corporate eliminations................           --           --   (3,027,550)
                                          -----------   ----------   ----------
  Total assets..........................  $14,271,722   $7,632,454   $3,471,891
                                          ===========   ==========   ==========

13. SUBSEQUENT EVENTS

    On August 25, 1999, ECO Fuel Cells, LLC ("ECO") purchased 8,000,000 shares of the Company's common stock, $.001 par value, at a price of $1.875 per share for a total investment of $15,000,000. In addition to the stock purchase, the Company and ECO entered into a ten year operating agreement pursuant to which ECO paid to the Company an initial distribution rights fee of $2,500,000 and agreed to purchase, market and service the Company's stationary power fuel cell systems in exchange for the exclusive marketing, distribution and servicing rights to those areas in the United States that are being serviced by ECO's affiliated rural electric cooperative members (the "Agreement"). Revenue will be recognized on the initial distribution rights fee on a straight-line basis over the contractual period.

    In order to enter into the Agreement, the Company modified its pre-existing agreement with DQE Enterprises to allow ECO to have exclusive marketing, distribution and servicing rights under the Agreement in certain geographic areas that had previously been granted to DQE Enterprises. As part of the consideration for modifying the DQE Enterprises agreement, the Company agreed to amend article IV B3(a)(i) of the Amended and Restated Certificate of Incorporation to change the redemption price of the Company's Series A convertible preferred stock from $16.50 per share to $18.00 per share, thus increasing the liquidation value of the Series A convertible preferred stock by $300,000. Also as part of the consideration, the Company issued common stock purchase warrants, which expire on July 31, 2001, to purchase 800,000 shares of its common stock at $3.125 per share to DQE Enterprises. The Company recorded a charge to cost of revenues--products totaling $150,000 which represents the fair value of the warrants on August 25, 1999, their date of issuance.

    On November 30, 1999, Sofinov exercised its conversion right (as described in Note 7) and converted its outstanding advances at that date of $2,100,000 into 1,344,000 shares of our common stock. Furthermore, Sofinov exercised its purchase right in full and purchased an additional 1,856,000 shares of our common stock for $2,900,00.

                                  H POWER CORP

13. SUBSEQUENT EVENTS (CONTINUED)
    On November 30, 1999, Hydro-Quebec CapiTech Inc. purchased 3,200,000 shares of the Company's common stock, $.001 par value, at a price of $1.875 per share for a total investment of $6,000,000.

    In conjunction with ECO, Sofinov, and Hydro-Quebec CapiTech Inc.'s purchases of the Company's common stock, the Company incurred stock issue costs approximating $913,000. $685,000 of the stock issue costs are payable to a consultant to the Company for services rendered in connection with the foregoing transactions.

    In March 2000, two of the Company's directors resigned from the board of directors and terminated their agreements with the Company effective as of February 29, 2000 in exchange for which they each received a cash payment of $1 million and options to purchase 480,000 shares of our common stock at an exercise price equal to the Company's initial public offering price. In addition, the Company terminated all agreements with NBG Technology in exchange for a cash payment of $100,000 and options to purchase 400,000 shares of the Company's common stock at an exercise price equal to the initial public offering price.

                                            SHARES
                                 H POWER CORP.
                                  COMMON STOCK

                                     [LOGO]

                                ----------------
                              P R O S P E C T U S
                                          , 2000
                            ------------------------
                                LEHMAN BROTHERS
                               CIBC WORLD MARKETS
                           DEUTSCHE BANC ALEX. BROWN
                             JOSEPHTHAL & CO. INC.
                            FIDELITY CAPITAL MARKETS
             A DIVISION OF NATIONAL FINANCING SERVICES CORPORATION

                                    PART II

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by H Power in connection with the sale of the common stock being registered hereby. All the amounts shown are estimated, except the Securities and Exchange Commission ("SEC") registration fee, the National Association of Securities Dealers, Inc., ("NASD") filing fee and the Nasdaq National Market listing fee.

SEC Registration Fee........................................  $   24,600.00
NASD Filing Fee.............................................      10,500.00
Nasdaq National Market Listing Fee..........................      90,000.00
Printing Expenses...........................................     200,000.00
Legal Fees and Expenses.....................................     400,000.00
Accounting Fees and Expenses................................     375,000.00
Blue Sky Expenses and Counsel Fees..........................      10,000.00
Transfer Agent and Registrar Fees...........................       3,000.00
Miscellaneous...............................................      36,900.00
                                                              -------------
    Total...................................................  $1,150,000.00
                                                              =============

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145(a) of the General Corporation Law of the State of Delaware ("DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if he acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

    Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

    Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person's status as such whether or not the corporation would have the power to indemnify such person against such liabilities under such
Section 145.

    Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

    Our Amended and Restated Certificate of Incorporation provides that we may indemnify all persons who we are entitled to indemnify under the DGCL to the fullest extent permitted thereunder. Furthermore, our Amended and Restated Certificate of Incorporation provides that, to the extent permitted under
Section 102(b)(7) of the DGCL, none of our directors will be personally liable to H Power or its stockholders for monetary damages for breach of fiduciary duty as a director. We have entered or will enter into indemnification agreements with each of our directors and executive officers, which will indemnify these persons to the fullest extent permitted under the DGCL.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Since May 22, 1996, we have sold unregistered securities in the amounts, at the times, and for the aggregate amounts of consideration listed as follows:

    On May 22, 1996, we issued 80,000 shares of Series B mandatorily redeemable convertible preferred stock, $.001 par value, at $12.50 per share, or $1,000,000 in total, to Singapore Technologies Kinetics, Ltd. in satisfaction of the initial closing of a stock purchase agreement relating to the purchase of a total of 400,000 shares of Series B preferred stock by Singapore Technologies Kinetics. The Series B mandatorily redeemable convertible preferred stock will automatically convert to 3,200,000 shares of common stock immediately prior to the consummation of this offering.

    On July 30, 1996, we issued 200,000 shares of our Series A preferred stock, $.001 par value, at $15.00 per share, or $3,000,000 in total, to DQE Enterprises. DQE Enterprises has agreed to convert all of its Series A preferred stock to 1,600,000 shares of our common stock immediately prior to this offering. In addition, we will issue approximately 375,000 shares of common stock to DQE Enterprises immediately prior to the consummation of this offering in payment of dividends to which they are entitled.

    Until October 15, 1996, our noteholders had the option to convert some or all of their debt, including accrued interest, into our common stock. As of October 15, 1996, $249,844 of debt had been converted into 166,520 shares of common stock. The remaining noteholders elected an interest payment on October 15, 1996 and full principal payment on October 15, 1997.

    On May 2, 1997, we issued 500,000 shares of Series C preferred stock, $.001 par value, at $15.00 per share, or $7,500,000 in total, to Sofinov. Sofinov has agreed to convert these shares of Series C preferred stock into 4,000,000 shares of our common stock immediately prior to this offering.

    The holders of Series A and Series B preferred stock each had the right to exercise warrants to purchase up to 1,600,000 shares of common stock at $3.125 per share during the period January 1, 1997 through December 31, 1997. All of the warrants lapsed on December 31, 1997. The terms of Sofinov's warrant agreement provided that if DQE Enterprises failed to exercise their warrants, we were required to issue an additional 100,000 shares of Series C preferred stock to Sofinov for no consideration. On

December 31, 1997, the DQE Enterprises warrants lapsed unexercised and the additional 100,000 shares were issued to Sofinov, thus reducing the redemption price of the Series C preferred stock to $12.50 per share. Sofinov has agreed to convert these shares into 800,000 shares of our common stock immediately prior to the consummation of the offering.

    On August 25, 1999, ECO Fuel Cells, LLC purchased 8,000,000 shares of our common stock, $.001 par value, at a price of $1.875 per share for a total investment of $15,000,000. In order to enter into the agreement, we modified our agreement with DQE Enterprises to allow ECO to have exclusive marketing, distribution and servicing rights under the agreement in certain geographic areas that had previously been granted to DQE Enterprises. As part of the consideration for modifying the DQE Enterprises agreement, on July 28, 1999 we issued warrants to purchase 800,000 shares of our common stock at $3.125 per share to DQE Enterprises. These warrants expire on July 31, 2001.

    On November 29, 1999, we issued 3,200,000 shares of our common stock, $.001 par value, to Hydro-Quebec CapiTech Inc. at a price of $1.875 per share, or $6,000,000 in total, pursuant to a letter of intent dated September 7, 1999.

    On November 29, 1999, we issued a total of 3,200,000 shares of our common stock, $.001 par value, to Sofinov at a price of $1.5625 per share, or $5,000,000 in total, pursuant to a letter agreement dated May 24, 1999. Under this agreement, Sofinov agreed to lend us up to $5 million in increments of at least $150,000, payable on demand. Sofinov had the right to convert the outstanding balance of these advances into shares of our common stock at a conversion price of $1.5625 per share. In addition, if the outstanding balance of the advances at the time of conversion was less than $5 million, Sofinov had the right to purchase additional shares of our common stock at $1.5625 per share to bring its total purchase up to $5 million. On November 30, 1999, the date Sofinov exercised its conversion right, the outstanding balance of the advances was $2.1 million which was converted into 1,344,000 shares of our common stock. Furthermore, Sofinov exercised its purchase right in full and purchased an additional 1,856,000 shares of our common stock.

    No underwriters were engaged in connection with the foregoing sales of securities. Such sales of common stock and preferred stock were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act of 1933, as amended, (the "Act"), and Rule 506 of Regulation D promulgated thereunder for transactions not involving a public offering, and all purchasers were accredited investors as such term is defined in Rule 501(a) of Regulation D. Issuances of options to our employees, directors and consultants were made pursuant to Rule 701 promulgated under the Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibit Index

         NO.                                    DESCRIPTION
---------------------                           -----------
         1.1            Underwriting Agreement.*

         3.1            Amended and Restated Certificate of Incorporation.

         3.2 Amended and Restated Certificate of Incorporation (to be filed prior to effectiveness of this Registration
                        Statement).*

         3.3            By-Laws.

         3.4            Amended and Restated By-Laws.*

         4.1            Registration Rights Agreement, dated March 25, 1996, between
                        H Power Corp. and Duquesne Enterprises.

         NO.                                    DESCRIPTION
---------------------                           -----------
         4.2            Investor Rights Agreement, entered into as of May 22, 1996, by and between H Power Corp. and Singapore Technologies
                        Automotive Ltd.

         4.3            Investor Rights Agreement, entered into as of May 2, 1997, by and between H Power Corp. and Sofinov Societe Financiere
                        D'Innovation Inc., Societe Innovatech Du Grand Montreal and
                        9042-0175 Quebec Inc.

         4.4 Letter agreement, dated as of May 2, 1997, between certain common stockholders of H Power Corp. and Sofinov Societe
                        Financiere D'Innovation Inc., Societe Innovatech Du Grand
                        Montreal and 9042-0175 Quebec Inc.

         4.5            Stockholders' and Voting Agreement, dated as of April 5,
                        2000, by and among H Power Corp. and certain common stockholders.

         4.6            Specimen Common Stock Certificate.*

         5.1            Opinion of Fulbright & Jaworski L.L.P.*

        10.1            H Power Corp 1989 Stock Option Plan.

        10.2            H Power Corp. 2000 Stock Option Plan.

        10.3 Amended and Restated Officer's Employment Agreement, dated as of October 1, 1999, between H Power Corp. and H. Frank
                        Gibbard.

        10.4            Executive's Employment Agreement, dated as of October 11,
                        1999, between H Power Corp. and Arthur Kaufman.

        10.5            Officer's Employment Agreement, dated as of November 1,
                        1999, between H Power Corp. and Thomas H. Michael.

        10.6            Officer's Employment Agreement, dated as of November 23,
                        1999, between H Power Corp. and William L. Zang.

        10.7 Consulting Agreement made and entered into as of July 28, 1999, between H Power Corp. and Frederick Entman.

        10.8 Consulting Agreement made and entered into as of July 28, 1999, between H Power Corp. and Norman Rothstein.

        10.9 Termination Agreement, dated as of April 5, 2000, by and between H Power Corp. and Norman Rothstein.

        10.10 Termination Agreement, dated as of April 5, 2000, by and between H Power Corp. and Frederick Entman.

        10.11           Consulting Agreement, dated as of March 15, 2000, between H
                        Power Corp. and Millennium Capital Resources, LLC.

        10.12           Letter Agreement, dated March 10, 2000, between H Power
                        Corp. and R. Michael Fromer.

        10.13           Stock Purchase Agreement made and entered into as of August
                        25, 1999, between H Power Corp. and ECO Fuel Cells, LLC.

        10.14 Stock Purchase Agreement made and entered into as of November 29, 1999, between H Power Corp. and Hydro-Quebec
                        CapiTech Inc.

        10.15           Stock Purchase Agreement made and entered into as of
                        November 29, 1999, between H Power Corp. and Sofinov Societe
                        Financiere D'Innovation Inc.

         NO.                                    DESCRIPTION
---------------------                           -----------
        10.16           Letter Agreement, dated May 24, 1999, between H Power Corp.
                        and Sofinov Societe Financiere D'Innovation Inc.

        10.17           Agreement, dated July 28, 1999, between H Power Corp. and
                        Duquesne Enterprises, Inc.

        10.18 Subscription Agreement, made and entered into on May 2, 1997, by and between H Power Corp. and 3362469 Canada Inc.

        10.19           Shareholders Agreement made and entered into on May 2, 1997, by and among H Power Corp., Sofinov Societe Financiere
                        D'Innovation Inc., Societe Innovatech Du Grand Montreal,
                        9042-0175 Quebec Inc. and 3362469 Canada Inc.

        10.20           Stock Exchange Agreement made and entered into on May 2,
                        1997, by and among H Power Corp. and Sofinov Societe
                        Financiere D'Innovation Inc., Societe Innovatech Du Grand
                        Montreal and 9042-0175 Quebec Inc.

        10.21           Amended and Restated Stockholders Agreement made and entered into as of May 2, 1997, by and among H Power Corp., certain common stockholders of H Power Corp., Duquesne Enterprises,
                        Singapore Technologies Automotive Ltd., Sofinov Societe
                        Financiere D'Innovation Inc., Societe Innovatech Du Grand
                        Montreal and 9042-0175 Quebec Inc.

        10.22 Joint Venture Agreement, dated as of December 18, 1998, between H Power Corp. and Arthur D. Little, Inc.

        10.23           Memorandum of Agreement, dated February 9, 2000, between H
                        Power Corp., Societe Innovatech Du Grand Montreal, Sofinov
                        Societe Financiere D'Innovation Inc. and 9042-0175 Quebec
                        Inc.

        10.24           Agreement, dated February 15, 1995, between H Power Corp.
                        and TechMatics Inc.

        10.25           Termination Agreement, dated as of March 29, 2000, between H
                        Power Corp. and NBG Technologies, Inc. (formerly TechMatics
                        Inc.).

        10.26           Letter Agreement, dated March 25, 1996, between H Power
                        Corp. and Duquesne Enterprises.

        10.27           Amended and Restated Fuel Cell Operating Agreement dated
                        March 9, 2000, between H Power Corp., H Power Enterprises of
                        Canada, Inc., and ECO Fuel Cells LLC.+

        10.28           Agreement dated August 20, 1999, between H Power Corp. and H
                        Power Enterprises of Canada Inc.

        10.29           Technology Licensing Agreement made and entered into on May
                        2, 1997, by and between H Power Corp. and 3362469 Canada
                        Inc.

        10.30 First Amendment to Technology Licensing Agreement, entered into as of August 20, 1999, between H Power Corp. and H
                        Power Enterprises of Canada Inc.

        10.31           Development and License Agreement, dated as of August 17,
                        1998, by and between H Power Enterprises of Canada Inc. and
                        Harvest Energy Technology Inc.+

        10.32           Letter Agreement, dated November 18, 1999, between H Power
                        Corp. and AvantCell Technologies Inc.

        10.33           Amending Agreement, dated January 11, 2000 between H Power
                        Corp. and AvantCell Technologies Inc.

        10.34           Form of Employee's Agreement Re: Inventions, Confidential
                        Information and Covenant not to Compete.

         NO.                                    DESCRIPTION
---------------------                           -----------
        10.35           Form of Indemnification Agreement.

        10.36           Lease, dated August 8, 1991, between Montbell Associates,
                        L.L.C. and H Power Corp. ("Lease I").

        10.37           Lease, dated August 8, 1991, between Montbell Associates,
                        L.L.C. and H Power Corp. ("Lease II").

        10.38           Addendum, dated April 4, 1996, to Leases dated August 8,
                        1991, between Montbell Associates, L.L.C. and H Power Corp.

        10.39           Addendum, dated March 29, 1999, to Leases dated August 8,
                        1991, as Modified by Subsequent Addendum dated April 4, 1996 between Montbell Associates, L.L.C. and H Power Corp.

        10.40           Agreement of Lease, dated September 17, 1997, between SITQ
                        Inc. and H Power Enterprises of Canada Inc.

        10.41           Lease, dated December 8, 1999, between Khubani Enterprises,
                        Inc. and H Power Corp.

        10.42           Letter Agreement, dated March 29, 2000, between NBG
                        Technologies, Inc. and H Power Corp.

        21.1            List of subsidiaries of H Power Corp.

        23.1            Consent of Fulbright & Jaworski L.L.P. (included in Exhibit
                        5.1)*

        23.2            Consent of PricewaterhouseCoopers LLP.

        24.1            Power of attorney (on signature page).

        27.1            Financial Data Schedule, fiscal year ended May 31, 1999.

        27.2            Financial Data Schedule, period ended November 30, 1999.

------------------------

*   To be filed by amendment

+ A request for confidential treatment was filed for portions of this document. Confidential portions have been omitted and filed separately with the Commission as required by Rule 406.

    (b) Financial Statement Schedules. The following financial statement schedules are filed herewith:

    All other schedules are omitted because they are not required or are not applicable or the information is included in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 6, 2000.

                                                       H POWER CORP.

                                                       By:             /s/ H. FRANK GIBBARD
                                                            -----------------------------------------
                                                                         H. Frank Gibbard
                                                               CHIEF EXECUTIVE OFFICER AND DIRECTOR

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints H. Frank Gibbard and William L. Zang, or either of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement relating to the offering hereunder pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
                /s/ H. FRANK GIBBARD                   Chief Executive Officer,
     -------------------------------------------         Director (principal executive   April 6, 2000
                  H. Frank Gibbard                       officer)

                 /s/ WILLIAM L. ZANG                   Chief Financial Officer,
     -------------------------------------------         Director (principal financial   April 6, 2000
                   William L. Zang                       and accounting officer)

                  /s/ FONG SAIK HAY                    Director
     -------------------------------------------                                         April 6, 2000
                    Fong Saik Hay

                 /s/ RACHEL K. LOREY                   Director
     -------------------------------------------                                         April 6, 2000
                   Rachel K. Lorey

                 /s/ JOHN MCSWEENEY                    Director
     -------------------------------------------                                         April 6, 2000
                   John McSweeney

                    /s/ IVAN ROCH                      Director
     -------------------------------------------                                         April 6, 2000
                      Ivan Roch

                  /s/ THOMAS RUSSO                     Director
     -------------------------------------------                                         April 6, 2000
                    Thomas Russo

                                 EXHIBIT INDEX

         1.1            Underwriting Agreement.*

         3.1            Amended and Restated Certificate of Incorporation.

         3.2 Amended and Restated Certificate of Incorporation (to be filed prior to effectiveness of this Registration
                        Statement).*

         3.3            By-Laws.

         3.4            Amended and Restated By-Laws.*

         4.1            Registration Rights Agreement, dated March 25, 1996, between
                        H Power Corp. and Duquesne Enterprises.

         4.2            Investor Rights Agreement, entered into as of May 22, 1996, by and between H Power Corp. and Singapore Technologies
                        Automotive Ltd.

         4.3            Investor Rights Agreement, entered into as of May 2, 1997, by and between H Power Corp. and Sofinov Societe Financiere
                        D'Innovation Inc., Societe Innovatech Du Grand Montreal and
                        9042-0175 Quebec Inc.

         4.4 Letter agreement, dated as of May 2, 1997, between certain common stockholders of H Power Corp. and Sofinov Societe
                        Financiere D'Innovation Inc., Societe Innovatech Du Grand
                        Montreal and 9042-0175 Quebec Inc.

         4.5            Stockholders' and Voting Agreement, dated as of April 5,
                        2000, by and among H Power Corp. and certain common stockholders.

         4.6            Specimen Common Stock Certificate.*

         5.1            Opinion of Fulbright & Jaworski L.L.P.*

        10.1            H Power Corp 1989 Stock Option Plan.

        10.2            H Power Corp. 2000 Stock Option Plan.

        10.3 Amended and Restated Officer's Employment Agreement, dated as of October 1, 1999, between H Power Corp. and H. Frank
                        Gibbard.

        10.4            Executive's Employment Agreement, dated as of October 11,
                        1999, between H Power Corp. and Arthur Kaufman.

        10.5            Officer's Employment Agreement, dated as of November 1,
                        1999, between H Power Corp. and Thomas H. Michael.

        10.6            Officer's Employment Agreement, dated as of November 23,
                        1999, between H Power Corp. and William L. Zang.

        10.7 Consulting Agreement made and entered into as of July 28, 1999, between H Power Corp. and Frederick Entman.

        10.8 Consulting Agreement made and entered into as of July 28, 1999, between H Power Corp. and Norman Rothstein.

        10.9 Termination Agreement, dated as of April 5, 2000, by and between H Power Corp. and Norman Rothstein.

        10.10 Termination Agreement, dated as of April 5, 2000, by and between H Power Corp. and Frederick Entman.

        10.11           Consulting Agreement, dated as of March 15, 2000, between H
                        Power Corp. and Millennium Capital Resources, LLC.

        10.12           Letter Agreement, dated March 10, 2000, between H Power
                        Corp. and R. Michael Fromer.

        10.13           Stock Purchase Agreement made and entered into as of August
                        25, 1999, between H Power Corp. and ECO Fuel Cells, LLC.

        10.14 Stock Purchase Agreement made and entered into as of November 29, 1999, between H Power Corp. and Hydro-Quebec
                        CapiTech Inc.

        10.15           Stock Purchase Agreement made and entered into as of
                        November 29, 1999, between H Power Corp. and Sofinov Societe
                        Financiere D'Innovation Inc.

        10.16           Letter Agreement, dated May 24, 1999, between H Power Corp.
                        and Sofinov Societe Financiere D'Innovation Inc.

        10.17           Agreement, dated July 28, 1999, between H Power Corp. and
                        Duquesne Enterprises, Inc.

        10.18 Subscription Agreement, made and entered into on May 2, 1997, by and between H Power Corp. and 3362469 Canada Inc.

        10.19           Shareholders Agreement made and entered into on May 2, 1997, by and among H Power Corp., Sofinov Societe Financiere
                        D'Innovation Inc., Societe Innovatech Du Grand Montreal,
                        9042-0175 Quebec Inc. and 3362469 Canada Inc.

        10.20           Stock Exchange Agreement made and entered into on May 2,
                        1997, by and among H Power Corp. and Sofinov Societe
                        Financiere D'Innovation Inc., Societe Innovatech Du Grand
                        Montreal and 9042-0175 Quebec Inc.

        10.21           Amended and Restated Stockholders Agreement made and entered into as of May 2, 1997, by and among H Power Corp., certain common stockholders of H Power Corp., Duquesne Enterprises,
                        Singapore Technologies Automotive Ltd., Sofinov Societe
                        Financiere D'Innovation Inc., Societe Innovatech Du Grand
                        Montreal and 9042-0175 Quebec Inc.

        10.22 Joint Venture Agreement, dated as of December 18, 1998, between H Power Corp. and Arthur D. Little, Inc.

        10.23           Memorandum of Agreement, dated February 9, 2000, between H
                        Power Corp., Societe Innovatech Du Grand Montreal, Sofinov
                        Societe Financiere D'Innovation Inc. and 9042-0175 Quebec
                        Inc.

        10.24           Agreement, dated February 15, 1995, between H Power Corp.
                        and TechMatics Inc.

        10.25 Termination Agreement, dated as of February 29, 2000, between H Power Corp. and NBG Technologies, Inc. (formerly
                        TechMatics Inc.).

        10.26           Letter Agreement, dated March 25, 1996, between H Power
                        Corp. and Duquesne Enterprises.

        10.27           Amended and Restated Fuel Cell Operating Agreement dated
                        March 9, 2000, between H Power Corp., H Power Enterprises of
                        Canada, Inc., and ECO Fuel Cells LLC.+

        10.28           Agreement dated August 20, 1999, between H Power Corp. and H
                        Power Enterprises of Canada Inc.

        10.29           Technology Licensing Agreement made and entered into on May
                        2, 1997, by and between H Power Corp. and 3362469 Canada
                        Inc.

        10.30 First Amendment to Technology Licensing Agreement, entered into as of August 20, 1999, between H Power Corp. and H
                        Power Enterprises of Canada Inc.

        10.31           Development and License Agreement, dated as of August 17,
                        1998, by and between H Power Enterprises of Canada Inc. and
                        Harvest Energy Technology Inc.+

        10.32           Letter Agreement, dated November 18, 1999, between H Power
                        Corp. and AvantCell Technologies Inc.

        10.33           Amending Agreement, dated January 11, 2000 between H Power
                        Corp. and AvantCell Technologies Inc.

        10.34           Form of Employee's Agreement Re: Inventions, Confidential
                        Information and Covenant not to Compete.

        10.35           Form of Indemnification Agreement.

        10.36           Lease, dated August 8, 1991, between Montbell Associates,
                        L.L.C. and H Power Corp. ("Lease I").

        10.37           Lease, dated August 8, 1991, between Montbell Associates,
                        L.L.C. and H Power Corp. ("Lease II").

        10.38           Addendum, dated April 4, 1996, to Leases dated August 8,
                        1991, between Montbell Associates, L.L.C. and H Power Corp.

        10.39           Addendum, dated March 29, 1999, to Leases dated August 8,
                        1991, as Modified by Subsequent Addendum dated April 4, 1996 between Montbell Associates, L.L.C. and H Power Corp.

        10.40           Agreement of Lease, dated September 17, 1997, between SITQ
                        Inc. and H Power Enterprises of Canada Inc.

        10.41           Lease, dated December 8, 1999, between Khubani Enterprises,
                        Inc. and H Power Corp.

        10.42           Letter Agreement, dated March 29, 2000, between NBG
                        Technologies, Inc. and H Power Corp.

        21.1            List of subsidiaries of H Power Corp.

        23.1            Consent of Fulbright & Jaworkski L.L.P. (included in Exhibit
                        5.1).*

        23.2            Consent of PricewaterhouseCoopers L.L.P.

        24.1            Power of attorney (on signature page).

        27.1            Financial Data Schedule, fiscal year ended May 31, 1999.

        27.2            Financial Data Schedule, period ended November 30, 1999.

------------------------

*   To be filed by amendment.

+ A request for confidential treatment was filed for portions of this document. Confidential portions have been omitted and filed separately with the Commission as required by Rule 406.